UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Under Rule 14a-12

Valero Energy Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2022 Annual Meeting of Stockholders

Due to the continued constraints and risks caused by the COVID-19 pandemic (including variants of the virus) and in order to protect and support the health and well-being of our employees and stockholders, the 2022 annual meeting of stockholders of Valero Energy Corporation is scheduled to be held in a virtual format as follows:

MEETING DATE & TIME:	MEETING SITE:	RECORD DATE:
Thursday, April 28, 2022 11 a.m., Central Time	www.virtualshareholdermeeting.com/VLO2022	March 3, 2022
The purpose of the annual meeting is to consider and vote on the following:
Voting Matters	Board Recommendation	Proxy Statement Disclosure

(1)Elect Directors	FOR each director nominee	p. 25

(2)Ratify KPMG LLP as independent auditor	FOR	p. 88

(3)Advisory vote to approve 2021 executive compensation	FOR	p. 91

(4)Stockholder proposal regarding report on near- and long-term greenhouse gas emissions targets	AGAINST	p. 92

(5)Other matters, if any, properly brought before the meeting

Valero Energy Corporation One Valero Way San Antonio, Texas 78249 March 17, 2022	By order of the Board of Directors, Richard J. Walsh Senior Vice President, General Counsel and Secretary

2022 Annual Meeting of Stockholders - Key Voting and Meeting Information	1	Elements of Executive Compensation	51
Information Regarding the Board of Directors	6	Benchmarking Competitive Pay Levels	52
Independent Directors	6	The Role of Individual Performance and Personal Objectives	52
Committees of the Board	7	Relative Size of Major Compensation Elements	52
Risk Oversight	13	Base Salaries	53
Selection of Director Nominees	15	Annual Incentive Bonus	53
Director Continuing Education	16	Long-Term Incentive Awards	60
New Director Orientation	17	Perquisites and Other Benefits	63
Board Evaluation Process	17	Post-Employment Benefits	64
Leadership Structure of the Board	18	Accounting and Tax Treatment	65
Lead Director and Meetings of Non-Management Directors	18	Compensation-Related Policies	65
CEO Succession Planning	19	Compensation Consultant Disclosures	67
Stockholder Engagement	20	Equity Compensation Plan Information	68
Engagement Process	20	Executive Compensation	69
Valero’s Responsiveness to Engagement	21	Summary Compensation Table	69
ESG and Climate-Related Disclosure and Actions	23	Grants of Plan-Based Awards	72
Proposal No. 1 — Election of Directors	25	Outstanding Equity Awards at December 31, 2021	75
Information Concerning Nominees and Other Directors	25	Option Exercises and Stock Vested	77
Summary of Each Director Nominee’s Skills and Attributes	26	Post-Employment Compensation	78
Nominees	27	Nonqualified Deferred Compensation	80
Identification of Executive Officers	33	Potential Payments Upon Termination or Change of Control	81
Beneficial Ownership of Valero Securities	34	Director Compensation	84
Risk Assessment of Compensation Programs	36	Pay Ratio Disclosure	86
Compensation Discussion and Analysis	37	Certain Relationships and Related Transactions	87
Company Overview	38	Proposal No. 2 — Ratify Appointment of KPMG LLP as Independent Auditor	88
Executive Compensation in Summary	38	KPMG LLP Fees	89
Executive Compensation Design Elements	39	Report of the Audit Committee for Fiscal Year 2021	90
Pay and Performance Outcomes for 2021	40	Proposal No. 3 — Advisory Vote to Approve Compensation of Named Executive Officers	91
ESG and Executive Compensation	42	Proposal No. 4 — Stockholder Proposal—Report on Near- and Long-Term Greenhouse Gas Emissions Targets	92
Alignment of Executive Pay to Company Performance	43	Miscellaneous	95
Elements of Executive Compensation-Summary	43	Governance Documents and Codes of Ethics	95
Pay for Performance Alignment Relative to Peers	46	Stockholder Communications, Nominations and Proposals	95
Adoption of Compensation Governance Best Practices	47	Other Business	96
Dialogue with Stockholders	48	Financial Statements	96
Administration of Executive Compensation Programs	48	Householding	96
Peer Group and Benchmarking Data	48	Transfer Agent	97
Process and Timing of Compensation Decisions	50

2022 ANNUAL MEETING OF STOCKHOLDERS - KEY VOTING AND MEETING INFORMATION

GENERAL INFORMATION
Our Board is soliciting proxies to be voted at our annual meeting of stockholders on April 28, 2022 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned.
Unless otherwise indicated, the terms “Valero,” “we,” “our,” and “us” in this proxy statement may refer to Valero Energy Corporation, to one or more of our consolidated subsidiaries, or to all of them taken as a whole. “Board” means our board of directors.
Holders of record of our common stock, $0.01 par value (“Common Stock”), at the close of business on March 3, 2022 (the “record date”) are entitled to vote on the matters presented at the Annual Meeting. Our proxy materials are first being sent or made available on or about March 17, 2022, to stockholders entitled to vote at the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
We are furnishing our proxy materials to our stockholders primarily through notice-and-access delivery pursuant to Securities and Exchange Commission (“SEC”) rules. As a result, on March 17, 2022, we began mailing our Notice of Internet Availability of Proxy Materials (the “Notice”) to many holders of shares of our Common Stock as of the record date, rather than a full paper set of our proxy materials. Using the notice-and-access method helps us to expedite stockholder access to our proxy materials, reduces the costs of printing and mailing a full paper set of our proxy materials to all stockholders, and helps contribute to sustainable practices.
The Notice provides instructions on how stockholders can access our proxy materials over the Internet and sets forth instructions on how shares can be voted. As more fully described in the Notice, stockholders may choose to access our proxy materials at www.proxyvote.com, or may request a paper set of our proxy materials. In addition, the Notice and the website referenced therein provide information regarding how stockholders may request to receive our proxy materials in paper form by mail or by electronic delivery on an ongoing basis. Your choice for ongoing delivery will remain in effect unless you change it. Stockholders who previously affirmatively requested ongoing electronic delivery will receive instructions via email regarding how to access these materials electronically. Stockholders who previously affirmatively requested ongoing delivery of a paper set of our proxy materials will receive a full paper set by mail. Unless you have affirmatively requested ongoing electronic delivery, you should monitor your mail for delivery of a Notice or full paper set of proxy materials. If you receive a full paper set by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting. You may receive more than one Notice, proxy card, voting instruction form, email with instructions, and/or control number. See the disclosures under the caption “Shares Registered Differently and Held in More Than One Account” below for more information.
A single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents may be sent to two or more stockholders sharing the same address. See the disclosures under the caption “Householding” for more information.

PROXIES AND PROXY STATEMENT
What is a proxy? A proxy is your legal designation of one or more persons to vote the shares you own. The persons you designate are each called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By submitting your proxy (by voting electronically on the Internet, by telephone, or by signing and returning a proxy card or voting instruction form), you authorize the designated persons to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Such designees may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.
What is a proxy statement? A proxy statement is a document that contains specified information that SEC rules require us to provide when we ask you to submit a proxy.

RECORD DATE, SHARES OUTSTANDING, AND QUORUM
Holders of record of shares of our Common Stock at the close of business on the record date (March 3, 2022) are entitled to vote on the matters presented at the Annual Meeting. On the record date, 409,416,722 shares of Common Stock were issued and outstanding, and entitled to one vote per share. Stockholders representing a majority of voting power, present in person or represented by properly executed proxy, will constitute a quorum.

2022 PROXY STATEMENT	1

2022 ANNUAL MEETING OF STOCKHOLDERS

VIRTUAL MEETING FORMAT
Due to the continued constraints and risks caused by the COVID-19 pandemic (including variants of the virus) and in order to protect and support the health and well-being of our employees and stockholders, this year’s Annual Meeting will be held exclusively online, with no option to attend in person.
meeting site: www.virtualshareholdermeeting.com/VLO2022
If you plan to attend the virtual Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/VLO2022 and use the 16-digit control number provided in the Notice, proxy card, voting instruction form, or email with instructions in order to log into the meeting. Depending on the number of accounts through which you hold your shares, and how such shares are held, it is possible that you may receive multiple Notices, sets of proxy materials, emails with instructions, and/or control numbers. See the disclosures under the caption “Shares Registered Differently and Held in More Than One Account” below for more information.
Your vote is important! We encourage you to log into the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting’s 11 a.m. (Central Time) start time. If you experience technical difficulties, you may contact the technical support telephone number posted on the meeting website.
Additional information regarding the rules and procedures for participating in and voting at the virtual Annual Meeting will be provided in the meeting rules of conduct, which stockholders can view during the meeting on the meeting website. At this time, we do not expect for this to be a permanent shift from in-person meetings.

ASKING QUESTIONS AND PARTICIPATING IN THE VIRTUAL ANNUAL MEETING
Stockholders who provide a valid 16-digit control number will be able to participate in the virtual Annual Meeting by asking questions and voting their shares as outlined below. We intend to offer the same participation opportunities to stockholders as would be provided at an in-person meeting.
Questions may be submitted during the meeting by logging into the virtual Annual Meeting website using a valid 16-digit control number, and following the instructions on the website.
Only stockholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting as time allows. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional discussion topics. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we intend to post the question and our response on our Investor Relations website. Questions will be addressed in accordance with the meeting’s rules of conduct posted on the meeting’s website.

STOCKHOLDERS OF RECORD VS. BENEFICIAL OWNERS OF SHARES HELD IN “STREET NAME”
Stockholders of Record. You are the stockholder of record for any shares of Common Stock that you own directly in your name in an account with Valero’s stock transfer agent, Computershare Investor Services, LLC (“Computershare”). See the disclosures under the caption “Transfer Agent” for more information on Computershare.
Beneficial Owners. You are a beneficial owner of shares held in “street name” if your shares of Common Stock are held in an account with a broker, bank, or other holder of record as custodian on your behalf. The broker, bank, or other holder of record is considered the stockholder of record of these shares. As the beneficial owner, you have the right to instruct the broker, bank, or other holder of record how to vote your shares. If your shares of Common Stock are held by a broker, bank, or other holder of record, the Notice, proxy materials, or email with instructions are being forwarded to you by or on behalf of the broker, bank, or other holder of record, which is required to vote such shares in accordance with your instructions.

COMMON STOCK HELD BY CERTAIN VALERO BENEFIT PLANS
Plan Participants’ Voting Rights. If you are a participant in (i) the Valero Energy Corporation Thrift Plan (the “Thrift Plan”), (ii) the Premcor Retirement Savings Plan (the “Premcor Plan”), or (iii) the Valero Energy Corporation U.K. Share Incentive Plan, the Valero Energy Canadian DPDP-RRSP, the Valero Energy Canadian NREG, the Valero Energy Corporation Equity Services Share Incentive Plan, or the Valero Ireland Share Participation (the “Other Plans” and, collectively with the Thrift Plan and the Premcor Plan, the “Plans”), you are the beneficial owner of the shares of Common Stock that are allocated to your account in such Plans, and you have the right to instruct the voting of any such shares as of the record date. If you own shares of Valero Common Stock through a Plan, the Notice, proxy materials, or email with instructions are being forwarded to you by or on behalf of the trustee or fiduciary for such Plan, which is required to vote your shares of Common Stock in accordance with your instructions.

2	2022 PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

Uninstructed Thrift Plan Shares. If you do not timely or properly vote the shares of Common Stock allocated to your Thrift Plan account as of the record date, the Valero Energy Corporation Benefit Plans Administrative Committee will instruct the trustee of the Thrift Plan with respect to the voting of such uninstructed shares in accordance with its established procedures, unless otherwise required by law.
Uninstructed Premcor Plan and Other Plan Shares. If you do not timely or properly vote the shares of Common Stock allocated to your account in the Premcor Plan or any Other Plan as of the record date, those shares may be voted in accordance with the provisions and laws governing the applicable Plan.
Voting Deadline and Shares Represented. Shares held through a Plan should be voted by 11:59 p.m. Eastern Time on April 25, 2022, in order to be timely processed and counted. For participants in a Plan, the proxy card and control number with respect to such shares will represent (in addition to any shares held individually of record by the participant) the shares allocated to the participant’s account in any Plan as of the record date. For shares held through a Plan, the proxy card or proxy votes submitted by Internet or telephone using the control number with respect to such shares will, if timely submitted, constitute an instruction to the trustee or applicable fiduciary for such Plan on how to vote those shares, and will also vote by proxy any shares of Valero Common Stock registered in your name with Computershare.

SHARES REGISTERED DIFFERENTLY AND HELD IN MORE THAN ONE ACCOUNT
If you receive more than one Notice, proxy card, voting instruction form, or email with instructions, that means your shares of Valero Common Stock are registered differently, and are held in more than one account. For example, you may own some shares of Valero Common Stock directly in your name in an account with Computershare, as in the case of unvested restricted shares of Valero Common Stock. However, you may also be the beneficial owner of shares of Valero Common Stock held in street name, such as shares held in a brokerage account. Additionally, the shares of Valero Common Stock that you beneficially own may be held in multiple accounts that are in turn held with one, or potentially multiple, brokers, banks, or other holders of record.
Depending on the number of accounts through which you hold your shares, and how such shares are held, it is possible that you may receive multiple Notices, sets of proxy materials, emails with instructions, and/or control numbers. To ensure that all of your shares of Common Stock are voted, please vote at least once for each control number you receive. You can vote electronically by visiting www.proxyvote.com and following the instructions on that website, or through the other methods listed below under “Voting By Proxy.”

DIFFICULTY LOCATING OR OBTAINING ONE OR MORE CONTROL NUMBERS
The control number for each applicable account through which you hold shares of Valero Common Stock is 16 digits, in the xxxx xxxx xxxx xxxx format, and can be found on the respective Notice, proxy card, voting instruction form, or email with instructions with respect to such account and shares. As discussed above under the caption “Shares Registered Differently and Held in More Than One Account,” you may have more than one control number depending on the number of accounts through which you hold your shares, and how such shares are held.
Stockholders of Record and Plan Participants. Beginning approximately four weeks prior to the Annual Meeting, and through the close of the Annual Meeting, if you need assistance in locating a 16-digit control number for shares for which you are a stockholder of record, or for shares held through a Plan, please call Broadridge Financial Solutions, Inc. at 844-983-0876 (U.S. toll-free) or 303-562-9303 (international toll-free) for assistance.
Beneficial Owners. If you are a beneficial owner of shares held in street name, other than those beneficially owned through a Plan, you will need to contact the stockholder of record (e.g., your broker, bank, or other holder of record) for assistance with your 16-digit control number for any shares you hold in street name.
For more information on stockholders of record vs. beneficial owners, see the disclosures above under the caption “Stockholders of Record vs. Beneficial Owners of Shares Held in ‘Street Name’.”

VOTING BY PROXY
We encourage you to vote your proxy early by Internet, telephone, or mail prior to the virtual Annual Meeting, even if you plan to attend the virtual Annual Meeting, in order to ensure that all of your shares are properly and timely voted.
To vote your shares, please follow the instructions in the Notice, proxy card, voting instruction form, or email with instructions. If you are a beneficial owner or a participant in any Plan, please carefully read the materials forwarded to you by or on behalf of the applicable Plan trustee or fiduciary (in the case of Plan participants), or your broker, bank, or other holder of record (in the case of other beneficial owners).

2022 PROXY STATEMENT	3

2022 ANNUAL MEETING OF STOCKHOLDERS

Stockholders can vote by proxy in three ways:
•By Internet – You can vote via the Internet by following the instructions in the Notice, proxy card, voting instruction form, or email with instructions, or by visiting www.proxyvote.com and following the instructions on that website.
•By Telephone – You can vote by telephone by following the instructions in the Notice, proxy card, voting instruction form, or email with instructions, or by calling (800) 690-6903 (toll free) and following the instructions.
•By Mail – You can vote by mail by requesting (which includes any previous ongoing election to receive paper proxy materials) a full set of proxy materials be sent to your home address. Upon receipt of the materials, you may complete the enclosed proxy card or voting instruction form and return it per the instructions on the proxy card or voting instruction form.
If you vote by proxy, your shares will be voted at the Annual Meeting as you direct. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends. See the disclosures under the captions “Common Stock Held by Certain Valero Benefit Plans” and “Broker Non-Votes” for information on how uninstructed beneficially owned shares may be voted.
If you are a participant in any Plan, your proxy votes must be received by no later than 11:59 p.m. Eastern Time on April 25, 2022, in order to be timely processed and counted with respect to your Plan shares. If you are a stockholder of record, the control number you receive for your shares of Valero Common Stock held through any Plan will also represent the shares of Valero Common Stock registered in your name with Computershare as of the record date. While you may vote such registered shares up until 11:59 p.m. Eastern Time on April 27, 2022, or by attending and voting at the virtual Annual Meeting, any votes received after 11:59 p.m. Eastern Time on April 25, 2022, will not be timely with respect to shares held through any Plan, and may only apply to the shares of Valero Common Stock registered in your name with Computershare.

CHANGING AND REVOKING PROXIES
Stockholders of record may change or revoke their proxy at any time before the virtual Annual Meeting by Internet, phone, or mail if received prior to 11:59 p.m. Eastern Time on April 27, 2022, or by attending the virtual Annual Meeting and following the voting instructions provided on the meeting website.
If, however, you are the beneficial owner of shares held in street name, you must follow the instructions provided by or on behalf of your broker, bank, or other holder of record for changing or revoking your proxy. If your shares are held in any Plan, please refer to the voting instructions and relevant details in the materials provided to you by or on behalf of such Plan. As discussed further under the caption “Voting by Proxy,” if you are a stockholder of record, the proxy card and control number you receive for your shares of Common Stock held through any Plan will also represent the shares registered in your name with Computershare.

VOTING DURING THE ANNUAL MEETING
You must have the control number associated with each applicable account through which you hold shares of Valero Common Stock in order to vote the shares associated with such account. Depending on the number of accounts through which you hold your shares, and how such shares are held, it is possible that you may receive multiple Notices, sets of proxy materials, emails with instructions, and/or control numbers. See the disclosures under the caption “Shares Registered Differently and Held in More Than One Account” above for more information. Control numbers change each year and are not reusable. The control number for each applicable account through which you hold shares of Valero Common Stock is 16 digits, in the xxxx xxxx xxxx xxxx format, and can be found on the respective Notice, proxy card, voting instruction form, or email with instructions with respect to such account and shares. As discussed above, if you are a stockholder of record, the control number you receive for your shares held through any Plan will also represent the shares registered in your name with Computershare.
Stockholders of record and beneficial owners of shares held in street name (other than Plan participants with respect to shares held through any Plan) may vote shares held in a particular account during the virtual Annual Meeting by logging into the meeting website using the 16-digit control number associated with such shares and following the instructions provided on the website. If you are a beneficial owner or a participant in any Plan, please carefully read the materials forwarded to you by or on behalf of the applicable Plan trustee or fiduciary (in the case of Plan participants), or your broker, bank, or other holder of record (in the case of other beneficial owners). In order to vote all of your shares, you may need to log into the meeting website multiple times to vote the shares associated with each control number you receive. Participants in any Plan will not be able to vote the shares of Valero Common Stock held through such Plans at the Annual Meeting. However, stockholders of record will still be able to vote the shares registered in their name with Computershare at the Annual Meeting, even if the deadline for voting shares held through a Plan has passed. See the disclosures under the caption “Difficulty Locating or Obtaining One or More Control Numbers” above for more information.

4	2022 PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

REQUIRED VOTES
For Proposal No. 1, as required by Valero’s bylaws, each director is to be elected by a majority of votes cast with respect to that director’s election. Any director nominee who does not receive a majority of the votes cast is required to submit an irrevocable resignation to the Board, and the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation or take other action. The Board will, within 90 days following certification of the election results, publicly disclose its decision regarding any such resignation and the rationale behind the decision.
Proposals Nos. 2, 3, and 4 require approval by the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

EFFECT OF ABSTENTIONS
Shares voted to abstain are treated as “present” for purposes of determining a quorum. In the election of directors (Proposal No. 1), pursuant to our bylaws, shares voted to abstain are not deemed “votes cast,” and are accordingly disregarded. When approval for a proposal requires (i) the affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote (Proposals Nos. 2, 3, and 4), or (ii) the affirmative vote of a majority of the voting power of the issued and outstanding Common Stock, then shares voted to “abstain” have the effect of a negative vote (a vote “against”).

BROKER NON-VOTES
Brokers holding shares must vote according to the specific instructions they receive from the beneficial owners of the stock. If your broker does not receive specific voting instructions from you, in certain cases the broker may vote the shares in the broker’s discretion.
The New York Stock Exchange (the “NYSE”) does not allow brokers to vote on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote (i) is treated as “present” for purposes of determining a quorum, (ii) has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and (iii) has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.
Proposal No. 2 is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur for Proposal No. 2. Proposals Nos. 1, 3, and 4 are considered non-routine matters under NYSE rules. Because a broker or other nominee cannot vote without instructions on non-routine matters, we expect an undetermined number of broker non-votes to occur on these proposals.

SOLICITATION OF PROXIES
Valero pays the cost for soliciting proxies and conducting the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, email, electronically, and similar means by directors, officers, or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks, other holders of record, nominees, custodians, and fiduciaries, forward our proxy materials to beneficial owners, and will reimburse such brokers, banks, other holders of record, nominees, custodians, and fiduciaries for certain expenses incurred by them for such activities. Valero has also retained Georgeson LLC (“Georgeson”), a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $23,000, plus reimbursement of certain out-of-pocket expenses and variable amounts for any additional proxy solicitation services.

2022 PROXY STATEMENT	5

INFORMATION REGARDING THE BOARD OF DIRECTORS

Valero’s business is managed under the oversight of our Board. Our Board conducts its business through meetings of its members and its committees. During 2021, our Board held seven meetings and the standing Board committees held a total of 16 meetings.
During 2021, none of our Board members attended less than 75 percent of the meetings of the Board and committees of which he or she was then serving as a member. All Board members are expected to attend the Annual Meeting, and all of our Board members then serving as a director attended the 2021 annual meeting.

Independent Directors
Independent Directors. Our Corporate Governance Guidelines require a majority of the Board to be independent. The Board presently has 11 non-management directors and one member from management, Joseph W. Gorder (our Chief Executive Officer (“CEO”)). As a member of management, Mr. Gorder is not an independent director under NYSE listing standards.
The Board determined that all of our non-management directors who served on the Board at any time in 2021, and all who currently serve on the Board, satisfy the Board’s independence requirements. Those independent directors are:

Fred M. Diaz	Eric D. Mullins	Stephen M. Waters*
H. Paulett Eberhart	Donald L. Nickles	Randall J. Weisenburger
Kimberly S. Greene	Philip J. Pfeiffer	Rayford Wilkins, Jr.
Deborah P. Majoras	Robert A. Profusek
* Mr. Waters will retire from the Board at the Annual Meeting.
Independent Committees. The Board’s Audit Committee, Human Resources and Compensation Committee, Nominating and Corporate Governance Committee, and Sustainability and Public Policy Committee are each composed entirely of directors who satisfy the independence requirements of the NYSE. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members required by the SEC.
Independence Standards and Determination. The Board determines independence on the basis of the standards specified by the NYSE, the standards listed in our Corporate Governance Guidelines, and other facts and circumstances the Board may consider relevant. Under the NYSE’s listing standards, a director is not deemed independent unless the Board affirmatively determines that the director has no material relationship with Valero. While the Board considers all relevant facts and circumstances in making its independence determinations with respect to each director, our Corporate Governance Guidelines set forth certain categorical standards or guidelines to assist the Board in making such determinations. A director’s relationship with Valero falls within the guidelines adopted by the Board if it (as applicable):
•is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;
•consists of charitable contributions by Valero to an organization in which a director is an executive officer that do not exceed the greater of $1 million or two percent of the organization’s gross revenue in any of the last three years;
•consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of Valero and made on terms applicable to employees and directors generally, or is in amounts that do not exceed $1 million per year; and
•is not a relationship required to be disclosed by Valero under Item 404 of Regulation S-K (regarding related-person transactions).
The Board has reviewed pertinent information concerning the background, employment, and affiliations (including any commercial, banking, consulting, legal, accounting, charitable, and familial relationships) of our directors, including the fact that some of our directors are directors or otherwise affiliated with other companies with which we conduct business. Following its review, the Board determined that each of our non-management directors and each member of the Audit, Human Resources and Compensation, Nominating and Corporate Governance, and Sustainability and Public Policy Committees has no material relationship with Valero, and is therefore independent.

6	2022 PROXY STATEMENT

INFORMATION REGARDING THE BOARD OF DIRECTORS

Committees of the Board

Our Board has four committees: (1) Audit Committee, (2) Human Resources and Compensation Committee, (3) Nominating and Corporate Governance Committee, and (4) Sustainability and Public Policy Committee.	The committees’ charters are available on our website at: www.valero.com ▶ Investors ▶ ESG ▶ Governance Documents ▶ Charters

Committee Structure/Composition Highlights

Independence. We have four fully independent committees.
Diversity. 75% of our committee chairs, and at least one member of each committee, represent diversity of either gender or race/ethnicity.
Focus on ESG and Sustainability. To help meet the growing importance and attention required by environmental, social, and governance (“ESG”) and sustainability matters, the Board recently formed a Sustainability and Public Policy Committee, which is in addition to the committees required by the NYSE. See the disclosures under “Newly Formed Committee” and “Sustainability and Public Policy Committee” below for further details on the recent formation of this committee and its duties.

NEWLY FORMED COMMITTEE
Following the results of our annual Board and committee evaluation process, in January of 2022, our Board determined that it was advisable to form a five-member ad hoc evaluation committee (the “Ad Hoc Evaluation Committee”) to evaluate and determine whether to enhance and/or reallocate the Board’s committee and oversight structure in light of the growing importance and attention required by ESG and sustainability matters. Given the broad and overlapping applicability and complexity of ESG and sustainability matters, and the increased significance of such matters, the Board determined that it was advisable to have input from each of its then existing committees, as well as the senior leadership of the Board. Consequently, the Board determined that the Ad Hoc Evaluation Committee should be comprised of the chairs of each of the three Board committees existing at that time, our Chairman of the Board and CEO, and our Lead Director.
The Ad Hoc Evaluation Committee held three meetings in 2022, and after diligent evaluation and robust discussion, the Ad Hoc Evaluation Committee (and, subsequently, the full Board) determined that in order to further enhance the Board’s oversight structure and efforts with respect to ESG, sustainability, and other relevant oversight matters, it was advisable to establish a new standing committee of the Board, the Sustainability and Public Policy Committee. Given the growing importance and attention required by ESG and sustainability matters, the Ad Hoc Evaluation Committee (and, subsequently, the full Board) determined that reallocating certain duties to a new committee would enable each of the Board’s committees to direct a level of attention and oversight commensurate with their respective areas of responsibility and help better meet the growing challenges and opportunities posed by ESG and sustainability matters. Thereafter, the Ad Hoc Evaluation Committee was dissolved and no longer exists. See the disclosures under the caption “Sustainability and Public Policy Committee” below for more information.

AUDIT COMMITTEE
Duties and Responsibilities.
The Audit Committee assists the Board in oversight of the integrity of Valero’s financial statements and public financial information, Valero’s compliance with legal and regulatory requirements, with a focus on those with the potential to impact Valero’s financial statements or accounting policies, the qualifications and independence of Valero’s independent auditor, and the performance of Valero’s internal audit function and independent auditor. One of the committee’s responsibilities is also to discuss with management Valero’s policies and guidelines concerning financial risk exposures and the steps management has taken to monitor and control such exposures, including Valero’s financial risk assessment and management policies.
The Audit Committee is directly responsible for the appointment, compensation determination, retention, and oversight of the independent auditor retained to audit Valero’s financial statements. The committee is responsible for the audit fee negotiations and fee approval associated with Valero’s retention of its independent auditing firm. The Audit Committee annually reviews and evaluates

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the qualifications, performance, and independence of Valero’s independent auditor, and reviews and evaluates the auditor’s lead engagement partner. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the committee is involved in the selection of the audit firm’s new lead engagement partner.
Additional duties and responsibilities of the committee include assisting the Board in oversight of the following:
•Valero’s initiatives and strategies respecting cybersecurity and information technology (“IT”) risks;
•Valero’s global compliance program, including approval of Valero’s annual compliance plan and monitoring of the implementation and effectiveness of Valero’s compliance and ethics program in detecting and preventing violations of Valero’s Code of Business Conduct and Ethics; and
•management’s annual assessment of, and report on, Valero’s internal control over financial reporting.
The committee has also established procedures for the receipt, retention, and treatment of claims received by Valero regarding accounting, auditing, and other potential violations of the Code of Business Conduct and Ethics, including a method for anonymous submission of claims.

Recent Cybersecurity and Related IT Highlights

Cybersecurity and IT Reports. At least once annually, our Senior Vice President and Chief Technology Officer and the head of our Internal Audit team provide a report to the Audit Committee on Valero’s information security operations, structure and framework, various cyber and IT security metrics, Valero’s cybersecurity management program, improvement efforts, future projects, and Valero’s governance and assessments related to cyber and IT security.
Charter Amendment. In early 2022, the Audit Committee amended its charter to formalize its oversight responsibilities with respect to Valero’s initiatives and strategies respecting cybersecurity and IT risks.
Incident Evaluation and Updates. In 2021, senior management at Valero delivered prompt and transparent update reports to the Audit Committee on matters such as (i) Valero’s internal investigation efforts following certain widely publicized cybersecurity incidents, and the conclusion that such events had no significant impact (none in the case of SolarWinds) to Valero’s IT systems and assets, and (ii) the implications of regulatory developments, such as the U.S. Transportation Security Administration’s new cybersecurity defense requirements.
Chief Technology Officer is Named Executive Officer. As discussed further below, our Senior Vice President and Chief Technology Officer is one of our named executive officers for 2021, demonstrating the importance that Valero places on cyber and IT security.

Recent Compliance Highlights

The Audit Committee has helped oversee Valero’s recent efforts in successfully expanding and enhancing the company’s commitment to compliance. Highlights of the recent actions the committee has taken or helped oversee include the following:
New or Updated Corporate Policies. Valero has recently adopted several new or updated corporate policies including:
•an updated Code of Business Conduct and Ethics;
•an updated Anti-Bribery and Anti-Corruption Policy; and
•a new Conduct Guidelines for Business Partners.
Enhanced Training and Communications. Valero’s compliance training, communications, and visibility initiatives have recently been enhanced through efforts such as:
•mandatory training for existing and new employees on our Code of Business Conduct and Ethics;
•a new compliance communications program, with numerous employee resources and a central repository of corporate policies; and
•a rebranded and updated ethics helpline and an interactive website for online reporting.
Increased Communication with Management. In 2021, each regularly scheduled Audit Committee meeting included a compliance update report by our Chief Compliance Officer.

Meetings and Current Members.
The Audit Committee met six times in 2021. The committee is chaired by Randall J. Weisenburger. In February of 2022, Mr. Mullins was appointed to the Audit Committee and he no longer serves on the Nominating and Corporate Governance Committee. Mr. Waters will retire from the Board at the Annual Meeting and therefore is not a nominee for election to the Board at the Annual Meeting. We make additional disclosures about the Audit Committee under the caption “Risk Oversight” and in connection with “Proposal No. 2—Ratify Appointment of KPMG LLP as Independent Auditor.”

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Current members of the committee are:	Notes:

•Randall J. Weisenburger (Chair), •H. Paulett Eberhart, •Eric D. Mullins*, and •Stephen M. Waters*.
Audit Committee Financial Experts. The Board has determined that each of the following directors is an “audit committee financial expert” (as defined by the SEC) and that each is “independent” under applicable regulations/standards: (1) Mr. Weisenburger, (2) Ms. Eberhart, (3) Mr. Mullins*, and (4) Mr. Waters*. For more information regarding the skills, experience, and diversity of the director nominees for the Annual Meeting, see “Proposal No. 1—Election of Directors—Summary of Each Director Nominee’s Skills and Attributes” and “—Nominees.”

* In February of 2022, Mr. Mullins was appointed to the Audit Committee and he no longer serves on the Nominating and Corporate Governance Committee. Mr. Waters will retire from the Board at the Annual Meeting and is thus not a nominee.

HUMAN RESOURCES AND COMPENSATION COMMITTEE
Duties and Responsibilities.
The Human Resources and Compensation Committee reviews and reports to the Board on matters related to Valero’s compensation programs, policies, and strategies. The committee has direct responsibility to approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent directors, determine and approve the CEO’s overall compensation. The committee also reviews and approves the corporate goals and objectives relevant to the compensation of other senior executives of Valero. Additionally, the committee reviews and approves any employment and severance agreements, change-of-control agreements, and provisions affecting compensation and benefits for our CEO and other senior executives.
The Human Resources and Compensation Committee conducts periodic reviews of director compensation and makes recommendations to the full Board regarding the independent directors’ compensation. The Human Resources and Compensation Committee reviews Valero’s employee compensation policies and programs, adopts and reviews Valero’s equity compensation plans, oversees the administration of Valero’s compensation plans, and approves amendments to and interpretations of Valero’s compensation plans, as necessary. As disclosed further below under the caption “CEO Succession Planning,” the committee also reviews and makes regular reports to the Board regarding management succession planning for Valero’s CEO and other senior executives. The committee is responsible for assessing compliance with the stock ownership and retention guidelines set forth in Valero’s Corporate Governance Guidelines, which are discussed further below under the caption “Stock Ownership Guidelines.” The committee also assists the Board with oversight over Valero’s initiatives and strategies in the areas of (i) diversity, equality, and inclusion (“DEI”), (ii) human capital management, and (iii) leadership development.
The committee’s duties are further described in “Compensation Discussion and Analysis” below and in the committee’s charter.

Recent Charter Amendment for DEI/Human Capital Management

Committee Name and Duties. Given the growing importance and impact of DEI and human capital management related matters, in early 2022 the committee (i) formally changed its name to include “Human Resources” in order to more accurately reflect what the committee believes has become a fundamental aspect of its duties and responsibilities and (ii) amended its charter to specifically encompass oversight responsibilities with respect to DEI, human capital management, and leadership development.

Recent ESG-Linked Pay Highlights

Energy Transition Modifier to Performance Shares. In 2021, our Human Resources and Compensation Committee strengthened the ties between executive compensation and ESG priorities through the addition of an energy transition modifier to our long-term incentive program, tying executive compensation with our publicly disclosed greenhouse gas (“GHG”) emissions reduction/offset target for 2025 and the deployment of capital to low-carbon projects and initiatives.
ESG Component of Annual Bonus. Valero has historically included health, safety, and environmental (“HSE”) performance measures as part of the metrics of its annual bonus program. In 2020, the Human Resources and Compensation Committee approved a modification to our annual bonus program to also include ESG efforts and improvements, which contains multiple objectives, including objectives with respect to DEI.
See the disclosures under the caption “Compensation Discussion and Analysis” for more information.

Meetings and Current Members.
The Human Resources and Compensation Committee met five times in 2021. The committee is chaired by Rayford Wilkins, Jr. As permitted by our bylaws, the Human Resources and Compensation Committee has, for administrative convenience, delegated authority to our CEO to make non-material amendments to Valero’s benefit plans and to make limited grants of equity awards to key employees who are not executive officers.

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Current members of the committee are:	Notes:

•Rayford Wilkins, Jr. (Chair), •Philip J. Pfeiffer, and •Robert A. Profusek.	The Human Resources and Compensation Committee Report for fiscal year 2021 appears in this proxy statement immediately following “Compensation Discussion and Analysis.” For more information regarding the committee members’ skills, experience, and diversity, see “Proposal No. 1—Election of Directors—Summary of Each Director Nominee’s Skills and Attributes” and “—Nominees.”
Compensation Committee Interlocks and Insider Participation. There are no compensation committee interlocks. None of the members of the Human Resources and Compensation Committee has served as an officer or employee of Valero or had any relationship requiring disclosure by Valero under Item 404 of the SEC’s Regulation S-K, which concerns related-person transactions.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Recent Changes to Committee’s Name, Duties, and Membership.
Prior to the establishment of the Sustainability and Public Policy Committee in February of 2022, the Nominating and Corporate Governance Committee was named the “Nominating/Governance and Public Policy Committee.” In connection with the establishment of the Sustainability and Public Policy Committee in February of 2022, the duty and responsibility to assist the Board with oversight of the following matters was reallocated from the Nominating/Governance and Public Policy Committee to the Sustainability and Public Policy Committee:
•corporate responsibility and reputation management;
•HSE matters;
•sustainability and climate-related risks and opportunities;
•social, community, and public policy strategies and initiatives; and
•political issues, including political contributions and lobbying activities.
Committee Overview and Meetings.
The Nominating and Corporate Governance Committee is currently composed of four independent directors with a diverse mix of backgrounds, knowledge, and skills. For a description of the members’ particular skills and experience in the areas of the committee’s respective duties and responsibilities, as well as other skills, experience, and diversity attributes, see “Proposal No. 1—Election of Directors—Summary of Each Director Nominee’s Skills and Attributes” and “—Nominees.”
During all of 2021, and in 2022 through the establishment of the Sustainability and Public Policy Committee, the committee was chaired by Deborah P. Majoras. Ms. Majoras was selected by the Ad Hoc Evaluation Committee (and, subsequently, the full Board) to serve as the chair of the newly established Sustainability and Public Policy Committee. To enable Ms. Majoras to devote sufficient time and attention to her new role as chair of the Sustainability and Public Policy Committee, the Ad Hoc Evaluation Committee (and, subsequently, the full Board) determined that it was advisable to name Kimberly S. Greene as chair of the Nominating and Corporate Governance Committee given her relevant knowledge and experience, and Ms. Greene has served in this role since February of 2022. The Ad Hoc Evaluation Committee (and, subsequently, the full Board) also determined that it was advisable for Ms. Majoras to remain as a member of the Nominating and Corporate Governance Committee given her deep knowledge and experience with respect to governance matters, and in order to help facilitate an efficient and orderly transition of the committee chair role to Ms. Greene.
Mr. Mullins served as a member of the committee during all of 2021, and in 2022 until his appointment to the Audit Committee. Mr. Diaz was elected to the Board and the committee on September 16, 2021. The committee met five times in 2021.
Current Duties and Responsibilities.
The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to corporate governance. The committee’s specific purposes and duties include:
•identifying individuals qualified to become Board members, consistent with criteria approved by the Board;
•recommending to the Board director nominees to stand for election at the annual meetings of stockholders;
•developing and recommending a set of corporate governance principles applicable to Valero;
•overseeing the Board’s and the committees’ annual self-evaluation of performance;
•developing and maintaining Valero’s new director orientation and director continuing education programs; and
•reviewing and approving any related-person transactions.

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Recent Governance Highlights

Diverse Director Nominees. The committee amended its charter in 2021 to add a “Rooney Rule” that requires that the initial list of candidates from which director nominees are chosen must include, but need not be limited to, qualified diverse candidates. 60% of our independent director nominees represent diversity of either gender or race/ethnicity, with three female directors, two African American male directors, and one Hispanic male director.
Diverse External Executive Officer Candidates. In 2022, the committee (and, subsequently, the full Board) approved a policy, included in Valero’s Corporate Governance Guidelines, which provides that when executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Valero are recruited from outside the company, the initial list of candidates will include qualified gender and racially diverse candidates among the candidates presented.
Political Contributions and Lobbying. At several meetings in 2021, the committee reviewed and discussed in detail Valero’s political contributions and lobbying activities, as well as Valero’s vetting efforts, contributions criteria, and risk mitigation procedures and efforts. In 2021, the committee also helped oversee the development and publication on Valero’s website of enhanced political contributions and lobbying disclosures, including its climate-lobbying alignment analysis and report.

Recent ESG/Climate Highlights

Below are some (but not all) of the committee’s recent ESG/climate highlights prior to the February 2022 reallocation of such duties to the new Sustainability and Public Policy Committee.
ESG and Climate-Related Disclosures and Activities. Helped oversee numerous ESG and climate-related disclosures and activities as discussed further below under the caption “ESG and Climate-Related Disclosures and Actions,” including Valero’s:
•disclosure on its progress towards the achievement of its global refinery GHG emissions reduction/offset target for 2025 (Scope 1 and 2);
•establishment of a new 2035 target for global refinery GHG emissions reductions/offsets (Scope 1 and 2);
•2021 report and scenario analysis developed in line with the recommendations of the Task-Force on Climate-related Financial Disclosures (“TCFD”);
•enhanced Stewardship and Responsibility Report published in 2021, including the EEO-1 report setting forth U.S. workforce diversity statistics and data, and Valero’s Sustainability Accounting Standards Board (“SASB”) report;
•response to the CDP’s Climate Change questionnaire in 2021; and
•climate-lobbying alignment analysis and report undertaken and published in 2021.

Current Members.

Current members of the committee are:	Notes:
•Kimberly S. Greene (Chair), •Fred M. Diaz, •Deborah P. Majoras, and •Donald L. Nickles.	The committee recommended to the Board the persons listed in this proxy statement in Proposal No. 1 as nominees for election as directors at the Annual Meeting. Following the conclusion of the Ad Hoc Evaluation Committee’s assessment and recommendations to the committee and the full Board, the committee also considered and recommended the appointment of a Lead Director to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The Board approved such recommendations, and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting and the appointment of a Lead Director.

SUSTAINABILITY AND PUBLIC POLICY COMMITTEE
Overview.
As noted above under the caption “Newly Formed Committee,” in February of 2022 the Board (upon the recommendation of the Ad Hoc Evaluation Committee) determined that in order to further enhance the Board’s oversight structure and efforts with respect to ESG, sustainability, and other relevant oversight matters, it was advisable to establish a new standing committee, the Sustainability and Public Policy Committee. Given the growing importance and attention required by ESG and sustainability matters, the full Board (upon the recommendation of the Ad Hoc Evaluation Committee and the Nominating and Corporate Governance Committee) determined that reallocating certain duties to this new committee would enable each of the Board’s committees to direct a level of

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attention and oversight commensurate with their respective areas of responsibility and better meet the growing challenges and opportunities presented by ESG and sustainability matters.
Duties and Responsibilities.
The committee’s primary responsibilities are to assist the Board with oversight of:
•corporate responsibility and reputation management;
•HSE matters;
•sustainability and climate-related risks and opportunities;
•social, community, and public policy strategies and initiatives;
•political issues, including political contributions and lobbying activities; and
•compliance with legal and regulatory requirements for the operations of the company.
Meetings and Current Members.
The Sustainability and Public Policy Committee was formed in February of 2022, and thus did not hold any meetings in 2021. Given the broad applicability and complexity of ESG and sustainability matters, the overlapping nature of such matters among the Board’s committees, and the increased significance of such matters, the Board (upon the recommendation of the Ad Hoc Evaluation Committee) determined that it was advisable for the Sustainability and Public Policy Committee to have insight and perspective from each of the Board’s committees, as well as the independent senior leadership of the Board. Consequently, the Board (upon the recommendation of the Ad Hoc Evaluation Committee and the Nominating and Corporate Governance Committee) determined that it was advisable for the Sustainability and Public Policy Committee to be comprised of five independent members, consisting of the chair of the Audit Committee (Mr. Weisenburger), the chair of the Human Resources and Compensation Committee (Mr. Wilkins), the chair of the newly composed Nominating and Corporate Governance Committee (Ms. Greene), Valero’s Lead Director (Mr. Profusek), and Ms. Majoras, who was selected to serve as chair of the new committee. These independent directors were determined to have the appropriate mix of backgrounds, knowledge, and skills needed to effectively (i) facilitate collaboration and coordination with the full Board and among the Board’s other committees, and (ii) assist the Board in the oversight of the broad ranging, overlapping, and complex challenges and opportunities presented by ESG and sustainability matters.
Ms. Majoras was selected as chair of the new Sustainability and Public Policy Committee given her experience as the chair of Valero’s then titled Nominating/Governance and Public Policy Committee, and her deep knowledge and experience with respect to ESG, governance, legal, regulatory, compliance, and leadership matters, as discussed further below under the caption “Proposal No. 1—Election of Directors—Summary of Each Director Nominee’s Skills and Attributes” and “—Nominees.”
To further promote robust oversight and effective collaboration, all members of the Board are permitted, but not required, to attend meetings of the Sustainability and Public Policy Committee.

Current members of the committee are:	Notes:

•Deborah P. Majoras (Chair), •Kimberly S. Greene, •Robert A. Profusek, •Randal J. Weisenburger, and •Rayford Wilkins, Jr.	For more information regarding the committee members’ skills, experience, and diversity, see “Proposal No. 1—Election of Directors—Summary of Each Director Nominee’s Skills and Attributes” and “—Nominees.”

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Risk Oversight

The following chart summarizes Valero’s risk identification, management, and oversight structure:

Full Board

•Risk management is a responsibility of the full Board, and the Board exercises its oversight responsibilities directly and through its committees.
•The full Board regularly receives reports from senior management and third parties on applicable topics, as well as from committee chairs on matters discussed at committee meetings, which helps to coordinate the Board’s risk oversight role.
•Update reports from Valero’s senior management on operations, market performance and dynamics, finances, and legal and public policy matters are considered “standing meeting agenda items” and are generally delivered at each regularly scheduled meeting of the full Board.
•Valero’s energy transition strategy is a priority and focus for the full Board. In fact, Valero’s energy transition strategy was the key topic at our annual strategic planning meeting this year, which lasted three days and featured presentations from outside third-party experts on climate, liquid fuels, energy transition, and policy matters.

Audit Committee	Nominating and Corporate Governance Committee	Sustainability and Public Policy Committee	Human Resources and Compensation Committee

Key areas of oversight and responsibility include Valero’s:
•strategies and initiatives respecting cybersecurity and IT risks;
•compliance with legal and regulatory requirements, with a focus on those with the potential to impact its financial statements or accounting policies;
•financial statements and public financial information integrity;
•global compliance program, and annual compliance plan;
•policies and guidelines concerning financial risk exposures and the steps management has taken to monitor and control such exposures; and
•internal audit function and independent auditor.

Key areas of oversight and responsibility include:
•identifying individuals qualified to become Board members, and recommending to the Board director nominees;
•developing and recommending a set of corporate governance principles applicable to Valero;
•the Board’s and the committees’ annual self-evaluation of performance;
•Valero’s new director orientation and director continuing education programs; and
•any related-person transactions.

Key areas of oversight and responsibility include:
•corporate responsibility and reputation management;
•HSE matters;
•sustainability and climate-related risks and opportunities;
•social, community, and public policy strategies and initiatives;
•political issues, including political contributions and lobbying activities; and
•compliance with legal and regulatory requirements for the operations of the company.

Key areas of oversight and responsibility include:
•matters related to our compensation programs, policies, and strategies;
•management succession planning for Valero’s CEO and other senior executives;
•Valero’s initiatives and strategies in the areas of DEI, human capital management, and leadership development; and
•compliance with Valero’s stock ownership and retention guidelines.

Management

Engages in day-to-day risk identification and management, including:
•executing our risk management and identification programs, plans and systems, including our Commitment to Excellence Management System, Environmental Excellence and Risk Assessment, and fuels compliance program;
•taking an interdisciplinary approach that coordinates the views of various teams and subject-matter experts (“SMEs”) across Valero, and facilitates continual communication on risk-related matters; and
•reporting to the Board and its committees, and engaging with stockholders and stakeholders throughout the year.

Full Board. The Board considers oversight of Valero’s risk assessment and risk management to be a responsibility of the full Board. The Board exercises its oversight responsibility for risk assessment and risk management directly and through its

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committees. The Board’s oversight role includes receiving reports from its committees, members of senior management, and third parties on areas of potential material risk to Valero, and/or to the success of a particular project or endeavor under consideration.
The full Board regularly receives from management, and discusses at Board meetings, updates on operational, financial, market, legal, regulatory, strategic, human capital, political, reputational, ESG and sustainability, HSE, cybersecurity and IT, public policy, and climate-related risks facing Valero. From time to time, the Board also requests reports on areas of special or current relevance. For example, the full Board recently conducted reviews with management of (i) operational, financial, and health risks arising from the COVID-19 pandemic, (ii) Valero’s cybersecurity and IT initiatives, (iii) Valero’s assessment of ESG performance and climate-related risks and opportunities, (iv) human capital issues, including the recruiting and retention of a diverse and talented workforce, (v) Valero’s policies and procedures concerning issues of workplace safety, sexual harassment, and discrimination, (vi) political spending and lobbying, (vii) compliance, (viii) Valero’s insurance and risk management program and policies, (ix) the status of Valero’s pension and retirement plans, (x) Valero’s enterprise risk identification and management, and (xi) Valero’s emergency response preparedness and the resilience of Valero’s assets.
The Board also discusses significant risks and strategies at the Board’s annual strategic planning meeting. The Board regularly discusses the strategic priorities of Valero and the risks to Valero’s successful execution of its strategy, including global economic and other significant trends, as well as changes in the energy industry and regulatory initiatives. In particular, Valero’s energy transition strategy is a topic that is a priority and focus for the full Board. In addition to receiving and discussing reports from management in strategic planning sessions, Valero invites, and the Board is able to interact with, third-party experts who make presentations to the Board on short- and long-term risks facing Valero and its businesses.
The oversight of risk is shared between the full Board and its committees. The full Board (or appropriate Board committee) regularly receives reports from management to enable the Board (or committee) to assess Valero’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the chair of that committee thereafter reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role.
Audit Committee. The Audit Committee assists the Board in oversight of the integrity of Valero’s financial statements and public financial information, and Valero’s compliance with legal and regulatory requirements, with a focus on those with the potential to impact Valero’s financial statements or accounting policies. One of the committee’s duties is also to discuss with management Valero’s major financial risk exposures and the steps Valero has taken to monitor and control those exposures, including Valero’s risk assessment and risk management policies. The committee also assists the Board with oversight of management’s annual assessment of, and report on, Valero’s internal control over financial reporting, as well as the company’s internal audit function, including reviewing the annual internal audit plan. A key responsibility of the committee is to assist the Board in oversight of Valero’s initiatives and strategies respecting cybersecurity and IT risks. In connection therewith, at least once annually, our Senior Vice President and Chief Technology Officer and the head of our Internal Audit team provide a report to the Audit Committee on certain cybersecurity and IT risks. In addition, the committee assists in oversight of compliance with respect to financial, accounting and audit matters, as well as the general oversight of Valero’s global compliance program, including the monitoring of the implementation and effectiveness of Valero’s compliance and ethics program in detecting and preventing violations of Valero’s Code of Business Conduct and Ethics. The committee periodically meets in private session with our Chief Financial Officer, our independent auditor, the head of our Internal Audit team, and our Chief Compliance Officer, as necessary, regarding relevant updates and matters in their respective areas of responsibility.
Human Resources and Compensation Committee. Our Human Resources and Compensation Committee assesses the risk of our compensation and talent management programs, including our initiatives and strategies in the areas of DEI, human capital management and leadership development, as well as succession planning for our CEO and other senior executives. The committee also regularly assesses our compensation programs to ensure that they align with the long-term interests of stockholders and are effective in retaining a talented workforce. The compensation consultant also regularly attends meetings of the committee to provide updates on compensation-related risks and trends. See also “Risk Assessment of Compensation Programs” elsewhere in this proxy statement.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is responsible for assisting the Board with oversight of corporate governance related risks, including those concerning Valero’s governance policies and practices (such as related-person transactions). The committee is also responsible for identifying and recommending individuals qualified to become directors, and developing and maintaining Valero’s new director orientation and director continuing education programs. In this regard, the committee assists with oversight of risks related to the Board having the mix of skills, knowledge, and experience needed to effectively oversee the complex and rapidly evolving challenges and opportunities facing the company.
Sustainability and Public Policy Committee. ESG and sustainability matters present risks, challenges, and opportunities that are broad, complex, and increasingly significant. Our Sustainability and Public Policy Committee is responsible for assisting the Board with oversight of (i) corporate responsibility and reputation management, (ii) HSE matters, (iii) sustainability and climate-related risks and opportunities, (iv) social, community, and public policy strategies and initiatives, (v) political issues, including political contributions and lobbying activities, and (vi) compliance with legal and regulatory requirements for the operations of the company.

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Selection of Director Nominees
The Nominating and Corporate Governance Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers, third-party research, and retained third-party search firms. Mr. Diaz, who was elected to the Board and the Nominating and Corporate Governance Committee on September 16, 2021, was identified as a potential director nominee by a retained third-party search firm. In addition, the committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described under the caption “Miscellaneous—Stockholder Communications, Nominations and Proposals.” The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration the committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that such stockholder provides to the committee.
Proxy Access. Our bylaws permit a stockholder, or a group of up to 20 stockholders, that has owned at least three percent of our outstanding Common Stock for at least three years to nominate and include in our proxy statement candidates for our Board, subject to certain requirements set forth in our bylaws. Each stockholder, or group of stockholders, may nominate candidates for director, up to a limit of the greater of two or 20 percent of the number of directors on the Board. Any nominee must meet the qualification standards listed in our bylaws. The procedures for nominating a candidate pursuant to our proxy access provisions are described under the caption “Miscellaneous—Stockholder Communications, Nominations and Proposals.”

EVALUATION OF DIRECTOR CANDIDATES
Our Corporate Governance Guidelines vest the Nominating and Corporate Governance Committee with responsibility for reviewing the composition of the Board as well as the qualifications of the individual members of the Board and its various committees. This review includes consideration of the directors’ independence, character, judgment, integrity, diversity, age, skills (including financial literacy), and experience in the context of the overall needs of the Board. The committee’s assessments include consideration of:
•applicable independence standards;
•skills and experience necessary for service on the Board’s committees; and
•skills and expertise to serve the needs of the Board as a whole.
Each candidate must meet certain minimum qualifications, including:
•strong ethical principles and integrity;
•independence of thought and judgment;
•the ability to dedicate sufficient time, energy, and attention to the performance of duties, taking into consideration the candidate’s service on other public company boards; and
•skills and expertise complementary to those of the existing Board members; in this regard, consideration is given to the Board’s need for operational, managerial, financial, governmental, international, legal/regulatory, energy, ESG and sustainability, HSE, cyber/IT security, human capital management, or other skills and expertise.
The Nominating and Corporate Governance Committee also values and considers:
•diversity characteristics such as gender, race/ethnicity, national origin, age, tenure, and geography; and
•the ability of a prospective candidate to work with the interpersonal dynamics of the Board and contribute to the Board’s collaborative culture.
Based on this initial evaluation, the Nominating and Corporate Governance Committee will determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, and/or senior officers, as appropriate, interview the candidate. Following this process, the committee ultimately determines its list of nominees and recommends the list to the full Board for consideration and approval. The effectiveness of these and other Valero governance principles and documents, as well as the performance of the Board and its committees, are assessed on an annual basis through the process discussed below under “Board Evaluation Process.”

2022 PROXY STATEMENT	15

INFORMATION REGARDING THE BOARD OF DIRECTORS

Diversity. The Board strongly values director candidates of gender and racial/ethnic diversity, and the Board’s overall diversity, including diversity of gender and race/ethnicity, is a significant consideration in any director nomination process. In furtherance of the Board’s diversity goals, in 2021 the Nominating and Corporate Governance Committee amended its charter with respect to the committee’s search for director nominees (a “Rooney Rule” amendment) to require that the initial list of candidates from which director nominees are chosen include, but need not be limited to, qualified diverse candidates. This requirement is communicated to those assisting with director searches, as necessary, and is also implemented through the exercise by the Nominating and Corporate Governance Committee of its oversight and responsibilities concerning Valero’s director nominations and governance principles.
At this year’s Annual Meeting, the Board nominated 11 individuals who bring valuable diversity in terms of gender, race/ethnicity, industries represented, experience, skills, age, and tenure, among other attributes. The nominees range in age from 55 to 74. 30% of this year’s independent nominees are female and 60% represent diversity of gender or race/ethnicity. Additionally, 75% of our committee chairs, and at least one member of each committee, represent diversity of either gender or race/ethnicity.
Refreshment. We do not set term limits for our directors. As stated in Article I of our Corporate Governance Guidelines, the Board believes that directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of Valero based on their experience with and understanding of Valero’s history, business, policy, and objectives. As an alternative to term limits, the Board believes that its evaluation and nomination processes serve as appropriate checks on each Board member’s continued effectiveness.
Retirement Policy. Our directors are subject to a retirement policy (set forth in Article I of our Corporate Governance Guidelines). Under that policy, a director may serve on our Board until he or she reaches the age of 75. A director who turns 75 may serve the remainder of his or her term of office, which is deemed to end at the next annual meeting at which directors are elected. Two of our current directors will become subject to our director retirement policy effective, respectively, at our 2023 and 2024 annual stockholder meetings.
Overboarding. Our overboarding policy helps ensure that a director is able to devote sufficient time and effort to their duties as a director. Under Article I of our Corporate Governance Guidelines, directors should not serve on more than three other public company boards in addition to our Board, and our CEO should not serve on more than two other public company boards in addition to our Board. When directors materially change their principal occupation or assume a new position with materially increased responsibilities, they are expected to consider (and to provide the Board the opportunity to consider) whether they will be able to continue to devote sufficient time to the affairs of the Board. None of our directors sit on the boards of more than three other public companies in addition to our Board, and our CEO does not sit on any other public company boards in addition to our Board.
BOARD REFRESHMENT
Since 2016:

4	new independent directors	2016	Ms. Eberhart and Ms. Greene

		2020	Mr. Mullins

		2021	Mr. Diaz

2	new women directors (currently 3 total)	2016	Ms. Eberhart and Ms. Greene

2	new racially/ethnically diverse directors (currently 3 total)	2020	Mr. Mullins

		2021	Mr. Diaz

30% of our independent director nominees for 2022 are female and 60% represent diversity of either gender or race/ethnicity.

Director Continuing Education
We believe that director education is important to the ability of our directors to fulfill their duties and supports the oversight provided by the Board and its committees. We encourage our directors to attend director education programs as appropriate to stay abreast of developments in corporate governance, key board oversight areas, and board best practices. Valero’s Corporate Governance Guidelines state that Valero will pay for our directors’ attendance at continuing education seminars, conferences, or workshops to foster education in matters pertaining to corporate governance or directors’ responsibilities generally, and that Valero will pay for a director’s membership in an organization such as the National Association of Corporate Directors in order to provide ongoing resources for board development.

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INFORMATION REGARDING THE BOARD OF DIRECTORS

Director continuing education is also provided as follows:
•Board/Committee Presentations. During Board and committee meetings, Valero’s senior management, its independent auditor, and the independent compensation consultant will often make detailed presentations on relevant topics.
•Committee Reports. At Board meetings, committee chairs provide detailed reports on the matters covered during committee meetings.
•Site Visits. Directors make periodic site visits to Valero’s facilities, and before the COVID-19 pandemic the Board would often pair at least one meeting a year with a visit to a different Valero facility (we intend to resume this practice in 2022).
•Guest Speakers. External guest speakers present at our annual strategic planning meeting, and in 2021 this included presentations by outside third-party experts on climate, liquid fuels, energy transition, and policy matters.
•Periodic Written Update Reports. We keep the Board apprised of updates and key information through constant communication, including (i) a weekly written update report prepared by our Investor Relations team that features key market and peer data, analyst commentary, and other updates and (ii) a monthly written report from our CEO on our financial, operating, and HSE performance, and other legal, regulatory, ESG, sustainability, and business developments.

New Director Orientation
Valero’s Corporate Governance Guidelines state that all new directors must participate in an orientation program as soon as reasonably practicable after joining the Board, and that such orientation generally should include presentations by senior management and other appropriate individuals to familiarize new directors with Valero’s operations, strategic plans, significant risks, compliance programs (including policies and procedures for the purchase and sale of Valero Common Stock), our Code of Business Conduct and Ethics, principal officers, and internal and independent auditors.
We typically hold a full day of new director orientation on site at our headquarters in San Antonio, and Valero’s management team, including its executive officers, will typically present on topics such as (i) ESG and sustainability, (ii) corporate governance and Board practices and function, (iii) compliance, HSE and risk management, including Valero’s Code of Business Conduct and Ethics, and other company policies, (iv) investor relations and financial items, (v) an overview and history of Valero, (vi) Valero’s refining operations, including an introduction to refining, (vii) human resources, (viii) Valero’s commercial and international operations, and (ix) Valero’s renewable diesel and ethanol operations. Holding new director orientation on-site at Valero’s headquarters allows for new directors to tour our facilities, interact with employees, and see our culture first hand.

Board Evaluation Process
Our Corporate Governance Guidelines and the charters of each of our committees require the Board and the committees to conduct an annual performance evaluation. The Nominating and Corporate Governance Committee oversees this evaluation process. At the end of each year, the directors complete detailed surveys designed to evaluate the performance of the Board and each of its committees. The surveys seek feedback on, among other things, Board and committee composition, the frequency, length, and content of Board and committee meetings, the quality of management’s presentations to the Board and the committees, the adequacy of the committees’ charters, and the performance of the Board and the committees in light of the responsibilities of each as established in the Corporate Governance Guidelines and the committees’ charters. Summary reports of the evaluation results are compiled and provided to each director. The summary reports are discussed at Board and/or committee meetings in executive session, led by the chair of the Nominating and Corporate Governance Committee, the Lead Director, and/or the Chairman of the Board, all of whom ensure that the Board or senior management, as appropriate, follow up on any identified areas for improvement.
In addition to the annual self-evaluation process, the chair of the Nominating and Corporate Governance Committee, the Lead Director, and/or the Chairman of the Board will meet from time to time with each director individually in order to obtain feedback on the performance of the Board, a committee, or an individual director. The Board believes that these evaluation tools provide effective measures and forums for discussing the Board’s effectiveness and potential areas for enhancement, and in 2022 this process ultimately led to the Board’s determination to form the Ad Hoc Evaluation Committee and approve the oversight enhancements, including the establishment of a new Sustainability and Public Policy Committee, discussed above under the captions “Newly Formed Committee” and “Sustainability and Public Policy Committee.”

2022 PROXY STATEMENT	17

INFORMATION REGARDING THE BOARD OF DIRECTORS

Leadership Structure of the Board
Our bylaws state that the Chairman of the Board has the power to preside at all meetings of the Board. Joseph W. Gorder, our CEO, serves as the Chairman of the Board. Although the Board believes that the combination of the Chairman and CEO roles is appropriate in current circumstances, Valero’s Corporate Governance Guidelines do not establish this approach as a policy, and in fact, the Chairman and CEO roles were separate for a portion of 2005–2007 and from May–December 2014.
The CEO is appointed by the Board to manage Valero’s daily affairs and operations. We believe that Mr. Gorder’s extensive industry experience and direct involvement in Valero’s operations make him best suited to serve as Chairman in order to:
•lead the Board in productive, strategic planning;
•determine necessary and appropriate agenda items for meetings of the Board with input from the Lead Director and independent Board committee chairs; and
•determine and manage the amount of time and information devoted to discussion of agenda items and other matters that may come before the Board.
Oversight by Independent Directors. Our Board structure includes strong oversight by independent directors. Mr. Gorder is the only member from our management (past or present) who serves on the Board; all of our other directors are independent. Each of the Board’s committees is chaired by an independent director, all committee members are independent, and our Board has named an independent Lead Director whose duties are described in the following section. The independent directors routinely meet in executive session outside the presence of management, generally at each Board and committee meeting, and at a minimum, quarterly after each regularly scheduled Board meeting.

Lead Director and Meetings of Non-Management Directors
While our Corporate Governance Guidelines do not require the Chairman and CEO roles be split or combined, when such roles are combined our Corporate Governance Guidelines require our independent directors to appoint a Lead Director whose responsibilities include leading the meetings of our non-management directors outside the presence of management. Following the recommendation of the Nominating and Corporate Governance Committee (and the Ad Hoc Evaluation Committee), the Board’s independent directors selected Robert A. Profusek to serve as Lead Director during 2022. Our Board regularly meets in executive session outside the presence of management, generally at each Board and committee meeting, and at least quarterly after each regular Board meeting.
Mr. Profusek brings to the Board extensive experience and expertise in business leadership, public company governance, cybersecurity and IT, ESG, and human capital management. Since he joined the Board, Mr. Profusek has provided leadership concerning Valero’s diversification into renewable diesel and ethanol production. He is also a frequent speaker regarding corporate takeovers and corporate governance, has authored or co-authored numerous articles, has testified before Congress and the SEC about takeover and compensation-related matters, and is a frequent guest commentator on CNBC, CNN, and Bloomberg TV. His skills and experience are discussed further below under the caption “Proposal No. 1—Election of Directors—Summary of Each Director Nominee’s Skills and Attributes” and “—Nominees.”
The Lead Director, working with the Board committee chairs, sets agendas and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as liaison between the independent directors and the Chairman. The Lead Director regularly communicates with the Chairman between meetings of the Board to discuss policy issues, strategies, governance, and other matters that arise throughout the year. The Board committee chairs also communicate regularly with the Lead Director to discuss policy issues facing Valero and the Board and to recommend agenda items for consideration at future Board meetings. The Board believes that this approach appropriately and effectively complements Valero’s combined CEO/Chairman structure.
Our Corporate Governance Guidelines enumerate the duties and responsibilities of the Lead Director, which include:
•serving as a liaison between the Chairman and the independent directors;
•consulting with the Chairman on agendas for Board meetings;
•reviewing and approving information sent to the Board as and when appropriate;
•the authority to call meetings of the independent directors;
•setting agendas and leading the discussion of regular executive session meetings of the Board outside the presence of management and providing feedback regarding these meetings to the Chairman; and

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INFORMATION REGARDING THE BOARD OF DIRECTORS

•receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management.

CEO Succession Planning
The full Board continually works with the Human Resources and Compensation Committee to evaluate potential successors for the office of CEO. Our CEO makes his recommendations and evaluations of potential successors available at all times. The Board regularly discusses CEO succession planning in executive sessions led by the Lead Director, both in the presence of the CEO and in sessions with only the independent directors. The Board’s deliberations also include succession planning for cases of unforeseen emergencies or the temporary disability of the CEO and other senior officers. The Human Resources and Compensation Committee assists with oversight of all of Valero’s management succession planning, including leadership development, and regularly reports to and engages with the Board on the topic.

2022 PROXY STATEMENT	19

STOCKHOLDER ENGAGEMENT

Engagement Process
The following are highlights of our stockholder engagement process:
•Proactive. Ongoing engagement with all of our stockholders is important to us. Besides responding to inquiries from our stockholders, we have established a proactive engagement program that seeks robust communication. Throughout the year we communicate with our stockholders through a variety of means, including direct interface, investor presentations, ESG presentations, our website, and the publications and reports we issue.
•Consistent dialogue. As part of our engagement program, our senior management team reaches out to our stockholders for dialogue concerning their priorities – which may include our corporate strategy, environmental initiatives, financial performance, capital allocation, climate-related risks and opportunities, GHG emissions, human capital management, executive compensation, and/or corporate governance. We value our stockholders’ views and their input is important. Our ESG, Human Resources, Investor Relations, and Legal teams are dedicated to leading our engagement efforts and collaborating with other members of Valero’s management team and SMEs in order to provide appropriate resources for engagement with our stockholders. The members of our Human Resources and Compensation Committee, our Lead Director, and the chair of our Sustainability and Public Policy Committee have also participated in our engagements with stockholders when appropriate.
•Process. Our engagement process follows a “review, plan, engage, and analyze and respond” cycle to build relationships and create meaningful interactions. Our engagements with stockholders have been constructive and have provided management and the Board with insights on issues and initiatives that are important to our stockholders and other stakeholders. We initiate formal outreach efforts in the months prior to our annual meeting of stockholders. Through that process, we contact stockholders and invite them to engage in discussions with our management team and SMEs on a variety of topics, including the stockholders’ priorities and interests, our proxy statement disclosures, stockholder proposals, executive compensation, company strategy, and ESG matters. Following our annual meeting, our engagement efforts continue so that we may follow up on matters brought to our attention and/or discuss new issues of interest. Throughout the year, we aim to keep our stockholders informed on improved or expanded disclosures and/or new initiatives. The following graphic depicts the ongoing elements of our engagement process:
•Assessment and Review. Our engagement process is adjusted based on needs and business strategy. After each engagement opportunity, we assess the input received from investors and share it with our management team and the Board. Depending on the issue, we also review specific feedback with the appropriate Board committee. For instance, ESG and climate-related feedback is presented to the Sustainability and Public Policy Committee (and, prior to February of 2022, the Nominating/Governance and Public Policy Committee) and executive compensation matters are presented to the Human Resources and Compensation Committee. This constant communication with the management team and the Board allows us to develop policies, practices, and disclosures to meet the expectations of our stockholders.

20	2022 PROXY STATEMENT

STOCKHOLDER ENGAGEMENT

Valero’s Responsiveness to Engagement
Engagement Efforts. As part of our engagement process in 2021, we offered dialogue to our 65 largest stockholders – representing more than 65% of our outstanding shares of Common Stock – offering to discuss our proxy statement disclosures and proposals, as well as a wide range of matters of interest to our stockholders and stakeholders (e.g., climate-related risks and opportunities, GHG emissions targets, our COVID-19 pandemic response, human capital management, DEI, and political and lobbying activities). We also respond routinely to stockholders (regardless of their level of stock ownership) and other stakeholders who inquire about our business. This input helps us formulate an appropriate action plan for addressing certain issues. Procedures for communicating with us are stated under the caption “Stockholder Communications, Nominations and Proposals.”
Other Feedback. Below is a summary of other feedback we have received while engaging with our stockholders and stakeholders, and how we responded. These matters are described in further detail throughout this proxy statement.

Topics	How We Responded
ESG, GHG emissions targets, and climate-related disclosure.
•GHG Emissions Targets. We established and disclosed global refinery Scope 1 and 2 GHG emissions reduction/offset targets for 2025 and 2035, and announced in 2021 that we are on track to achieve our 2025 target. Both targets are based on a comprehensive roadmap with Board-approved projects and projects under development.
•Third-Party Assurance of GHG Disclosures. In 2021, we engaged a third party to evaluate and issue an assurance statement on the accuracy and reliability of certain of our GHG emissions disclosures, and we anticipate obtaining assurance going forward.
•TCFD Reports. In 2021, we published an updated TCFD Report and Scenario Analysis using the assumptions of the International Energy Agency’s (“IEA”) Sustainable Development Scenario, and we have committed to publish an updated TCFD Report and Scenario Analysis in 2022 using the assumptions of the IEA’s Net-Zero Emissions by 2050 Scenario.
•SASB Reports. In 2020, we published our first SASB report, and in 2021 we published an updated SASB report with enhanced disclosures and performance metrics. We have committed to publishing a SASB report annually going forward.
•CDP Questionnaire. We responded to the CDP Climate Change questionnaire in 2021. We have committed to responding annually going forward.
•Stewardship and Responsibility Report. In 2021, the Stewardship and Responsibility Report featured Valero’s ESG initiatives, including our guiding principles, our low-carbon fuels strategy, HSE metrics, GHG emissions reduction/offset targets, human capital management and DEI efforts, community engagement and contributions, and governance.
•ESG Overview. In 2021, we also enhanced the disclosures in the ESG Overview provided on our website to better meet our stockholders’ and stakeholders’ priorities and needs.
•Environmental Justice Policy. We were one of the first major energy companies to have a formal environmental justice policy and an active environmental justice program.

Linking ESG and climate-related goals and compensation.
•Energy Transition Modifier to Performance Shares. In 2021, our Human Resources and Compensation Committee strengthened the ties between executive compensation and ESG priorities through the addition of an energy transition modifier to our long-term incentive program, tying executive compensation with our publicly disclosed GHG emissions reduction/offset target for 2025 and the deployment of capital to low-carbon projects and initiatives.
•ESG Component of Annual Bonus. Valero has historically included HSE performance measures as part of the metrics of its annual bonus program. In 2020, the Human Resources and Compensation Committee approved a modification to our annual bonus program to also include ESG efforts and improvements, which contains multiple objectives, including objectives with respect to DEI.
See the disclosures under the caption “Compensation Discussion and Analysis” for more information.

2022 PROXY STATEMENT	21

STOCKHOLDER ENGAGEMENT

Investments in low-carbon projects.
•Low-Carbon Fuels Projects and Capital Investments.
–We announced several low-carbon fuels projects in 2021, including our participation in a large-scale carbon capture and sequestration pipeline system in the Mid-Continent region of the U.S. that is expected to capture, transport, and store carbon dioxide that results from the ethanol manufacturing process at eight of our ethanol plants located in the U.S. Midwest. We expect to be the anchor shipper with those eight ethanol plants connected to the system. This project is expected to reduce the carbon intensity of this ethanol product and increase its value.
–In 2021, we completed our renewable diesel plant expansion project, which increases the plant’s renewable diesel production capacity by 410 million gallons per year, to 700 million gallons per year in total, and provides production capacity of 30 million gallons per year of renewable naphtha (used for renewable gasoline and renewable plastics).
–Also in 2021, we commenced construction of a second renewable diesel plant. Over the next 15 months, we expect to invest approximately $800 million to complete the construction of this second plant, which is expected to have production capacity of 470 million gallons of renewable diesel and 20 million gallons of renewable naphtha per year.
–We allocated over 70% of our 2021 growth capital to low-carbon projects and initiatives and anticipate allocating approximately 50% of growth capital thereto in 2022.
–We have invested $4.2 billion to date in our low-carbon fuels businesses.
•Other Low-Carbon Opportunities. We continue to evaluate and advance investments in economic, low-carbon projects, such as sustainable aviation fuel, renewable hydrogen, renewable naphtha, arctic grade renewable diesel, corn fiber cellulosic ethanol, carbon sequestration, and other projects intended to lower the carbon intensity of our products. In evaluating such projects, we have applied the same 25% after-tax IRR hurdle rate as for other investments.

Board diversity and refreshment.
•Board Diversity and Refreshment. 60% of our independent director nominees represent diversity of either gender or race/ethnicity. Since 2016, we have added four new directors, each of whom represent diversity of gender or race/ethnicity.
•Diversity for Director Searches. In 2021, our Nominating and Corporate Governance Committee amended its charter to require that the initial list of candidates from which director nominees are chosen include, but need not be limited to, qualified diverse candidates.
•Enhanced Questionnaires and Disclosures. In 2022, we expanded the scope of information solicited by our annual questionnaires regarding the diversity attributes, skills, and experiences of our directors, which we used to enhance the skills and attributes matrix and director biographies set forth below.

Expanded political disclosures and climate-lobbying alignment analysis.
•Political Disclosures and Climate-Lobbying Alignment. In 2021, we expanded our political disclosures and conducted a climate-lobbying alignment analysis, and issued a report thereon. We intend to conduct this evaluation on an annual basis going forward.

DEI
•Diversity for Executive Officer Searches. In 2022, the Board approved a policy, included in our Corporate Governance Guidelines, which provides that when executive officers (as defined in Rule 3b-7 under the Exchange Act) of Valero are recruited from outside the company, the initial list of candidates will include qualified gender and racially diverse candidates among the candidates presented.
•Diversity Recruiting and Retention. We have increased our efforts to recruit, retain, and promote a diverse workforce and foster a culture of inclusion through various efforts, including targeted recruiting strategies aimed at improving our outreach to underrepresented groups, and educational and training programs on topics such as objective hiring and the advantages of a diverse workforce.
•Diversity Progress. Of our total employees as of December 31, 2021, approximately 30 percent of our global professional employees were female, 11 percent of our hourly employees were female, and 19 percent of total employees were female. Approximately 36 percent of our U.S. employees have self-identified as Hispanic or Latino, Black or African American, Asian, American Indian or Alaskan Native, Native Hawaiian or Other Pacific Islander, or as two or more races.
•EEO-1 Report. In 2021, we published our EEO-1 report on U.S. workforce diversity data and statistics.

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ESG AND CLIMATE-RELATED DISCLOSURE AND ACTIONS

DISCLOSURES AND REPORTS
The disclosures and actions below were made or taken under Board oversight led by what was then titled our Nominating/Governance and Public Policy Committee (prior to forming our Sustainability and Public Policy Committee in February of 2022).
TCFD Reports.
•2018. In 2018, we engaged HSB Solomon Associates LLC (“Solomon”) to assess the resilience of our business and strategy under the IEA’s 2°C demand scenario, and published our climate report (entitled, “Climate-Related Risks and Opportunities”) that mostly aligned with the main principles outlined in the recommendations of the TCFD.
•2021. In 2021, we again engaged Solomon to assess the resilience of our business and strategy, this time under the IEA’s Sustainable Development Scenario, which is described as a well-below 2°C scenario, and published our updated 2021 TCFD Report and Scenario Analysis. In the 2021 TCFD Report and Scenario Analysis, Solomon concluded that our overall refining portfolio would be resilient in a low-carbon marketplace.
•2022. Although the IEA’s Net-Zero Emissions by 2050 Scenario is still not fully completed for our sector, we have again engaged Solomon to assess the resiliency of our business and strategy in an updated TCFD report and scenario analysis using the assumptions of the IEA’s Net-Zero Emissions by 2050 Scenario, which we intend to publish in 2022.
SASB Reports.
•2020. In 2020, we published our initial SASB report for 2019 data. The report aligned Valero’s performance data with the recommendations of the SASB framework in the Oil and Gas – Refining and Marketing industry standard at the time of such report.
•2021. In 2021, we published an updated SASB report for 2020 data that also aligns Valero’s performance data with the recommendations of the SASB framework in the Oil and Gas – Refining and Marketing industry standard at the time of such report, and contains enhanced disclosures and metrics. For the 2021 SASB report, we also engaged an independent third party to evaluate and issue an assurance statement on the accuracy and reliability of certain of our GHG emissions disclosures. This assurance statement is included in our Stewardship and Responsibility Report, along with the 2021 SASB report, and we intend to continue obtaining assurance statements on our GHG emissions disclosures each year.
Climate-Lobbying Report. In 2021, we conducted a climate-lobbying alignment analysis with respect to certain trade associations to which we pay $50,000 or more annually used for lobbying, and published a climate-lobbying report on our website. This assessment concluded that the relevant trade associations are substantially aligned with, or are in the process of being aligned with, Valero’s vision of providing affordable and sustainable energy while reducing GHG emissions.
CDP Questionnaire. In 2021, we submitted responses to the CDP’s Climate Change questionnaire.
EEO-1 Report. Within our 2021 Stewardship and Responsibility Report, we also included a report with U.S. workforce diversity data and statistics that correspond to our 2020 EEO-1 report that was filed with the Equal Employment Opportunity Commission in 2021.
Environmental Justice Policy Statement. In 2021, we published our long-standing written environmental justice policy as a new separate document on our website, in addition to our annual publication thereof in our Stewardship and Responsibility Report.
Stewardship and Responsibility Report and ESG Overview. In 2021, we enhanced our Stewardship and Responsibility Report and ESG Overview to provide information and data that better meets our stockholders’ and stakeholders’ priorities and needs, including our risks, opportunities, and strategy in the development of low-carbon fuels.
In these and other ESG and climate-related reports, we make disclosures on a variety of ESG and/or climate-related topics of interest to our stakeholders. These reports cover the following areas of interest, among others:
•Valero’s vision and guiding principles;
•ESG initiatives and data;
•safety and reliability, including workforce health and safety, process safety, and other HSE matters;
•environmental matters, including:
–an overview of our operational excellence system, environmental management system, and our portfolio of low-carbon fuels;
–performance metrics related to GHG emissions, air quality, flaring, energy conservation, cogeneration, water management, and waste water management;
–renewable sources of energy such as our wind farm and cogeneration facilities;
–recycling processes and biodiversity efforts; and
–data verification by third parties;

2022 PROXY STATEMENT	23

ESG AND CLIMATE-RELATED DISCLOSURES AND ACTIONS

•our 2025 and 2035 goals to reduce and offset our global refinery Scope 1 and Scope 2 GHG emissions;
•our low-carbon projects and investments;
•community engagement and support;
•employee and human capital matters, including safety, diversity and inclusion, and EEO-1 U.S. workforce data, including data categorized by race/ethnicity, gender, and job category;
•governance;
•our environmental justice policy statement with respect to how we strive to treat our fence line neighbors, and work with our neighbors, communities, and local officials where we operate;
•our COVID-19 pandemic response; and
•a summary of recent performance and safety awards.
Our 2021 TCFD Report and Scenario Analysis and 2021 Stewardship and Responsibility Report (including our 2021 SASB report, EEO-1 report, and the independent assurance statement which are each included within the 2021 Stewardship and Responsibility Report) are published on our website at www.valero.com > Investors > ESG > Reports and Presentations. Our climate-lobbying report and disclosures concerning our political engagement, climate-lobbying, and trade associations are available on our website (under Investors > ESG > Political Engagement). Our ESG Overview is also available on our website (under Responsibility > ESG: Environmental, Social and Governance).
These reports and disclosures are not part of this proxy statement, are not “soliciting material,” are not deemed filed with the SEC, and are not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein. Furthermore, references to our website URLs are intended to be inactive textual references only.

ACTIONS AND OVERSIGHT
Our recent ESG and climate-related actions and initiatives, such as our (i) global refinery 2025 and 2035 GHG emissions reduction/offset targets (Scope 1 and 2), (ii) low-carbon fuels projects and capital investments, and (iii) steps to link pay to ESG and climate performance, as well as Board and committee oversight efforts, including the Board’s recent establishment of a new Sustainability and Public Policy Committee, are discussed in further detail in the table above under the caption “Stockholder Engagement,” and in the discussions of each of our committees above under “Committees of the Board.”

Spotlight on COVID-19

COVID-19. Since the onset of the COVID-19 pandemic, the Board has received multiple reports on COVID-19 related matters, including the measures Valero has taken with respect to safety protocols. Under the Board’s oversight, there have been no furloughs, layoffs or pay reductions due to COVID-19, and since the onset of the pandemic employee benefits were actually expanded to include, among other items, treatment of COVID-19 without member cost share, mental health benefits, expanded family illness leave, and broader access to employee 401(k).

24	2022 PROXY STATEMENT

PROPOSAL NO. 1—ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

We do not have a classified board. Each of our directors stands for election every year at the annual meeting of stockholders. If elected at the 2022 Annual Meeting, all of the nominees listed below will serve as director for a one-year term expiring at the 2023 annual meeting of stockholders. The persons named on the proxy card intend to vote for the election of each of these nominees unless you validly direct otherwise.	☑
The Board recommends a vote “FOR” this proposal.
Majority Voting. Under our bylaws, each director is to be elected by the vote of the majority of the votes cast at the Annual Meeting. For this purpose, a “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes “cast” exclude abstentions. If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. See the disclosures under the caption “Required Votes” above for more information.

Information Concerning Nominees and Other Directors
Each of the following is a nominee for election as a director at the Annual Meeting. There is no family relationship between any of our executive officers, directors, or director nominees. There is no arrangement or understanding between any director or any other person pursuant to which the director was or is to be selected as a director or nominee. Stephen M. Waters, who currently serves as a director, will retire from the Board at the Annual Meeting and is therefore not a director nominee.

2022 ANNUAL MEETING - DIRECTOR NOMINEE PROFILE

Nominees	Director Since	Age as of 12/31/2021

Joseph W. Gorder, Chairman of the Board and Chief Executive Officer	2014	64
Fred M. Diaz	2021	56
H. Paulett Eberhart	2016	68
Kimberly S. Greene	2016	55
Deborah P. Majoras	2012	58
Eric D. Mullins	2020	59
Donald L. Nickles	2005	73
Philip J. Pfeiffer	2012	74
Robert A. Profusek	2005	71
Randall J. Weisenburger	2011	63
Rayford Wilkins, Jr.	2011	70

Average Age - 64.6 yrs	4 New Directors Since 2016	Gender	Race/Ethnicity	TOTAL - 6/11

2022 PROXY STATEMENT	25

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Summary of Each Director Nominee’s Skills and Attributes
Our director nominees have an effective mix of backgrounds, knowledge, and skills. The table below provides a summary of certain collective competencies and attributes of the director nominees. The lack of an indicator for a particular item does not mean that the director does not possess that skill or experience. We look to each director to be knowledgeable in all of these areas. Rather, the indicator represents that the item is a core competency that the director brings to the Board.

	Gorder	Diaz	Eberhart	Greene	Majoras	Mullins	Nickles	Pfeiffer	Profusek	Weisenburger	Wilkins

SKILLS AND EXPERIENCE
CEO/LEADERSHIP EXPERIENCE contributes to the Board’s understanding of operations and strategy, and demonstrates leadership ability	●	●	●	●	●	●	●	●	●	●	●
HSE EXPERIENCE supports oversight of HSE matters and provides valuable knowledge and perspective on providing safe and responsible operations	●	●	●	●	●	●	●		●	●	●
HUMAN CAPITAL MANAGEMENT EXPERIENCE supports oversight on matters such as succession planning, talent and leadership development, retention, compensation, and DEI initiatives and strategies	●	●	●	●	●	●		●	●	●	●
CORPORATE GOVERNANCE EXPERIENCE
provides understanding and insight in fostering operational excellence, disciplined capital management, and long-term value, while also maintaining high ethical standards
	●	●	●	●	●	●	●	●	●	●	●
CYBERSECURITY/IT EXPERIENCE provides important knowledge and perspective in evaluating and overseeing the cyber and IT security risks facing Valero			●	●	●				●	●	●
FINANCE/ACCOUNTING EXPERIENCE is valuable in evaluating Valero’s financial statements, capital structure, and financial risks and strategy	●	●	●	●		●			●	●	●
GLOBAL EXPERIENCE provides valuable business knowledge and perspective on our international operations and global commodity trade	●	●	●		●				●	●	●
GOVERNMENT, LEGAL, REGULATORY, AND COMPLIANCE EXPERIENCE
contributes to the Board’s ability to guide Valero through complex government regulations, legal matters, and public policy issues, and supports Valero’s commitment to compliance
	●	●	●	●	●		●	●	●	●	●
RISK MANAGEMENT EXPERIENCE contributes to the identification, assessment, and prioritization of the risks facing Valero	●	●	●	●	●	●	●	●	●	●	●
ENERGY INDUSTRY EXPERIENCE is important in effectively assessing and managing the unique risks and opportunities faced by the energy industry	●		●	●		●	●
ATTRIBUTES
GENDER DIVERSITY
Female			●	●	●
Male	●	●				●	●	●	●	●	●
RACIAL/ETHNIC DIVERSITY
White	●		●	●	●		●	●	●	●
Black or African American						●					●
Hispanic or Latino		●
INDEPENDENT represents directors who are independent under NYSE and SEC standards		●	●	●	●	●	●	●	●	●	●
Our director nominees have a wide range of additional skills and experience not mentioned above, which they bring to their role as directors to Valero’s benefit, including experience in the automotive, consumer goods, and nonprofit leadership areas, among others. The skills and experience of our director nominees are further described in the nominees’ biographies on the following pages. All ages are as of December 31, 2021.

26	2022 PROXY STATEMENT

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

JOSEPH W. GORDER

Featured experience, qualifications, and attributes:
•Global energy business leadership and governance experience through his service as Valero’s Chairman of the Board and Chief Executive Officer (since 2014), and President (from 2012 to Jan. 2020), his prior service as Chairman of the Board and CEO of the general partner of Valero Energy Partners LP (NYSE: VLP), his European experience noted below, and his prior service as a director of another public company.
•Refining and marketing operations experience as Valero’s President and Chief Operating Officer beginning in 2012. Prior to that, Mr. Gorder was Executive Vice President and Chief Commercial Officer (beginning in 2011), and led Valero’s European operations from its London office. Before that, he held several leadership positions with Valero and Ultramar Diamond Shamrock Corporation (UDS) with responsibilities including marketing & supply and corporate development.
•HSE and human capital management experience through his various leadership and management roles at Valero over the past two decades, during which time he has been integrally involved in Valero’s diversification into ethanol and renewable diesel production and, as CEO, has steered Valero’s strategy to further increase its investments in economic low-carbon fuel projects. During this time he has also been actively involved in a wide array of matters facing Valero’s employees, such as the COVID-19 pandemic, among others. He also previously served as the chair of the compensation and benefits committee of another public company.
Other public company boards (current): None
Prior public company boards (in last five years): Anadarko Petroleum Corporation (NYSE: APC), and the general partner of Valero Energy Partners LP (NYSE: VLP)

Age: 64 Director Since: 2014 Chairman

FRED M. DIAZ

Featured experience, qualifications, and attributes:
•Global business leadership experience as President, Chief Executive Officer and chairman of the board of directors of Mitsubishi Motors North America, Inc. from April 2018 to April 2020 and as General Manager, Performance Optimization Global Marketing and Sales of Mitsubishi Motors Corporation in Tokyo, Japan from July 2017 to April 2018. From April 2013 to July 2017, Mr. Diaz served in a number of roles for Nissan Motor Corporation, including Division Vice President & General Manager - North American Trucks and Light Commercial Vehicles, Sr. Vice President Sales & Marketing and Operations, and Division Vice President, Sales & Marketing and Parts & Service. Mr. Diaz also served in several roles for Fiat Chrysler Automobiles (FCA) from 2004 to April 2013, including President and CEO of the Ram Truck Brand, President and CEO of Chrysler Mexico, Head of National Sales, Regional Managing Director of the Denver Business Center, and Director of Dodge Brand Marketing Communications.
•HSE, human capital management, and governance experience through his leadership and management roles in the transportation sector noted above, his current service on the boards of other public companies, including a company focused on designing and developing an electric taxi aircraft, and his current service as a member of ESG, human resources, audit and compensation committees (including as compensation committee chair and a lead director) for the public companies listed below.
•Organizational leadership experience through his service as a Director Member of the Latino Corporate Directors Association (LCDA) and a National Association of Corporate Directors (NACD) Board Leadership Fellow.
Other public company boards (current): SiteOne Landscape Supply, Inc. (NYSE: SITE) (f/k/a John Deere Landscapes LLC), Smith & Wesson Brands, Inc. (NASDAQ: SWBI), and Archer Aviation Inc. (NYSE: ACHR).
Prior public company boards (in last five years): None

Age: 56 Director Since: 2021 Committee: Nominating and Corporate Governance Independent

2022 PROXY STATEMENT	27

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

H. PAULETT EBERHART

Featured experience, qualifications, and attributes:
•Global business leadership experience as Board Chair and CEO of HMS Ventures (since 2014), a privately held business involved with technology services and the acquisition and management of real estate. From 2011 through March 2014, she served as President and CEO of CDI Corp. (NYSE: CDI), a provider of engineering and information technology outsourcing and professional staffing services. She served as a consultant to CDI from April 2014 through December 2014, and as Board Chair and CEO of HMS Ventures from January 2009 until January 2011. During her tenure at Invensys and EDS noted below, she led businesses with clients across the globe.
•Cybersecurity, IT, management, accounting, and finance expertise through her experience at Invensys Process Systems, Inc. (Invensys), a process automation company (President and CEO from 2007 to 2009), and Electronic Data Systems Corporation (EDS) (1978 to 2004), an information technology and business process outsourcing company. She was President of Americas of EDS (2003 to March 2004), and served as President of Solutions Consulting at EDS (2002 to 2003). Ms. Eberhart is also a Certified Public Accountant and currently serves as the chair of the audit committee of another public company.
•HSE, human capital management, and governance expertise through her current and prior service on the boards of other public companies, including her current service as a member of the compensation committees of two different companies, and her former service as the lead director of another global energy company. Ms. Eberhart also chaired the HSE Committee at Vine Energy Inc. and the Risk & Governance Committee at Anadarko Petroleum Corporation whose responsibilities included HSE.
Other public company boards (current): LPL Financial Holdings Inc. (NASDAQ: LPLA), Fluor Corporation (NYSE: FLR), and KORE Group Holdings, Inc. (NYSE: KORE)
Prior public company boards (in last five years): Anadarko Petroleum Corporation (NYSE: APC), Ciber, Inc. (NYSE: CBR), and Vine Energy Inc. (NYSE: VEI)

Age: 68 Director Since: 2016 Committee: Audit Independent

KIMBERLY S. GREENE

Featured experience, qualifications, and attributes:
•Energy business leadership and human capital management experience at Southern Company Gas as Board Chair, Chief Executive Officer and President (since June 2018). She served as Executive Vice President and Chief Operating Officer of the Southern Company (NYSE: SO) from 2014 to May 2018. Prior to that, she was President and CEO of Southern Company Services, Inc. Ms. Greene began her career at Southern Company in 1991 and held positions of increasing responsibility in the areas of engineering, strategy, finance, and wholesale marketing, including Senior Vice President and Treasurer of Southern Company Services, Inc. from 2004 to 2007. She rejoined Southern Company in 2013. During her tenure in the leadership roles discussed above, she has been intimately involved in succession planning, talent and leadership development, retention, compensation, and DEI initiatives and strategies.
•Finance expertise and regulatory business management experience as Executive Vice President and Chief Generation Officer of Tennessee Valley Authority (TVA). While at TVA (2007 to 2013), she served as Chief Financial Officer, Executive Vice President of financial services and Chief Risk Officer, as well as Group President for strategy and external relations.
•Cybersecurity and HSE expertise through her various leadership and management roles in the natural gas and utilities sector, including on issues related to safety, emerging technologies, innovation, and STEM-related education, her service as an Oil & Natural Gas Liaison Co-Lead for the Electric Subsector Coordinating Council, which is the principal liaison between the U.S. federal government and the energy sector concerning national-level disasters or threats to critical infrastructure (including cybersecurity), and her involvement with various renewable projects and technologies at Southern Company Gas and its affiliates.
•Organizational leadership and governance experience through her business leadership roles discussed above, and her service on the boards of the American Gas Association, Gas Technology Institute, Metro Atlanta Chamber of Commerce, and Morehouse School of Medicine.
Other public company boards (current): None
Prior public company boards (in last five years): None

Age: 55 Director Since: 2016 Committees: Nominating and Corporate Governance (Chair); and Sustainability and Public Policy Independent

28	2022 PROXY STATEMENT

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

DEBORAH P. MAJORAS

Featured experience, qualifications, and attributes:
•Global business leadership, human capital management, and ESG experience as Chief Legal Officer and Secretary of The Procter & Gamble Company (P&G) (NYSE: PG) since 2010, where she serves on the ESG Executive Council and the Equality & Inclusion Council, and her other organizational leadership experience described below. She joined P&G in 2008 as Senior Vice President and General Counsel.
•Government, regulatory, legal, and cybersecurity experience through her legal leadership roles and experience at P&G and in private practice, her experience as Chair of the U.S. Federal Trade Commission (“FTC”) from 2004 until 2008, and her service as Deputy Assistant Attorney General in the U.S. Department of Justice, Antitrust Division, from 2001 to 2004. While Chair of the FTC, Ms. Majoras gained experience in areas such as intellectual property, data security and protecting consumers from cyber and information technology risks such as identity theft, spyware and deceptive spam. During her tenure at the Department of Justice she oversaw matters across a range of industries, including software, financial networks, media and entertainment, and industrial equipment. Ms. Majoras joined the law firm of Jones Day in 1991, and became a partner in 1999.
•Organizational leadership and governance experience through her business leadership experience discussed above, and her current service and leadership roles on the boards of the United States Golf Association, The Christ Hospital Health Network, Legal Aid Society of Greater Cincinnati, and Westminster College.
Other public company boards (current): None
Prior public company boards (in last five years): None

Age: 58 Director Since: 2012 Committees: Sustainability and Public Policy (Chair); and Nominating and Corporate Governance Independent

ERIC D. MULLINS

Featured experience, qualifications, and attributes:
•Energy business leadership experience as Chairman and Chief Executive Officer of Lime Rock Resources, a company that he co-founded in 2005, which acquires, operates, and improves lower-risk oil and natural gas properties. Mr. Mullins oversees all strategic, financial, and operational aspects of the Lime Rock Resources funds. From May 2011 through October 2015, he also served as the Co-Chief Executive Officer and Chairman of the Board of Directors of LRE GP, LLC, the general partner of LRR Energy, L.P., an oil and natural gas company.
•HSE and human capital management experience through his current service on the public policy and sustainability committee of ConocoPhillips (where his committee oversight responsibilities include matters related to social, political, HSE, climate, operational integrity, and public policy matters), and his prior service on the safety and nuclear oversight committee of PG&E Corporation.
•Management, accounting, and finance expertise as a Managing Director in the Investment Banking Division of Goldman Sachs where he led numerous financing, structuring, and strategic advisory transactions in the division’s Natural Resources Group. He has served as Chair of the Audit Committee for Anadarko Petroleum Corporation and as a member of the Audit Committee for PG&E Corporation.
•Organizational leadership and governance expertise through his business leadership roles discussed above, his current and prior service on other public company boards, and his current service on the board of trustees of the Baylor College of Medicine.
Other public company boards (current): ConocoPhillips (NYSE: COP)
Prior public company boards (in last five years): Anadarko Petroleum Corporation (NYSE: APC), and PG&E Corporation (NYSE: PCG)

Age: 59 Director Since: 2020 Committee: Audit Independent

2022 PROXY STATEMENT	29

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

DONALD L. NICKLES

Featured experience, qualifications, and attributes:
•Government affairs, HSE, regulatory and legal leadership and experience as U.S. Senator from Oklahoma for 24 years (retired 2005). He also served in the Oklahoma State Senate for two years. During his tenure as U.S. Senator, he was Assistant Republican Leader for six years, Chairman of the Republican Senatorial Committee, and Chairman of the Republican Policy Committee. He served as Chairman of the Budget Committee and as a member of the Finance and Energy and Natural Resources Committees.
•Business leadership experience as current Chairman and Chief Executive Officer of The Nickles Group, a Washington-based consulting and business venture firm formed in 2005.
•Energy industry experience through his former service in the U.S. Senate as a member of the Finance and Energy and Natural Resources Committees, and his former service as a director of another publicly traded exploration and production company. Mr. Nickles previously served as Vice President and General Manager of Nickles Machine Corporation in Ponca City, Oklahoma, which provided engine parts for the energy industry before his election to the U.S. Senate.
•Organizational leadership and governance experience through his business leadership experience discussed above, his current and former service on other public company boards, and his current service on the advisory board of the Oklahoma Medical Research Foundation, and the board of directors of Central Union Mission (Washington, DC).
Other public company boards (current): Board of Trustees of Washington Mutual Investors Fund (AWSHX)
Prior public company boards (in last five years): None

Age: 73 Director Since: 2005 Committee: Nominating and Corporate Governance Independent

PHILIP J. PFEIFFER

Featured experience, qualifications, and attributes:
•Business leadership, legal and human capital management expertise in the San Antonio office of Norton Rose Fulbright LLP, where he was Partner-in-Charge for 25 years and led the office’s labor and employment practice (he presently serves Of Counsel). Prior to his retirement as a senior partner, Mr. Pfeiffer also served for over 10 years as a member of the law firm’s executive management committee. Through his service with the firm for almost 50 years, Mr. Pfeiffer assisted employers in traditional management-union matters, complex civil rights matters, employment discrimination cases, affirmative action compliance, employment torts, alternative dispute resolution, employment contracts, and ERISA litigation.
•Organizational leadership and governance experience through board service and affiliations with Southwest Research Institute, United Way of San Antonio and Bexar County, San Antonio Medical Foundation, The Children’s Hospital of San Antonio Foundation, Alamo Area Council of Boy Scouts, and the Cancer Therapy and Research Center.
Other public company boards (current): None
Prior public company boards (in last five years): None

Age: 74 Director Since: 2012 Committee: Human Resources and Compensation Independent

30	2022 PROXY STATEMENT

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

ROBERT A. PROFUSEK

Featured experience, qualifications, and attributes:
•Business leadership and capital markets expertise as a partner of the Jones Day law firm where Mr. Profusek chairs the firm’s global mergers and acquisitions practice. His law practice focuses on mergers, acquisitions, takeovers, restructurings, and corporate governance matters.
•Public company governance experience and expertise through service as Valero’s Lead Director and the Lead Director of two other public companies. He is a frequent speaker regarding corporate takeovers and corporate governance, has authored or co-authored numerous articles, has testified before Congress and the SEC about takeover and compensation-related matters, and is a frequent guest commentator on CNBC, CNN, and Bloomberg TV.
•Cybersecurity, ESG and human capital management experience through his current service as chair of the governance and sustainability committee of the board of a technology and electronics focused public company, his current service as chair of the compensation committee of another public company, his leadership and management role at the Jones Day law firm, and his extensive legal experience discussed above, including advising on various ESG-related issues and authoring ESG-focused legal articles.
•Organizational leadership through his leadership roles discussed above, and his former service on the board of directors of the Legal Aid Society of New York City.
Other public company boards (current): Kodiak Sciences Inc. (NASDAQ: KOD), and CTS Corporation (NYSE: CTS)
Prior public company boards (in last five years): None

Age: 71 Director Since: 2005 Committees: Human Resources and Compensation; and Sustainability and Public Policy Independent Lead Independent Director

RANDALL J. WEISENBURGER

Featured experience, qualifications, and attributes:
•Global business leadership, capital markets, finance and compliance expertise as the managing member of Mile 26 Capital, LLC, an investment fund based in Greenwich, Connecticut (since 2014), and service as Executive Vice President and Chief Financial Officer of Omnicom Group Inc. (NYSE: OMC) from 1998 through 2014. Prior to joining Omnicom, he was a founding member of Wasserstein Perella and a former member of First Boston Corporation. At Wasserstein Perella, Mr. Weisenburger specialized in private equity investing and leveraged acquisitions, and in 1993, he became President and CEO of the firm’s private equity subsidiary.
•HSE and Human Capital Management experience through his current service on the compensation committees of two other public company boards, and his current service as a member of another public company’s health, environmental, safety & security committee (which oversees sustainability), and its compliance committee.
•Organizational leadership and governance experience through his leadership roles and service on other public company boards discussed above, as well as his current service on the Board of Overseers of the Wharton School of Business at the University of Pennsylvania.
Other public company boards (current): Carnival Corporation and Carnival plc (NYSE: CCL), Corsair Gaming Inc. (NASDAQ: CRSR), and MP Materials Corp. (NASDAQ: MP)
Prior public company boards (in last five years): None

Age: 63 Director Since: 2011 Committees: Audit (Chair); and Sustainability and Public Policy Independent

2022 PROXY STATEMENT	31

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

RAYFORD WILKINS, JR.

Featured experience, qualifications, and attributes:
•Global business leadership, technology, cybersecurity, and finance expertise as CEO of Diversified Businesses of AT&T Inc. (NYSE: T), where he was responsible for international investments, AT&T Interactive, AT&T Advertising Solutions, customer information services, and the consumer wireless initiative in India. He retired from AT&T at the end of March 2012. Mr. Wilkins held several other leadership positions at AT&T and its predecessor companies, including Group President and CEO of SBC Enterprise Business Services and President and CEO of SBC Pacific Bell.
•HSE and human capital management experience through his service as CEO of Diversified Businesses of AT&T Inc. (NYSE: T), and his other business leadership experience discussed above, and his current service on the Compensation and Human Resources committee of Caterpillar Inc. (NYSE: CAT), and the Compensation, Management Development and Succession committee of Morgan Stanley (NYSE: MS). During his tenure as the chair of Valero’s Human Resources and Compensation Committee he has been integral to Valero’s progress in linking pay with HSE and ESG performance.
•Organizational leadership and governance experience through his business leadership experience discussed above, his current service on other public company boards, and his current service on the Advisory Council of the McCombs School of Business at the University of Texas at Austin.
Other public company boards (current): Morgan Stanley (NYSE: MS), and Caterpillar Inc. (NYSE: CAT)
Prior public company boards (in last five years): None

Age: 70 Director Since: 2011 Committees: Human Resources and Compensation (Chair); and Sustainability and Public Policy Independent

For information regarding the nominees’ and other directors’ Common Stock holdings, compensation, and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Compensation Discussion and Analysis,” and “Director Compensation” elsewhere in this proxy statement.

32	2022 PROXY STATEMENT

IDENTIFICATION OF EXECUTIVE OFFICERS

The following table lists Valero’s executive officers (for purposes of Rule 3b-7 under the Exchange Act). There is no arrangement or understanding between any executive officer listed below or any other person under which the executive officer was or is to be selected as an officer.

	Officer Since	Age as of 12/31/2021
Joseph W. Gorder, Chief Executive Officer and Chairman of the Board	2003	64
R. Lane Riggs, President and Chief Operating Officer	2011	56
Jason W. Fraser, Executive Vice President and Chief Financial Officer	2015	53
Gary K. Simmons, Executive Vice President and Chief Commercial Officer	2011	57
Cheryl L. Thomas, Senior Vice President and Chief Technology Officer	2011	60
Richard J. Walsh, Senior Vice President, General Counsel and Secretary	2016	56
Mr. Gorder. Mr. Gorder’s biographical information appears above under the caption “Proposal No. 1—Election of Directors—Nominees.”
Mr. Riggs was elected President and Chief Operating Officer on January 23, 2020. He previously served as Executive Vice President and Chief Operating Officer (since January 1, 2018), and prior to that as Executive Vice President–Refining Operations and Engineering (since 2014), and Senior Vice President–Refining Operations (since 2011). He has held several leadership positions with Valero overseeing refining operations, crude and feedstock supply, and planning and economics. Mr. Riggs also served on the board of directors of Valero Energy Partners GP LLC (the general partner of Valero Energy Partners LP (NYSE: VLP)) from 2014 to 2019.
Mr. Fraser was elected Executive Vice President and Chief Financial Officer effective July 15, 2020. Prior to that he served as Executive Vice President and General Counsel effective January 1, 2019. In 2018, he served as Senior Vice President overseeing Valero’s Public Policy & Strategic Planning, Governmental Affairs, Investor Relations, and External Communications functions. From November 2016 to May 2018, Mr. Fraser served as Vice President-Public Policy & Strategic Planning, and from May 2015 to November 2016, he served in London as Vice President-Europe, overseeing Valero’s European commercial businesses. Prior to his service in London, he held various leadership positions at Valero’s San Antonio headquarters, including Senior Vice President & Deputy General Counsel and Senior Vice President-Specialty Products in the Valero family of companies.
Mr. Simmons was elected Executive Vice President and Chief Commercial Officer on January 23, 2020. He previously served as Senior Vice President–Supply, International Operations and Systems Optimization (since May 2014), and prior to that as Vice President–Crude and Feedstock Supply and Trading (2012 to 2014), and Vice President–Supply Chain Optimization (2011 to 2012). Mr. Simmons has held many leadership positions with Valero, including Vice President and General Manager of Valero’s Ardmore and St. Charles refineries.
Ms. Thomas was elected Senior Vice President and Chief Technology Officer of Valero effective September 3, 2020, with responsibility for Valero’s information services network and related technology. She was first elected as Valero’s Vice President and Chief Information Officer in 2011, and was thereafter promoted to Senior Vice President and Chief Information Officer in 2019. Ms. Thomas has served Valero and its predecessors since 1984. In her many leadership roles, she has managed Valero’s Information Systems Development, Support, and Infrastructure teams; served as Vice President of Retail Operations Support; and served as Vice President of Retail Information Systems. She has played a key role in restructuring Valero’s Information Services Department and integrating recently acquired assets into Valero’s complex systems. Ms. Thomas also serves on the executive committee and as the treasurer of the Family Violence Prevention Society, a non-profit organization.
Mr. Walsh was elected Senior Vice President, General Counsel and Secretary, effective April 22, 2021, and prior to that was elected as Senior Vice President and General Counsel effective July 15, 2020. Mr. Walsh has responsibility for Valero’s legal and governmental affairs, HSE, risk management, ESG, and compliance teams. He previously served as Vice President and Deputy General Counsel of Valero from 2016 to 2020. He joined Valero in 1999 and has served in many different leadership roles within Valero’s legal department. He has extensive international legal experience related to Latin America and Europe.

2022 PROXY STATEMENT	33

BENEFICIAL OWNERSHIP OF VALERO SECURITIES

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
This table lists the beneficial ownership of our Common Stock as of February 1, 2022, by all directors and nominees, the executive officers named in the Summary Compensation Table, and the directors and executive officers of Valero as a group. No executive officer, director, or nominee for director owns any class of equity securities of Valero other than Common Stock. None of the shares listed below are pledged as security. The address for each person is One Valero Way, San Antonio, Texas 78249.

Name of Beneficial Owner	Shares Held (1)	Shares Under Options (2)	Total Shares	Percent of Class
Fred M. Diaz (3)	—	—	—	*
H. Paulett Eberhart	6,735	—	6,735	*
Jason W. Fraser	96,080	—	96,080	*
Joseph W. Gorder	534,581	113,147	647,728	*
Kimberly S. Greene	7,884	—	7,884	*
Deborah P. Majoras	21,377	—	21,377	*
Eric D. Mullins	755	—	755	*
Donald L. Nickles	27,396	—	27,396	*
Philip J. Pfeiffer	23,488	—	23,488	*
Robert A. Profusek	38,892	—	38,892	*
R. Lane Riggs	269,020	2,667	271,687	*
Gary K. Simmons	168,684	1,750	170,434	*
Cheryl L. Thomas	55,930	—	55,930	*
Stephen M. Waters	11,454	—	11,454	*
Randall J. Weisenburger	102,438	—	102,438	*
Rayford Wilkins, Jr.	33,686	—	33,686	*
Directors and current executive officers as a group (17 persons)	1,479,436	117,564	1,597,000	*

*Indicates that the percentage of beneficial ownership does not exceed 1% of the class.
(1)Includes shares allocated under the Thrift Plan and shares of restricted stock. The balance shown for Mr. Waters includes 500 shares held in a trust for which Mr. Waters is a beneficiary.
(2)Represents shares of Common Stock that may be acquired under outstanding stock options currently exercisable and that are exercisable within 60 days from February 1, 2022.
(3)Mr. Diaz owns 2,021 unvested stock units, which do not have voting rights. See “Director Compensation” below.

34	2022 PROXY STATEMENT

BENEFICIAL OWNERSHIP OF VALERO SECURITIES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
This table describes each person or group of affiliated persons known to be a beneficial owner of more than five percent of our Common Stock. The information is based on reports filed by such persons with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Blvd Malvern PA 19355	46,455,727 (1)	11.36%

BlackRock, Inc. 55 East 52nd Street New York NY 10055	37,549,543 (2)	9.2%

State Street Corporation State Street Financial Center One Lincoln Street Boston MA 02111	28,405,525 (3)	6.95%

(1)The Vanguard Group filed with the SEC a Schedule 13G on February 10, 2022, reporting that it or certain of its affiliates beneficially owned in the aggregate 46,455,727 shares as of December 31, 2021, for which it had no sole voting power, shared voting power for 638,374 shares, sole dispositive power for 44,815,840 shares, and shared dispositive power for 1,639,887 shares.
(2)BlackRock, Inc. filed with the SEC an amended Schedule 13G on February 1, 2022, reporting that it or certain of its affiliates beneficially owned in the aggregate 37,549,543 shares as of December 31, 2021, for which it had sole voting power for 33,959,563 shares, no shared voting power, sole dispositive power for 37,549,543 shares, and no shared dispositive power.
(3)State Street Corporation filed with the SEC a Schedule 13G on February 14, 2022, reporting that it or certain of its affiliates beneficially owned in the aggregate 28,405,525 shares as of December 31, 2021, for which it had no sole voting power, shared voting power for 26,206,820 shares, no sole dispositive power, and shared dispositive power for 28,395,101 shares.

2022 PROXY STATEMENT	35

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Our incentive compensation programs are designed to effectively balance risk and reward. When assessing risk, we consider both cash compensation payable under our annual incentive bonus plan as well as long-term incentives that are awarded under our stock incentive plan. We also consider the mix of award opportunities (i.e., short- versus long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with our plans. We do not believe that our compensation policies and practices are reasonably likely to have an adverse effect on Valero. Features of our compensation programs that we believe mitigate excessive risk-taking include:
•the mix between fixed and variable, annual and long-term, and cash and equity compensation, designed to encourage strategies and actions that are in Valero’s long-term best interests;
•determination of incentive awards based on a variety of indicators of performance, thus diversifying the risk associated with a single indicator of performance;
•incorporation of relative total stockholder return into our incentive program, calibrating pay and performance relationships to companies facing the same or similar market forces as Valero;
•multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings;
•maximum payout ceilings under our annual bonus program and performance share awards;
•restricted stock awards that help contain volatility of incentive awards and further align executives’ interests with long-term stockholder value creation; and
•our compensation-related policies, including our Policy on Executive Compensation in Restatement Situations and stock ownership and retention guidelines (discussed under the caption “Compensation Discussion and Analysis—Compensation-Related Policies”).

36	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Company Overview	38	Elements of Executive Compensation	51
Executive Compensation in Summary	38	Benchmarking Competitive Pay Levels	52
Executive Compensation Design Elements	39	The Role of Individual Performance and Personal Objectives	52
Pay and Performance Outcomes for 2021	40
ESG and Executive Compensation	42	Relative Size of Major Compensation Elements	52
Alignment of Executive Pay to Company Performance	43	Base Salaries	53
		Annual Incentive Bonus	53
Elements of Executive Compensation-Summary	43	Long-Term Incentive Awards	60
Pay for Performance Alignment Relative to Peers	46	Perquisites and Other Benefits	63
Adoption of Compensation Governance Best Practices	47	Post-Employment Benefits	64
		Accounting and Tax Treatment	65
Dialogue with Stockholders	48	Compensation-Related Policies	65
Administration of Executive Compensation Programs	48
Peer Group and Benchmarking Data	48
Process and Timing of Compensation Decisions	50

2022 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis — Overview
Company Overview
Valero strives to be the premier manufacturer, distributor, and marketer of transportation fuels (including low-carbon transportation fuels) and petrochemical products with a focus on creating value for its stockholders while serving the needs of its nearly 10,000 employees and its neighboring communities. Sustained profitability within the fuels manufacturing and marketing business in which operating margins are primarily influenced by volatile commodity prices requires a sound business strategy, organizational discipline, and a committed workforce. Valero’s management and employees are driven by our guiding principles focused on safety, environmental stewardship, community engagement, employee engagement, diversity and inclusion, and governance. Valero’s (i) continued significant investments in economic, low-carbon projects, including the expansion of our low-carbon fuels production capacity, (ii) focus on safe, reliable and environmentally responsible operations, and (iii) status as an employer of choice, support Valero’s intention to be the best-in-class producer of essential fuels and products that are foundational to modern life.
Valero has three reporting segments – refining, renewable diesel and ethanol. The refining segment includes refining operations and associated marketing activities and logistics assets. Valero owns 15 refineries located in the United States, Canada and the United Kingdom. Valero’s renewable diesel segment includes the operations of Diamond Green Diesel, a joint venture which produces low-carbon renewable diesel fuel at its existing plant next to our St. Charles Refinery in Norco Louisiana, and with additional capacity expected in the first quarter of 2023 at a new plant to be located next to our Port Arthur Refinery in Texas, which is currently under construction. Valero’s renewable diesel business is currently the world’s second-largest renewable diesel producer. The ethanol segment, which is currently the world’s second-largest corn ethanol producer, includes Valero’s ethanol operations and associated marketing activities and logistics assets, with 12 plants throughout the U.S. Midwest. Valero’s renewable diesel and ethanol businesses have made Valero one of the world’s largest low-carbon fuels producers.

VALERO’S STRATEGY FOR VALUE CREATION
•Maintain manufacturing excellence through safe, reliable, and environmentally responsible operations.
•Utilize a disciplined capital allocation framework that delivers distinctive financial results and peer-leading returns to stockholders.
•Grow earnings through market expansion, margin improvement, and operating cost control.
•Explore new energy transition opportunities in economic, low-carbon projects that leverage Valero’s project development and manufacturing expertise.
Executive Compensation in Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. Please carefully read the entire proxy statement before voting. For more complete information regarding Valero’s 2021 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2021. The term “Committee” in this Compensation Discussion and Analysis refers to the Human Resources and Compensation Committee.

2021 CHANGES AND HIGHLIGHTS
•Introduction of an “Energy Transition” performance measure as a performance modifier within the Performance Shares program, which links executive compensation with (i) our global refinery Scope 1 and 2 GHG emissions reduction/offset target for 2025 and (ii) growth capital deployed for low-carbon projects and initiatives.
•No changes to CEO Target Total Compensation since 2020 (despite determining that an increase for 2022 would have been warranted based on CEO performance and benchmarking).

38	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION DESIGN ELEMENTS

Long-Term Incentive Program
50%	50%
Performance Shares	Restricted Stock

•3-yr ratable vesting, with no re-testing
•Primary performance measure: Relative TSR vs peer group
•Secondary performance measure: Energy Transition modifier tied to GHG emissions reduction/offset target for 2025 and growth capital deployed for low-carbon projects
•Range of payout: 0% to 200% of target
•3-yr ratable vesting •Value ultimately realized increases/decreases with the stock price movement
89 percent of CEO target pay is at risk (variable)
Annual Bonus Program

Component	Metric(s)	Weight	Outcome Range
Financial	EPS*	40%	0% - 200%
Operational	a) Health, Safety, and Environment (HSE) b) Mechanical Availability c) Refining Cash Operating Expense Management	40%	0% - 200%
Strategic	Array of Initiatives, including ESG efforts and improvements	20%	0% - 200%
COMBINED:		100%	0% - 200%
*Excludes impairment charges and special items, as discussed in further detail below.

2022 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY RATIO*	STOCK OWNERSHIP GUIDELINES**

CEO : Median-Paid Employee 1 : 114	Position/Level	Value of Shares Earned
	Board	5x Annual Cash Retainer
	CEO	5x Base Salary
	President	3x Base Salary
	EVP	2x Base Salary
	SVP	1x Base Salary
	VP	1x Base Salary
* See “Pay Ratio Disclosure” for more details.	** See “Stock Ownership Guidelines” for more details.

PAY AND PERFORMANCE OUTCOMES FOR 2021
Significant Business and Organizational Achievements*:
•Achieved best-ever safety performance as measured through our employee total recordable incident rate (“TRIR”).
•Achieved second best-ever refining mechanical availability allowing for improved margin capture.
•Earned $2.81 per share (excluding impairment charges and special items, as discussed further below), compared to a target of $0.55 per share despite the continued challenges presented by the COVID-19 pandemic and the negative impacts arising from Winter Storm Uri (estimated $1.15 per share operating loss due to excess energy costs) and Hurricane Ida.
•Set GHG emissions reduction/offset targets with board-approved projects and projects under development for 2025 and 2035; with plans to achieve a 100 percent reduction/offset of global refinery Scope 1 and 2 GHG emissions by 2035.
•Successfully completed and started up the renewable diesel production capacity expansion project in Louisiana six months ahead of schedule (and with final production volumes higher than the original plan) and on-budget, which more than doubled our production capacity of renewable diesel to 700 million gallons per year and allowed for additional revenue and margin capture in 2021.
•Deployed more than 70 percent of growth capital expenditures for low-carbon projects and initiatives in 2021.
•Published the 2021 TCFD Report and Scenario Analysis following the recommendations of the Task Force on Climate-related Financial Disclosures and using the assumptions of the IEA’s Sustainable Development Scenario, which is aligned with the Paris Agreement. In that report, HSB Solomon Associates LLC concludes that Valero’s overall refining portfolio would be resilient in such a low-carbon marketplace.
•Engagement efforts with ESG indices resulted in the inclusion of Valero in the FTSE USA Low Carbon Select Index.
•Completed a series of debt reduction and refinancing transactions that reduced our outstanding long-term debt by approximately $1.3 billion.
* See the table set forth under the caption “Stockholder Engagement” for more details.
Short-term Incentive (Annual Bonus) Achievement:

Category	Metric	Target	Results	Target Achieved	Weighting	Outcome
Financial	Earnings Per Share (1)	$0.55	$2.81	188.63%	40.00%	75.45%
Operational	Health, Safety & Environment	100.00%	199.00%	199.00%	13.33%	26.53%
	Mechanical Availability	96.20%	97.20%	180.95%	13.33%	24.12%
	Refining Cash Operating Expense Management (2)	$127/EDC	$111/EDC	200.00%	13.34%	26.68%
Strategic	Strategic Execution Initiatives and Objectives	100.00%	150.00%	150.00%	20.00%	30.00%
Achieved Annual Bonus Payout (vs Target)						182.78%
Footnotes:
(1)Excludes impairment charges and special items, as discussed in further detail below.
(2)“Equivalent Distillation Capacity” (EDC) is a measure that equalizes complexity differences among refineries in order to compare operating expense performance.

40	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Long-term Incentive (Performance Shares) Achievement in 2021:
The design for Performance Shares granted in 2018 and 2019 included one metric: relative Total Shareholder Return (TSR) versus a peer group, weighted at 100 percent. See “Long-Term Incentive Awards” below for further information on the TSR targets. Final vesting percentages for segments ending in 2021 are as follows:

Performance Shares Grant (Year & Segment)	Final Percentile TSR Ranking versus Peers	Vesting Percentage of Target (Target = 100%) (Range of 0% to 200%)
2018 (final of 3 segments)	3 of 11	175.0%
2019 (2nd of 3 segments)	5 of 11	125.0%
The design for Performance Shares granted in 2020 included two metrics: relative TSR versus a peer group, weighted at 75 percent, and 3-year average Return on Invested Capital (ROIC), weighted at 25 percent. In early 2021, the Committee added two additional metrics for performance in that year (including to the segment of the 2020 awards based on two-year performance ending in 2021). Specifically, after preliminary vesting has been determined, an Energy Transition modifier containing two additional metrics is applied with each metric either adding or subtracting 12.5 percentage points per metric to the preliminary vesting percentage, depending on performance. The final vesting percentage for the segment ending in 2021 is as follows:

Performance Shares Grant (Year & Segment)	Metric	Result	Weighting	Vesting Percentage of Target (Target = 100%) (Range of 0% to 200%)
2020 (2nd of 3 Segments)	Relative TSR Ranking	5 of 11	75%	125.00%
	3-Yr Avg ROIC	Below Min.	25%	00.00%
Preliminary Vesting Percentage of Target:				93.75%
	Metric	Target	Results	Percent Added/Subtracted
Energy Transition Modifier	Global Refinery Scope 1 and 2 GHG Emissions Reduction/Offsets vs Target*	≥43.70%**	Exceeded Target	+ 12.50%
	Low-carbon Projects and Initiatives as Percent of Growth CapEx	≥40.00%	Exceeded Target	+ 12.50%
Final Vesting Percentage of Target				118.75%
*    Further details regarding our GHG emissions reductions/offset target for 2025 are set forth in our 2021 SASB report.
**    Represents percent goal of global refinery Scope 1 and 2 emissions reduction/offset to be achieved in the target year.
The design for Performance Shares granted in 2021 includes one metric: relative TSR versus a peer group, weighted at 100 percent. After preliminary vesting is determined based on relative TSR performance, an Energy Transition modifier containing two additional metrics is applied with each metric either adding or subtracting 12.5 percentage points per metric to the preliminary vesting percentage, depending on performance. The final vesting percentage for the segment ending in 2021 is as follows:

Performance Shares Grant (Year & Segment)		Final Percentile TSR Ranking versus Peers		Vesting Percentage of Target (Target = 100%) (Range of 0% to 200%)
2021 (1st of 3 Segments)		7 of 11		75.00%
Preliminary Vesting Percentage of Target:				75.00%
	Metric	Target	Results	% Added/Subtracted
Energy Transition Modifier	Global Refinery Scope 1 and 2 GHG Emissions Reduction/Offsets vs Target*	≥43.70%**	Exceeded Target	+ 12.50%
	Low-carbon Projects and Initiatives as Percent of Growth CapEx	≥40.00%	Exceeded Target	+ 12.50%
Final Vesting Percentage of Target				100.00%
*    Further details regarding our GHG emissions reductions/offset target for 2025 are set forth in our 2021 SASB report.
**    Represents percent goal of global refinery Scope 1 and 2 emissions reduction/offset to be achieved in the target year.

2022 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

ESG AND EXECUTIVE COMPENSATION
Valero has historically included quantitative environmental and safety performance measures within its annual bonus program. In 2020, the annual bonus program was modified to reward additional ESG efforts and improvements. In 2021, we again strengthened the ties between executive compensation and ESG priorities through the addition of a quantitative Energy Transition measure to our long-term incentive program. The following table summarizes the ESG-related components of Valero’s executive compensation program. The details of each component and 2021 results are described further in the sections titled “Annual Incentive Bonus,” and “Long-term Incentive Awards,” respectively.

Compensation Program	Element	Weighting/ Impact	Key Characteristics
Annual Bonus (Short-Term Incentives)	Health, Safety & Environment Metric within the Operational Component	13.3 percent of annual bonus
•Consists of seven separately weighted measures featuring both “leading” and “lagging” indicators across three operational groups (separate from reportable segments): Refining, Ethanol, and Logistics
•Leading indicator metrics promote management behaviors including progress against pre-established criteria for inspections and action-items, which have proven to result in improved environmental and safety outcomes
•Lagging indicators include “Environmental Scorecard Incidents” measuring the number of incidents reportable to regulatory agencies*; and Tier 1 Process Safety Event Rate which is a metric defined by the American Petroleum Institute (“API”) that looks at process safety events per 200,000 total employee and/or contractor working hours

Annual Bonus (Short-Term Incentives)	Strategic Execution	Up to 20 percent of annual bonus depending on subjective assessment of performance
•Includes “ESG Efforts & Improvements” as one of five key strategic areas
•Significant achievements are reported and performance is subjectively assessed on five ESG initiatives: Environmental Stewardship, Sustainability, Diversity, Equality & Inclusion, Compliance, and Corporate Citizenship & Community

Performance Shares (Long-Term Incentives)	Energy Transition Modifier	+/- 25 percentage points to final payout of the performance share component of long-term incentives
•Performance is assessed based on the company’s progress in meeting the challenges of the energy transition, including (1) progress towards our publicly disclosed GHG emissions reduction/offset target for 2025, and (2) investment of growth capital into low-carbon initiatives and projects

* In January of 2022, the Human Resources and Compensation Committee approved the addition of a severity/volume enhancer feature to the “Environmental Scorecard Incidents” metrics for the 2022 Annual Bonus Program. The details of this modification are described further in the section titled “Annual Incentive Bonus.”

42	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Alignment of Executive Pay to Company Performance
Valero’s executive pay program is designed to reward executives for superior company performance. The program design emphasizes variable incentive pay (delivered through annual and long-term incentives) such that an executive’s pay ultimately realized is significantly dependent upon the achievement of both absolute and relative performance measures.

VALERO’S COMPENSATION PHILOSOPHY

☑	Tightly link company performance and executive pay	☑	Balance compensation over short- and long-term
☑	Align the interests of executives and stockholders	☑	Facilitate retention of top executive talent
☑	Manage risk and adopt best practices in executive pay	☑	Advance ESG objectives through executive incentives

ELEMENTS OF EXECUTIVE COMPENSATION — SUMMARY
The primary elements of our 2021 executive compensation program are summarized in the table below.

Element	Form	Key Characteristics
Base Salary	Cash
•Takes into consideration scope and complexity of the role, peer market data, experience of the incumbent, and individual performance
•Aligned with competitive practices in order to support recruitment and retention of top talent

Annual Bonus Plan	Performance-Based Cash
•Variable component of annual pay focused on achievement of short-term annual financial, operational, and strategic objectives that are critical drivers for safe and reliable operations, returns to stockholders, the disciplined use of capital, and achievement of ESG goals

Long-term Incentive Program	Performance Shares (50%)
•Measures relative Total Shareholder Return (TSR) against an eleven-member Performance Peer group (inclusive of Valero) across a three-year period and two unique metrics related to Energy Transition
•Incentivizes stockholder returns and commitment to our energy transition objectives
•Value delivered is driven by performance relative to relevant peers in industry and by our progress in advancing our low-carbon fuels strategy

	Restricted Stock (50%)	•Vests 1/3 per year over three years •Value delivered is driven by absolute performance of company stock •Aids in retention of critical talent

Fixed	Variable

2022 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

Target Total Pay
Valero’s Human Resources and Compensation Committee administers executive compensation such that each executive’s Target Total Pay is within a reasonable range of the most recently available role-specific market data provided by the Committee’s independent executive compensation consultant. Target Total Pay represents in aggregate the three primary elements of our executive compensation program as listed and summarized in the prior table (Salary, Annual Incentive Bonus, and Long-Term Incentives). Each element is administered independently with reference to competitive market data and with consideration of other factors as discussed further in this Compensation Discussion and Analysis under the heading “Benchmarking Competitive Pay Levels.” Target Total Pay for 2021 for our named executive officers is listed in the table below.

		Salary (Dec. 31, 2021) ($)	Target Annual Incentive Bonus ($) (1)	Target Long- term Incentives (Stock Awards) ($) (2)	Target Total Pay ($)

Gorder	CEO	1,800,000	2,880,000	11,340,000	16,020,000
Riggs	President	970,000	1,067,000	4,365,000 (3)	6,402,000
Fraser	CFO	825,000	825,000	3,300,000	4,950,000
Simmons	CCO	700,400	700,400	2,276,300	3,677,100
Thomas	CTO	662,300	529,840	1,490,175	2,682,315

Footnotes:
(1)Represents Salary multiplied by the executive’s target bonus percentage as described below under the heading “Annual Incentive Bonus.”
(2)Represents Salary multiplied by the executive’s target long-term incentive percentage with potential performance-related adjustments as described below under the heading “Long-Term Incentive Awards.”
(3)Excludes a $2 million restricted stock award associated with the Long-Term Incentive Agreement with Mr. Riggs (as established in 2019), granted in conjunction with Mr. Riggs’ expanded responsibilities and intended to support long-term retention as described below under the heading “Long-Term Incentive Awards – Restricted Stock – Long-Term Incentive Agreement with Mr. Riggs.”
The total compensation for each executive as disclosed in the Summary Compensation Table in this proxy statement differs from the Target Total Pay as listed in the preceding table primarily due to the following factors.
•The Target Total Pay excludes values associated with certain retirement benefits that are included in the Summary Compensation Table, which can increase or decrease significantly year-to-year due to actuarial assumptions and other factors (see the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table and related footnotes). Also excluded are the “Other Compensation” perquisites and benefits disclosed in the Summary Compensation Table.
•The values disclosed in the Summary Compensation Table for long-term incentives are calculated in accordance with SEC disclosure requirements and can differ substantially from the values calculated for Target Total Pay, which are used for administering compensation decisions. Most notably, the disclosed values for performance shares in the Summary Compensation Table represent three different tranches from three unique awards (granted in 2019, 2020, and 2021) which include adjustments for predicted performance (see footnote (2) of the Summary Compensation Table for further details), whereas the value of performance shares in Target Total Pay represents the full 2021 award grant(s) which was administered based on the average closing stock price for the 15 consecutive trading days ending the day before the grant(s). For example, in 2021 the value disclosed for restricted stock and performance shares within the long-term incentive column of the Summary Compensation Table for Mr. Gorder was approximately $2.0 million higher than the comparable Target Total Pay value as administered by the Human Resources and Compensation Committee (approximately $13.3 million versus $11.3 million). Refer to the “Grants of Plan-Based Awards” table and associated footnotes in this proxy statement for more detailed information regarding the 2021 long-term incentive grants.
Other factors contributing to differences between the disclosed values in the Summary Compensation Table and the values shown within Target Total Pay include the actual annual bonus amount earned for performance versus the target annual bonus value (as discussed further below under the caption “Annual Incentive Bonus”) and, for restricted stock grants, the difference between the stock price associated with the grant date fair value of the award (as required for the Summary Compensation Table disclosure) and the stock price used to determine the number of restricted shares granted in order to achieve the target value (i.e., average closing stock price for the 15 consecutive trading days prior to grant as described previously).

44	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE PAY IN SUMMARY
The following charts summarize year over year changes to Target Total Pay* from 2019 through 2021 for our CEO and our four other named executive officers (“NEOs”) (shown in average).
*    Target Total Pay includes base salary, target bonus and target long-term incentives value.
Target Total Pay for the CEO remained flat from 2020 to 2021 (and will remain flat in 2022). The increase in Target Total Pay from 2020 to 2021 for the other named executive officers (as shown in average) primarily reflects pay adjustments to each of the non-CEO named executive officers to ensure alignment with median market compensation and in recognition of individual performance.

2022 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS

PAY FOR PERFORMANCE ALIGNMENT RELATIVE TO PEERS
The table below shows relative performance and pay versus peers over the five-year period ending 2020 (results through 2021 cannot be determined until 2021 executive pay for all comparator companies is disclosed in 2022 proxy statements).

After engaging with the independent compensation consultant, we believe that our executive compensation is aligned with TSR performance.

Valero’s Percentile Ranking vs. Peers(1)
Timeframe	Role	Relative Performance vs. Peers	Relative Pay(2) vs. Peers

5 Years	CEO	73rd percentile	73rd percentile
	Top-5 Executives	73rd percentile	45th percentile
Footnotes:
(1)Current Compensation Comparator Peer Group of 12 peers as described in the “Peer Group and Benchmarking Data” section of this document. Peer company Dow, Inc. is excluded from the analysis as 5-year pay and performance data is not available prior to its 2019 spin-off. Pay comparisons are drawn against the “Top-5” group of executives at Valero and the peers, inclusive of the CEO, the CFO, and the three highest-paid other executive officers.
(2)Represents “realizable” pay as reported in company annual proxy statements and includes: salaries; annual bonuses earned; long-term incentive awards that have vested or been exercised; the increase/decrease in long-term incentive awards that are still outstanding; and one-off payments like severance to outgoing executives and sign-on awards for incoming executives.
The following chart illustrates the CEO five-year relationship between relative pay and relative performance versus the peers through 2020 (referenced in footnote (1) above):
Five-year pay history reflects Mr. Gorder’s realizable pay during this period.

46	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis—Detail
Adoption of Compensation Governance Best Practices
We use executive pay arrangements that are commonly recognized as best practices. Our executive pay program includes these leading practices.

PAY FOR PERFORMANCE
•Incentive compensation (annual bonus and long-term incentives) represents the majority (ranging from 75 percent to 89 percent) of the targeted direct compensation of our named executive officers.
•We target 50 percent of the long-term incentive value granted to our named executive officers to be awarded in the form of performance shares tied to relative TSR performance, Energy Transition performance, and investment returns performance (for the second and third segments of the 2020 performance shares grant).

STOCKHOLDER ALIGNMENT
•We use multiple performance metrics to motivate achievements that complement one another and that contribute to the long-term creation of stockholder value.
•Our executive officers and directors are subject to meaningful stock ownership guidelines.
•We engage in stockholder outreach to solicit the input of stockholders to our pay programs (including participation by the members of our Human Resources and Compensation Committee, our Lead Director, and the chair of our Sustainability and Public Policy Committee). See “Dialogue with Stockholders” below for more information.

PROGRAM DESIGN
•Incentives are balanced between absolute performance goals (rewarding the achievement of pre-established goals) and relative measures (linking the incentives to surpassing the performance of our peers).
•We have maximum payout ceilings on both our annual bonus opportunities and our performance shares.
•Our executive pay programs include design features that mitigate against the risk of inappropriate behaviors.
•Our executive pay design aligns with typical practices among Valero’s peers and in general industry.

PAY BENCHMARKING
•Valero’s revenues and market capitalization are within a reasonable range of the median revenues and market capitalization of the peer group of companies within our industry against which we benchmark our executives’ pay, reflecting that we make pay comparisons in a size-appropriate fashion.
•We benchmark against the median pay levels of the peer group for each of base pay, annual bonus, long-term incentives, and total target pay.

AVOID PROBLEMATIC PAY PRACTICES
•We have eliminated all change of control gross-ups for potential parachute excise taxes and maintain a policy against the implementation of change-in-control arrangements that contain gross-ups.
•We have a policy stipulating that grants of performance shares contain “double trigger” terms and conditions for vesting in a change of control context such that performance shares will vest on a partial, pro rata basis following termination of employment (rather than vesting automatically in full upon the change of control).
•Our long-term incentive program mandates that stock options cannot be re-priced without stockholder approval.
•Our executive officers and directors are prohibited from pledging shares of our Common Stock as collateral or security for indebtedness, and may not purchase, sell, or write calls, puts, or other options or derivative instruments that are designed to hedge or offset any decrease in the market value of our Common Stock.
•We have a “clawback” policy requiring the return of incentive payments in certain restatement situations.

2022 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS

STRONG GOVERNANCE
•Our Human Resources and Compensation Committee is composed entirely of directors who meet the independence requirements of the SEC and NYSE as well as pertinent tax requirements for preserving the deductibility of executive pay.
•Our Human Resources and Compensation Committee retains the services of an independent executive compensation consultant that provides services directly to the Committee.
•We conduct an annual say-on-pay vote as recommended by our stockholders.
•We have a declassified Board; all of our directors stand for re-election each year.
•Our Board has approved a limitation on the amount of equity compensation that may be paid to our non-employee directors in any year.
•We currently have eleven independent directors (10 director nominees) who serve on four fully independent committees.
•Six of the ten independent director nominees represent diversity of gender or race/ethnicity (including three women directors, two Black or African American directors, and one Hispanic or Latino director).
•Our bylaws grant proxy access to our stockholders.
•Our bylaws permit stockholders to call special meetings of stockholders.
Dialogue with Stockholders
Valero’s strong corporate governance principles, implemented under the guidance of the Board, are a major driving force in encouraging constructive dialogue with stockholders and other stakeholders. Valero’s senior management team reaches out to stockholders for dialogue concerning our compensation programs and other matters of concern to our stockholders. Our stockholder outreach efforts have been constructive and have provided management with insight on executive compensation issues and other matters that are important to our stockholders.
We carefully consider the results of the most recent stockholder advisory vote on executive compensation (say-on-pay). As part of our dialogue with stockholders, we determine how the stockholders have voted on our say-on-pay proposals, and we discuss any issues of concern. During the last year, members of our Board, including the members of our Human Resources and Compensation Committee, our Lead Director, and the chair of our Sustainability and Public Policy Committee, participated in this outreach.
Our proactive engagements with stockholders have provided management with the opportunity to review our executive compensation practices and explain the principles on which they were designed. Stockholder feedback was a key factor in the adoption in 2021 of two new metrics for the Performance Shares component of the Long-Term incentives program. These two Energy Transition measures are more fully described below under the caption “Long-Term Incentive Awards.”
Our engagement process is described further in this proxy statement in the “Stockholder Engagement” section.
Administration of Executive Compensation Programs
Our executive compensation programs are administered by our Board’s Human Resources and Compensation Committee. The Committee is composed of three independent directors from our Board. They do not participate in our executive compensation programs. Policies adopted by the Committee are implemented by our compensation and benefits staff. In 2021, the Committee continued to retain Exequity LLP as an independent compensation consultant for executive and director compensation matters. The nature and scope of the consultant’s services are described below under the caption “Compensation Consultant Disclosures.”

PEER GROUP AND BENCHMARKING DATA
The Human Resources and Compensation Committee uses peer group compensation data to assess benchmarks of base salary, annual incentive compensation, and long-term incentive compensation. The Committee uses the Compensation Comparator Peer Group (further described below) to benchmark compensation for our named executive officers. This reference is sometimes referred to in this proxy statement as “compensation survey data” or “competitive survey data.”

48	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Comparator Peer Group
The Compensation Comparator Peer Group (applicable to 2021 salary, long-term incentive, and bonus decisions) is composed of companies that either engage in U.S. domestic oil and gas operations or are large, complex companies from general industry that are representative of the scale and complexity of Valero’s operations.
The Compensation Comparator Peer Group is relevant to our business because we compete with the member companies for talent at every level from entry-level employees to senior executives. We believe that our pay comparisons are size-appropriate because the median revenues and market capitalization of the Compensation Comparator Peer Group are both below and within a reasonable range of Valero’s revenues and market capitalization for the period covered in the pay study. Our understanding of this group’s compensation programs and levels is vitally important in order to remain competitive in the market for employee talent.

Compensation Comparator Peer Group
Chevron Corporation	General Motors Company
ConocoPhillips*	Halliburton Company
Dow Inc.	HollyFrontier Corporation*
EOG Resources, Inc.*	Marathon Petroleum Corporation*
Exxon Mobil Corporation	Occidental Petroleum Corporation*
Ford Motor Company	Phillips 66*
* Also a member of the Performance Peer Group as described below.

After engaging with the independent compensation consultant, we believe that the Compensation Comparator Peer Group is relevant to our industry and business model, and provides the appropriate peer group to remain competitive in the market for executive talent.
Given Valero’s size and complexity, our employees at all levels would be qualified candidates for similar jobs at any of the companies included in this group. The Compensation Comparator Peer Group was approved by the Human Resources and Compensation Committee in October 2020 when 2021 executive pay levels were initially considered and established according to the annual pay review process as described further under the caption “Process and Timing of Compensation Decisions.”
The Compensation Comparator Peer Group was also utilized in establishing 2021 long-term incentive targets and awards as described further under the caption “Long-Term Incentive Awards.” The Human Resources and Compensation Committee established the group after considering: (i) companies with geographic proximity to Valero; (ii) companies within an appropriate and comparable size based on revenues and market capitalization; (iii) companies generally employing typical U.S.-based approaches to executive pay; and (iv) companies outside the oil and gas industry that have similar organizational complexity and operational scope.
Our compensation and benefits staff, under supervision of the Human Resources and Compensation Committee, develops recommendations for base salary, bonuses, and other compensation arrangements using the compensation survey data with assistance from Exequity. Our use of the data is consistent with our philosophy of providing executive compensation and benefits that are competitive with companies that we compete with for executive talent. In addition, the competitive compensation survey data and analyses assist the Human Resources and Compensation Committee in assessing our pay levels and targets relative to companies in the Compensation Comparator Peer Group. See “Elements of Executive Compensation—Benchmarking Competitive Pay Levels.”
Performance Peer Group
We use a different peer group for purposes of determining the relative performance of Valero’s total stockholder return (TSR). We use this relative TSR metric in our performance shares incentive program (along with additional performance measures related to our Energy Transition modifier). The 2021 Performance Peer Group was selected based on the members’ engagement in U.S. domestic refining and marketing operations or due to the members’ strong stock price correlation to Valero.
Our use of different peer groups for compensation and performance is based on our belief that when measuring business performance, companies with a similar business model should be included. But we also recognize that comparing the performance of Valero’s operations with those of upstream and integrated oil companies can result in anomalies due to the mismatch in how similar industry-specific events can impact companies with these varying business models. Broader

2022 PROXY STATEMENT	49

COMPENSATION DISCUSSION AND ANALYSIS

events such as the COVID-19 pandemic also affect companies differently, adding to the difficulty in formulating a peer group without anomalies in results. In addition, there are relatively few companies in our business against which clear comparisons can be drawn, rendering a peer group composition more challenging than in most industries.
In February of 2021, the Human Resources and Compensation Committee established a peer group for TSR measurement applicable to the 2021 awards of performance shares (which have TSR measurement periods ending in 2021, 2022, and 2023). Included in the peer group is the Energy Select Sector SPDR Fund (XLE) index, which serves as a proxy for stock price performance of the energy sector and includes companies with which we compete for capital. The change in the index price across the designated performance periods is measured as TSR. Valero is included in this peer group when results are calculated. In addition to Valero, the performance peer group for the 2021 awards is composed of the following nine companies and the XLE index.

Performance Peer Group (for Relative TSR Comparison)
ConocoPhillips*	Marathon Petroleum Corporation*
CVR Energy Inc.	Occidental Petroleum Corporation*
Delek US Holdings	PBF Energy Inc.
EOG Resources, Inc.*	Phillips 66*
HollyFrontier Corporation*	Energy Select Sector SPDR Fund (XLE)
* Also a member of the Compensation Comparator Peer Group as described previously.

PROCESS AND TIMING OF COMPENSATION DECISIONS
The Human Resources and Compensation Committee reviews and approves all compensation targets for the named executive officers each year in conjunction with Valero’s annual strategic planning meeting (October or November) and reviews and approves all incentive compensation payments (Annual Bonus and Long-Term Incentives) in the first quarter of the fiscal year after the conclusion of previously approved performance periods. The Chief Executive Officer evaluates the performance of the other executive officers and develops individual recommendations based upon the competitive survey data. The Chief Executive Officer and the Committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to Valero. The compensation for the Chief Executive Officer is reviewed by the Human Resources and Compensation Committee and recommended to the Board’s independent directors for approval. This assessment is based on the competitive survey data and other factors described in this Compensation Discussion and Analysis, and adjustments may be made based upon the independent directors’ evaluation of the Chief Executive Officer’s performance and contributions.
We evaluate the total compensation opportunity offered to each executive officer at least once annually. The Human Resources and Compensation Committee establishes the target levels of annual incentive and long-term incentive compensation for the current fiscal year based upon its review of competitive market data provided by Exequity. The Human Resources and Compensation Committee also reviews competitive market data for annual salary rates for executive officer positions for the next fiscal year and recommends new salary rates to become effective the next fiscal year. The Human Resources and Compensation Committee may, however, review salaries or grant long-term incentive awards at other times during the year because of new appointments or promotions, or for retention or other strategic reasons. Our Human Resources and Compensation Committee does not time the grants of long-term incentive awards around Valero’s release of undisclosed material information.
In January of 2020 the Human Resources and Compensation Committee approved a change to the timing of the annual grant of long-term incentive awards to executive officers. In 2019 and prior years, annual grants were administered in the fourth quarter in conjunction with the annual review of executive compensation. Beginning in 2020, annual grants of long-term incentive awards are now administered in the first quarter to better align with market practices and to more closely coincide with base salary changes, which typically are effective January 1. The 2021 annual long-term incentive awards for executive officers were administered in February of 2021 after the public announcement of our earnings for the year ended December 31, 2020.

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COMPENSATION DISCUSSION AND ANALYSIS

Elements of Executive Compensation
Our executive compensation programs include the following material elements.
We chose these elements to foster the potential for both current and long-term compensation opportunities and to attract and retain executive talent. We believe that variable pay (i.e., annual incentive bonus and long-term equity-based incentives that do not become a permanent part of base salary)—when delivered through appropriate incentives—is ultimately the best way to drive total compensation among our executive officers.
We believe that a significant portion of the compensation paid to our named executive officers should be incentive-based and determined by both company and individual performance. Our executive compensation program is designed to accomplish the following long-term objectives:
•to provide compensation payouts that are tied to the performance of internal and external metrics both on a relative and absolute basis;
•to align executives’ pay opportunities with stockholder value creation; and
•to attract, motivate, and retain the best executive talent in our industry.
We believe that superior performance is motivated when an executive’s earn-out of his or her full compensation opportunities is contingent on achieving performance results that exceed pre-established goals and/or outperforming our industry peers.
Our annual incentive bonus program rewards are tied to:
•Valero’s attainment of key financial performance measures;
•Valero’s success in key operational and strategic measures;
•safe operations;
•environmental stewardship;
•reliable operations;
•returns to stockholders; and
•achievement of ESG goals.
Our long-term equity incentive awards are designed to tie executives’ financial reward opportunities with increased stockholder value creation as measured by:
•long-term stock price performance (both absolute and relative to our peer group);
•progress towards and achievements in our low-carbon fuels strategy; and
•payment of regular dividends.
Base salary is designed to provide a fixed level of competitive pay that reflects the executive officer’s primary duties and responsibilities, and to provide a base upon which incentive opportunities and benefit levels are established. The long-term incentive awards in our compensation program include performance shares and restricted stock. We believe that incentives that drive stockholder value should also drive executive officer pay. We note that performance shares, when issued, do not assure a payout to the executive officer unless and until stockholder value is created through both company performance as measured through TSR relative to our peers and progress and achievements related to our publicly announced GHG emissions reduction/offset target for 2025 and investments in low-carbon projects and initiatives. We also believe that executive officers should hold an equity stake in the company to further motivate the creation of stockholder value, and that retention of our industry-leading group of top executives is critical to our ongoing success, which is why we include awards of restricted stock in our long-term incentive program coupled with stock ownership guidelines.

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COMPENSATION DISCUSSION AND ANALYSIS

BENCHMARKING COMPETITIVE PAY LEVELS
Our Human Resources and Compensation Committee benchmarks base salaries for our named executive officers against the 50th percentile (median) of competitive survey data and may make decisions to pay above or below this target based on individual circumstances (e.g., performance of the executive, internal parity, and management succession planning). We also benchmark annual bonus, long-term incentive targets (expressed as a percentage of base salary), and total targeted pay for each executive position by reference to the 50th percentile (median) benchmark of the Compensation Comparator Peer Group, and may make decisions to award above or below these targets based on individual circumstances (e.g., performance of the executive, internal parity, and management succession planning). Preserving flexibility to award incentive opportunities above or below the median peer levels helps tailor the incentives to the executive and the role, resulting in a more customized match of competitive pay opportunities and pay-for-performance design attributes.
In addition to benchmarking competitive pay levels to establish compensation levels and targets, we also consider the relative importance of a particular management position in comparison to other management positions in the organization. In this regard, when setting the level and targets for compensation for a particular position, we evaluate that position’s scope and nature of responsibilities, size of business unit, complexity of duties and responsibilities, as well as that position’s relationship to managerial authorities throughout Valero.

THE ROLE OF INDIVIDUAL PERFORMANCE AND PERSONAL OBJECTIVES
The Human Resources and Compensation Committee evaluates the individual performance of, and performance objectives for, our named executive officers. Performance and compensation for our Chief Executive Officer are reviewed and approved by the Board’s independent directors with recommendations from the Human Resources and Compensation Committee. For officers other than the CEO, individual performance and compensation are evaluated by the Human Resources and Compensation Committee with recommendations from our Chief Executive Officer. Individual performance and objectives are specific to each officer position.
Criteria used to measure an individual’s performance may include assessment of objective criteria (e.g., execution of projects within budget parameters, improving an operating unit’s profitability, or timely completing an acquisition or divestiture) as well as qualitative factors such as the executive’s ability to lead, ability to communicate, and successful adherence to our stated values (i.e., commitment to safety, commitment to the environment, commitment to our communities, commitment to our employees, and commitment to our stakeholders). There are no specific weights assigned to these various elements of performance.

RELATIVE SIZE OF MAJOR COMPENSATION ELEMENTS
An executive officer’s Total Target Pay is structured so that realizing the targeted amount is highly contingent on Valero’s performance due to the executive’s level of at-risk pay. We use the term “Total Target Pay” to refer to the sum of an executive’s base salary, targeted incentive bonus, and the target values of long-term incentive awards. The following graphics summarize the relative target pay mix of base salary and incentive compensation for 2021 for our named executive officers.

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When setting executive compensation, the Human Resources and Compensation Committee considers the amount and form of compensation payable to an executive officer. The Committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of company and personal objectives and long-term incentives that align the interests of our officers with those of our stockholders. The size of each element is based on the assessment of competitive market practices as well as company and individual performance.
The Human Resources and Compensation Committee analyzes Total Target Pay from a market competitive perspective, and then evaluates each component relative to its market reference. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of our stockholders.
Because we place a large amount of Total Target Pay at risk in the form of variable pay (annual bonus and long-term incentives), the Committee generally does not adjust current compensation based upon realized gains or losses from prior incentive awards or current stock holdings. For example, we normally will not change the size of a target long-term incentive grant in a particular year solely because of Valero’s stock price performance during the immediately preceding years. The Human Resources and Compensation Committee recognizes that the refining and marketing industry is volatile and strives to maintain a measure of predictability consistent with a substantial reliance on variable compensation structures in furtherance of a fundamental pay-for-performance philosophy.

BASE SALARIES
Base salaries for our named executive officers are approved by the Human Resources and Compensation Committee after taking into consideration median practices for comparable roles among the peer companies. The Human Resources and Compensation Committee also considers the recommendations of the Chief Executive Officer for officers other than the Chief Executive Officer. The base salary and all other compensation of the Chief Executive Officer are reviewed and approved by the independent directors of the Board.
Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance, or the performance of Valero. Salary changes resulting from the annual review are typically made effective on January 1. Salaries are also periodically adjusted to remain competitive with companies within the compensation survey data. An executive’s compensation typically increases in relation to his or her responsibilities within Valero.

ANNUAL INCENTIVE BONUS
We believe that the achievement of short-term financial and operational performance objectives is critical to creating long-term stockholder value. The annual incentive bonus is designed to incentivize executives to achieve industry-leading results as reflected through business-critical financial, operational, and strategic performance measures. We continue as the premier operator in the fuels manufacturing and marketing industry through disciplined execution of our strategic plan and daily focus on operational excellence by our employees and management team. The annual incentive bonus design guides and incentivizes this daily focus with particular emphasis on ensuring the safety and protection of our employees, contractors and communities. Our additional focus on operating our plants reliably at the lowest cost allows us to maximize profitability in all margin environments.
The Human Resources and Compensation Committee considers the following to determine bonuses for each officer:
•the position of the named executive officer, which is used to determine a targeted percentage of base salary that may be awarded as incentive bonus;
•pre-established performance objectives that include a quantitative financial performance goal (Financial Performance Goal), operational performance goals (Operational Performance Goals), and qualitative objectives related to Valero’s long-term strategy (Strategic Execution) for the completed year, which are categorized under specific strategic areas including the disciplined use of capital, returns to stockholders, operational excellence, organizational excellence, and ESG efforts and improvement; and
•a qualitative evaluation of the individual’s performance.
Thus, the amount of the bonus ultimately paid to a named executive officer takes into consideration the Committee’s assessment of Valero’s and each executive’s performance in relation to the pre-established performance goals more fully described below.
Financial Performance Goal
Weighted at 40 percent of the target Annual Bonus Incentive program, the Financial Performance Goal considered for our annual incentive bonus targets is Earnings Per Share (EPS), adjusted for special items and impairments that are non-recurring and/or not indicative of our core performance. These adjustments are typical and have been consistently applied in recent years. The Human

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Resources and Compensation Committee establishes minimum, target, and maximum levels for EPS in the first quarter of the performance year. We believe that this measure appropriately reflects our business planning process and corporate philosophy regarding financial performance measurement. Valero’s performance in 2021 was $2.81 per share (versus a target of $0.55 per share). The following table describes the adjustment to Valero’s 2021 EPS for purposes of the 2021 Financial Performance Goal:

Earnings per common share – assuming dilution	$2.27
Exclude: Gain on sale of a portion of our interest in the MVP joint venture	($0.12)
Impairment charge for cancellation of the Diamond Pipeline extension	$0.04
Loss on early redemption and retirement of debt	$0.37
Adjustment for changes in certain statutory tax rates	$0.16
Adjustment for change in estimated useful life of two ethanol plants	$0.09
Adjusted EPS for Financial Performance Goal	$2.81
Valero’s EPS and adjusted EPS financial performance includes an estimated $1.15 per share of operating loss related to excess energy costs resulting from the impacts of Winter Storm Uri during the first quarter of 2021. After consideration, the Human Resources and Compensation Committee determined not to adjust results for this exceptional event. Valero’s 2021 financial performance was very strong considering the market challenges presented by the ongoing pandemic, the temporary shutdown of two refineries due to Hurricane Ida, and the impacts of Winter Storm Uri.
Operational Performance Goals
Operating safely and reliably is one of Valero’s highest priorities and is critically important to maximizing profitability as well as protecting our employees and communities. Furthermore, maintaining our position as one of the industry’s low-cost providers of essential fuels and products supports our objective of delivering distinctive financial results and peer-leading returns to stockholders. With a combined weighting of 40 percent of our Annual Bonus Incentive program, the Operational Performance Goals considered for our annual incentive bonuses, as established and approved by the Committee in the first quarter of the performance year, are measured against the following equally weighted sub-components:
•Health, Safety, and Environment – Measures Valero’s achievements in the areas of health, safety, and environmental stewardship through an array of metrics, including environmental scorecard incidents, process safety incidents, reportable spills, and progress against certain inspection and audit tasks;
•Mechanical Availability – Measures Valero’s achievements in improving refining competitiveness through improved mechanical availability within our refineries, with a performance scale, which generally reflects industry-wide performance comparisons; and
•Refining Cash Operating Expense Management – Measures Valero’s achievements in managing refinery operating costs, with a performance scale, which generally reflects industry-wide performance comparisons.
These Operational Performance Goals are set at levels deemed to be challenging to achieve, but reasonably attainable with strong performance. We believe that these measures appropriately reflect key business objectives of Valero. After completion of the fiscal year, each of the Operational Performance Goals is measured against Valero’s actual performance in these areas and the minimum, target, and maximum levels established by the Human Resources and Compensation Committee. The three sub-components are further described in detail below.

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Health, Safety, and Environment
Weighted at 13.33 percent of the of the Annual Bonus Incentive program, the Health, Safety, and Environment sub-component is comprised of seven unique and separately-weighted metrics as shown in the following table:

Metric	Description	Type

Vessel/PSV Inspections	Number of vessel and pressure safety valve (PSV) inspections that are past-due	Leading
PHA Action Items > 2 years (Non-Turnaround)	Number of corrective Process Hazard Analysis (PHA) action items identified through regulatory safety procedures reviews that are greater than 2 years old and are not yet completed	Leading
HSE Audit Past-due Items	Number of past-due items identified through comprehensive internal audits to ensure compliance with regulations, permits and Valero standards	Leading
Management Audits Percent	Percentage of audit items completed as identified through monthly safety and environmental program audits covering both work and confined space permitting, as well as ethanol loading	Leading
Environmental Scorecard Incidents	Number of incidents reportable to regulatory agencies	Lagging
Tier 1 API Process Safety Incidents/Rate	Number or rate of recordable safety incidents occurring in conjunction with a loss of process containment	Lagging
Reliability Events	Number of events causing a plant outage of greater than one-half day	Lagging

The design of the Health, Safety, and Environmental sub-component includes both leading and lagging indicator metrics, which not only rewards our performance in objective measures of environmental and safety performance (as measured through the lagging indicator metrics), but also incentivizes disciplined adherence to the inspection, audit, and maintenance programs that are reflected in our leading indicator metrics. The ongoing performance improvement across many of our environmental and safety metrics (including refinery Environmental Scorecard Incidents and refinery Tier 1 API Process Safety Rate metrics as demonstrated in the following charts), as well as our operational reliability, results from the implementation of and ongoing focus on our robust inspection, audit, and maintenance programs.

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COMPENSATION DISCUSSION AND ANALYSIS

Valero believes that investment in and rigorous management of the operational programs reflected by the leading indicator metrics differentiates our performance within the fuels manufacturing industry and directly resulted in the company-record health, environmental, and safety performances achieved over the past three years. Valero’s performance in 2021 for the Health, Safety, and Environment sub-component was 199 percent versus the target of 100 percent, and represents excellent performance.
In January of 2022, the Human Resources and Compensation Committee approved the following modifications to the Health, Safety, and Environment sub-component for the 2022 Annual Bonus Program.
•Performance scales for each of the Refining Vessel/PSV Inspection and Refining PHA Action Items > 2 years (Non-Turnaround) metrics were made even more difficult to achieve.
•The Environmental Scorecard Incidents metrics now include a severity/volume enhancer feature, which increases the number of incidents recorded for annual bonus purposes when severity or volume exceeds certain thresholds. With application of the severity/volume enhancer, more significant environmental events will receive a higher weighting according to a three-level severity scale, making performance even more difficult to achieve.
Mechanical Availability
Weighted at 13.33 percent of the of the Annual Bonus Incentive program, the Mechanical Availability sub-component incentivizes reliable operations to minimize unplanned operational outages. The performance scale is established based on the scoring methodology from the industry-standard Solomon Associates survey, which allows for comparison to aggregated industry performance, with target performance representing median industry performance. We believe that operational reliability, as measured through Mechanical Availability, is critically important to achieving our core business objectives as described earlier. Excellent performance in this metric reflects our ability to avoid unplanned downtime, minimize environmental events, and successfully execute planned and unplanned refinery maintenance. The Human Resources and Compensation Committee establishes minimum, target, and maximum levels for Mechanical Availability in the first quarter of the performance year. Valero’s performance in 2021 was 97.2 percent availability, which results in 181 percent performance versus the target of 96.2 percent (which represents median industry performance), and reflects highly-reliable refinery operations at the first quartile of the industry. The graph below shows Valero’s recent history of achieving first quartile industry performance:
Refining Cash Operating Expense Management
Weighted at 13.34 percent of the of the Annual Bonus Incentive program, the Refining Cash Operating Expense Management sub-component incentivizes the management of non-energy expenses within the refining operations group. The performance scale for Refining Cash Operating Expense Management is reflected in dollars per Equivalent Distillation Capacity (“$/EDC”) in order to normalize results amongst different-sized plants, and is established based on the scoring methodology from the industry-standard Solomon Associates survey, which allows for comparison to aggregated industry performance. Valero seeks to maintain its position as one of the industry’s low-cost providers through disciplined cost-management practices. The Human Resources and Compensation Committee establishes minimum, target, and maximum levels for Refining Cash Operating Expense Management in

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the first quarter of the performance year. Valero’s performance in 2021 was $111/EDC availability, which results in 200 percent performance versus the target of $127/EDC, and is considered first quartile industry performance.
Valero’s overall performance score for 2021 for the Operational category was 77.33 percent (representing performance at 193.32 percent of the target score of 40.00 percent). Achievement at this level reflects best-in-class operational performance. For additional details on Valero’s 2021 performance versus targeted amounts for our Operational Performance Goals, see the “Annual Incentive Bonus Performance Goals and Achievements” table that follows in this section.
Strategic Execution
This component includes evaluation by the Human Resources and Compensation Committee of accomplishments related to a comprehensive array of strategic initiatives and projects, which contribute to the overall success of the company during the year and support the company’s long-term strategy. The strategic objectives relating to this component are listed in the following table along with progress and a select listing of key accomplishments for 2021. Valero’s performance score for 2021 for this category represented performance at 150 percent of target.

Strategic Area	Initiative/Project/Objective	Progress & Key Accomplishments
Returns to Stockholders	•Return cash to stockholders through dividends and stock buybacks	•Maintained quarterly dividend of $0.98 per share throughout the pandemic •Returned $1.6 billion to stockholders in 2021 through dividends
Disciplined Use of Capital	•Balanced utilization of sustaining and growth capital vs target	•~ 40 percent of capital budget allocated to growth projects and > 70 percent of growth capital allocated to low-carbon projects and initiatives
Operational Excellence	•Execution of capital projects and turnarounds	•Completed Cogen project at our Pembroke Refinery and low-carbon renewable diesel capacity expansion project at our St. Charles Refinery

	•Margin improvement and market expansion	•Commissioned Navigator Glass Mountain pipeline reversal and extension, which improved crude flexibility for our McKee Refinery •Increased Mexico and Peru volumes and profitability
	•Cost management and expense control	•Exceeded $190 million in newly-identified cost avoidance and savings
Organizational Excellence	•Strategic communications	•Engagement efforts with ESG indices resulted in the inclusion of Valero in the FTSE USA Low Carbon Select Index
	•Succession planning and leadership development	•28 percent of Key Talent / Succession group received a developmental or promotional job change during 2021 with 100 percent of executive-level roles filled by internal promotions
	•Innovation	•Progressed carbon-sequestration, sustainable aviation fuels, and renewable hydrogen strategies
•Public policy
•Valero low-carbon fuels supported jurisdictions across the world with stricter fuel efficiency standards and low-carbon fuels policies (such as California, Canada, the U.K. and the European Union) achieving GHG emissions reductions

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Strategic Area	Initiative/Project/Objective	Progress & Key Accomplishments
Environmental, Social and Governance (ESG) Efforts & Improvement*	•Environmental stewardship	•Announced a new target of 100 percent GHG emissions reductions and offsets by 2035 for our global refinery Scope 1 & 2 emissions •Submitted responses to the 2021 CDP Climate Change questionnaire
•Sustainability
•Published 2021 TCFD Report and Scenario Analysis, including Solomon’s conclusion that Valero’s overall refining portfolio would be resilient under the assumptions of the IEA’s carbon-constrained Sustainable Development Scenario
•Initiated Ethanol Carbon Sequestration project with BlackRock and Navigator to lower carbon intensity of ethanol
•GHG emissions disclosures were independently verified
•Reported using ESG best-practice frameworks: SASB, TCFD and CDP

•Diversity and inclusion
•Hosted most diverse summer internship class in company history (39 percent women, 33 percent minority)
•Expanded Board diversity with more than 50 percent of current independent directors (and 60 percent of our 2022 independent director nominees) now representing gender or racial/ethnic diversity
•Published our EEO-1 report (included within our 2021 Stewardship and Responsibility Report)

•Compliance
•Launched new Compliance and Ethics page on internal employee website including capability for online violations reporting
•Published our first Conduct Guidelines for Business Partners with our expectations to uphold high standards of business ethics and conduct

•Corporate citizenship and community
•Record fundraising for Valero-sponsored Benefit for Children fundraising event associated with the Valero Texas Open of $16 million distributed to children’s charities
•Disclosed political participation, Board oversight of political activities and climate-lobbying alignment

* See the table set forth under the caption “Stockholder Engagement” for more details on our recent accomplishments.

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Valero’s Achievement of Performance Goals for 2021
The following table details the performance targets and final results of Valero’s achievements in 2021 for each of the sub-components of the bonus program’s Financial Performance Goal, Operational Performance Goals, and Strategic Execution Goals.
Annual Incentive Bonus Performance Goals and Achievements

Component	Weighting	Minimum	Target	Maximum	Achieved in 2021	Bonus Percent Earned (1)
Financial Performance Goal
I.EPS, adjusted ($/share)	40.00%	$0.14	$0.55	$3.10	$2.81	75.45%
Operational Performance Goals
II.Health, Safety, and Environmental (2)	13.33%	0.00%	100.00%	200.00%	199.00%	26.53%
III.Mechanical Availability (3)	13.33%	95.6%	96.2%	97.6%	97.2%	24.12%
IV.Refining Cash Operating Expense Management (4) ($/EDC)	13.34%	$150	$127	$118	$111	26.68%
Subtotal	40.00%				subtotal	77.33%
Strategic
V.Strategic Execution (5)	20.00%	0.00%	100.00%	200.00%	150.00%	30.00%
Total	100.00%					182.78%
Footnotes:
(1)Represents performance achieved in 2021 and component percent weighting.
(2)Consists of seven separately weighted HSE metrics across three operational groups with an aggregated performance score opportunity ranging from zero percent to 200 percent (see “Operational Performance Goals – Health, Safety, and Environment” for details).
(3)Using the Mechanical Availability scoring from the industry-standard Solomon Associates survey in which “Target” represents median performance.
(4)Using the Cash Operating Expense per EDC (Equivalent Distillation Capacity) metric as reported in the industry-standard Solomon Associates survey in which “Target” represents median performance (lower is better).
(5)As established by the Human Resources and Compensation Committee in consultation with the CEO, it includes a qualitative assessment of progress against a comprehensive array of strategic initiatives and projects. Performance “achieved” was at 150 percent of target.
The final 2021 bonus amounts paid to our named executive officers were determined as a function of: (i) Valero’s performance as measured against the financial, operational, and strategic execution goals; and (ii) the Human Resources and Compensation Committee’s assessment of the named executive officers’ individual performance in 2021.
The following table summarizes the 2021 bonus amounts paid to our named executive officers:

	Gorder	Riggs	Fraser	Simmons	Thomas
Base Salary (1)	$1,800,000	$970,000	$825,000	$700,400	$662,300
Bonus Target Percentage (2)	160%	110%	100%	100%	80%
Bonus Target Amount (3)	$2,880,000	$1,067,000	$825,000	$700,400	$529,840
Bonus Percentage Achieved (4)	182.78%	182.78%	182.78%	182.78%	182.78%
Earned Target Incentive Bonus (5)	$5,264,064	$1,950,263	$1,507,935	$1,280,191	$968,442
Bonus Amount Paid (6)	$5,264,064	$1,950,263	$1,507,935	$1,280,191	$968,442
Footnotes:
(1)Base salary is the officer’s base salary at December 31, 2021.
(2)Bonus target as a percentage of base salary.
(3)Determined by multiplying “Bonus Target Percentage” times “Base Salary.”
(4)Valero’s performance score for “Bonus Percentage Achieved” was 182.78 percent based on results of the Annual Incentive Bonus Performance Goals detailed in the previous table.
(5)Determined by multiplying “Bonus Target Amount” times “Bonus Percentage Achieved.”
(6)As disclosed in the Summary Compensation Table. The actual amount paid was determined based on: (i) Valero’s performance as measured against financial, operational, and strategic goals, and (ii) the Committee’s assessment of the NEO’s individual performance in 2021.

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LONG-TERM INCENTIVE AWARDS
We provide stock-based, long-term compensation to our executive officers through our stockholder-approved equity plan, our 2020 Omnibus Stock Incentive Plan (“2020 OSIP"). The 2020 OSIP provides for a variety of stock and stock-based awards, including performance shares that vest (become non-forfeitable) contingent upon Valero’s achievement of objective performance goals, and restricted stock which vests over a period (at least three years) determined by the Committee. Annual long-term incentive awards were granted to named executive officers in February of 2021 under the 2020 OSIP.
For 2021, the mix of long-term incentives targeted to be awarded to our named executive officers was split evenly, on a share value basis, between grants of restricted stock and awards of performance shares. We believe that these awards create a powerful link between the creation of stockholder value and executive pay delivered. In addition, we believe that the balance between absolute performance alignment through restricted shares, and the relative performance objectives underscored by the relative TSR performance shares (which also have an Energy Transition modifier to incentivize progress against Valero’s long-term low-carbon fuels strategy), is appropriate. In order for executives to fully realize their targeted opportunities, Valero must both perform well and beat the stock price performance of the other members of the Performance Peer Group listed above under the caption “Administration of Executive Compensation Programs—Peer Group and Benchmarking Data—Performance Peer Group,” and also achieve or exceed performance targets associated with our low-carbon fuels strategy as described below under the caption “Performance Shares—Energy Transition Modifier.”
For each officer, a target amount of long-term incentives is established and is expressed as a percentage of base salary. In establishing award sizes, the Human Resources and Compensation Committee makes primary reference to median peer company grant levels and makes individualized determinations of award sizes based on additional factors such as: each executive’s experience and contribution to company success, internal parity, and management succession. In addition, an executive’s targeted award may be adjusted based upon the Human Resources and Compensation Committee’s determination of the officer’s individual performance, which (for officers other than the Chief Executive Officer) takes into consideration the recommendation of the Chief Executive Officer.
Performance Shares
For 2021, performance share targets represents a 50 percent allocation of each executive officer’s long-term incentive target on a share value basis. The values disclosed in the Summary Compensation Table for performance shares are calculated in accordance with SEC disclosure requirements and can differ substantially from the values calculated for Target Total Pay, which are used for administering compensation decisions (these differences are further described under the caption “Elements of Executive Compensation – Summary”). Performance shares are payable in shares of Common Stock on the vesting dates of the performance shares. Shares of Common Stock are earned with respect to vesting performance shares only upon Valero’s achievement of

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(i) TSR objectives (measured in relation to the TSR of our peers), and (ii) achievement of Energy Transition objectives including (1) progress towards our publicly disclosed global refinery Scope 1 and 2 GHG emissions reduction/offset target for 2025 (GHG emissions reduction/offset vs target), and (2) investment of growth capital into low-carbon initiatives and projects (low-carbon investments as a percent of growth CapEx). Shares not earned in a given performance period expire and are forfeited. Performance shares are also subject to potential forfeiture if an executive terminates his or her employment prior to vesting. The performance shares awarded in 2021 are subject to vesting in three increments with the following award design. The primary performance measure is relative TSR versus a peer group, which is weighted at 100 percent. After preliminary vesting has been determined based on relative TSR performance, an Energy Transition modifier containing two additional metrics (GHG emissions reduction/offset vs target and low-carbon investments as percent of growth CapEx) is applied, with each metric either adding or subtracting 12.5 percentage points to the preliminary vesting percentage, depending on performance. Overall final performance vesting is capped at 200 percent of target.
TSR Metric. Our relative TSR performance is compared to our peer group during one-year, two-year, and three-year performance periods. Performance periods measure TSR based on the average closing stock prices for the final 15 trading days of December at the beginning and end of the performance periods, including dividends (except for the XLE index, for which the change in the index price across the designated performance periods will be measured as TSR). At the end of each performance period, our TSR for the period is compared to the TSR of our Performance Peer Group.

Relative TSR Performance Scale (Percent of Target Shares Earned)

	200%	200%	175%	150%	125%	100%	75%	50%	25%	0%	0%
Relative Rank	1	2	3	4	5	6	7	8	9	10	11
NOTE: Shown as applied to the 11-company “Performance Peer Group” referenced under the caption “Administration of Executive Compensation Programs – Peer Group and Benchmarking Data,” inclusive of Valero.
As demonstrated in the graphic above, the number of common shares earned is calculated based on Valero’s TSR performance versus the peers’ TSR. If Valero’s relative TSR ranking equals the median of the peer group, 100 percent of the target shares are earned; if Valero ranks in the first or second position among the peers, 200 percent of the target shares will be earned; if Valero ranks in the last or second-to-last position among the peers, zero percent of the target shares will be earned. TSR performance ranking between the second and second-to-last positions will result in payouts determined by straight-line interpolation (unless Valero’s TSR rank equals the median in which case 100 percent of the target shares will be earned). The shares earned based on Valero’s TSR performance represents the preliminary performance sub-total (see results calculation example below).
Energy Transition Modifier. In order to underscore the importance of achieving important climate-related objectives, in February of 2021 an Energy Transition performance measure was added to the performance share design as a supplemental performance-based objective. The Energy Transition measure was added to both the Performance Shares granted in February of 2021 and to the continuing segments of the 2020 Performance Shares scheduled to mature in 2021 and 2022. In determining performance share payouts for this measure, the Human Resources and Compensation Committee considers the company’s progress in meeting the challenges of the energy transition, including (i) assessing the company’s progress towards its publicly-announced Scope 1 and 2 global refinery GHG emissions reduction/offset goal for 2025 versus an annual target and (ii) assessing management’s deployment of growth capital on low-carbon projects and initiatives versus an annual target.
The table below more fully details the two components of the Energy Transition measure established for applicable Performance Shares segments with performance periods ending in 2021 (segment one of the 2021 grant and segment two of the 2020 grant), including the performance targets as approved by the Human Resources and Compensation Committee.

Adjustment to PS Sub-Total
Metric	Description	Target	If Meet or Exceed	If Fail to Meet
Global Refinery Scope 1 and 2 GHG Emissions Reduction/Offsets vs Target	Final 2021 GHG emissions reductions and offsets results (compared to 2011 levels) meets or exceeds the target	≥43.7%	Add 12.5 absolute percentage points	Subtract 12.5 absolute percentage points
Low-carbon Investments as a Percent of Growth CapEx	Final 2021 percentage of growth capital spent on low-carbon projects and initiatives meets or exceeds the target	≥40.0%	Add 12.5 absolute percentage points	Subtract 12.5 absolute percentage points

2022 PROXY STATEMENT	61

COMPENSATION DISCUSSION AND ANALYSIS

The Energy Transition performance measure serves as a modifier to the preliminary sub-total performance results as determined at the end of the performance period for the primary performance metric(s) of the applicable Performance Shares grant (for 2021 grant, relative TSR only; for 2020 grant, relative TSR and ROIC). If performance exceeds target in both of the Energy Transition metrics, 25 absolute percentage points are added to the preliminary sub-total performance results for additional shares earned (though not to exceed the 200 percent overall performance vesting cap). If performance exceeds target on one metric but fails to meet target on the other, no change is made to the preliminary sub-total performance results. If both metrics fail to meet target, 25 absolute percentage points are subtracted from the preliminary sub-total performance results to reduce the shares earned.
Additional shares of Common Stock may be earned based on the accumulated value of dividends paid on Valero’s Common Stock during the pertinent performance period. The amount of accumulated dividends is multiplied by the aggregated common shares earned (if any) for the performance shares, and the product is divided by the fair market value of the Common Stock on the performance shares’ vesting date. The resulting amount is paid in a whole number of shares of Common Stock. The value of the dividends credited to the outstanding performance shares is paid to participants only to the extent that the underlying performance shares earn shares of Common Stock, based on Valero’s TSR, ROIC (if applicable), and Energy Transition performance (if applicable), and is paid (in shares of Common Stock) only when the underlying performance shares vest (see results calculation example below).
Example Calculation of Performance Shares Earned
Target Performance Shares Granted: 1,000

Component	Target Performance Shares <A>	Performance Result	Performance Outcome <B>	Component Weighting    	Sub-total of Common Stock (A x B x C)
Relative TSR	1,000	Ranked 4th of 11	150%	100%	1,500
Energy Transition: GHG Emissions Reductions/Offsets	1,000	Exceeded Target	+ 12.5%	N/A	125
Energy Transition: Low-Carbon Investments as Percent of Growth CapEx	1,000	Exceeded Target	+ 12.5%	N/A	125
Aggregate Common Stock Earned					1,750

Aggregate Common Stock Earned <D>	Accumulated Dividends Per Share During the Performance Period <E>		Stock Price on Date of Vesting <F>	Additional Shares of Common Stock (D x E ÷ F)
Dividend Equivalent Shares	1,750	$7.28	$75.00	170
Total Shares of Common Stock Earned				1,920

In order to facilitate executives’ payment of taxes due upon performance shares without selling shares earned, officers can designate up to 50 percent of the value of the after-tax vested shares of Common Stock to be delivered in cash. If a cash payment is elected, the total number of after-tax shares to be delivered is multiplied by the fair market value of the Common Stock on the performance shares’ vesting date, and the product is multiplied by the cash payment election percentage designated by the award recipient. The resulting amount is paid in cash, with the remainder paid in shares of Common Stock.

62	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

As shown in the previous section entitled “Executive Compensation in Summary—Pay and Performance Outcomes for 2021—Long-term Incentive (Performance Shares) Achievement,” the vesting outcomes for Valero’s previously granted and outstanding Performance Shares which had performance periods ending on December 31, 2021 effectively demonstrates the alignment of Valero’s long-term incentive program to the interests of Valero’s stockholders.
Restricted Stock
Restricted stock targets represent the remaining 50 percent of each executive officer’s long-term incentive target on a share value basis. Restricted stock is subject to forfeiture if an executive terminates his or her employment prior to vesting (other than upon retirement or following a qualified voluntary termination following a change of control). Dividends are paid on shares of restricted stock as and when dividends are declared and paid on Valero’s outstanding Common Stock.
Our mix of long-term incentives provides an appropriate balance between the pay-for-performance attributes of performance shares and the equity alignment and retentive qualities of restricted shares. This mix also generally aligns with market practices, and thus supports recruitment and retention of top-quality executive talent.
The Human Resources and Compensation Committee considers and grants long-term incentive awards to our officers and certain other employees annually; grants were made previously during the fourth quarter in conjunction with the last regularly scheduled meeting of the Human Resources and Compensation Committee for that year. Beginning in 2020, long-term incentive awards to our officers are granted annually during the first quarter of the year in order to better align annual pay decisions and awards across salary, target bonus, and long-term incentives, and to align with competitive practices.
Long-Term Incentive Agreement with Mr. Riggs. On November 2, 2019, Mr. Riggs’s operations responsibilities were expanded to oversee not only refining operations but also Valero’s mid-stream and low-carbon fuels operations. In order to reward Mr. Riggs for his expanded role, and also to help ensure continued retention over the coming years, the Human Resources and Compensation Committee approved restricted share awards to Mr. Riggs in 2019. The long-term incentive package awarded to Mr. Riggs in 2019 was valued at $5 million and comprises three grants of restricted shares, with the first two grants scheduled to vest over a three-year period, and the third grant scheduled to vest over a two-year period. In addition to appropriately rewarding Mr. Riggs for his expanded role, the long-term incentive agreement is intended to incentivize excellent performance and to ensure the retention of critical talent.
The first grant (valued at $1 million) was awarded on December 18, 2019, and is included in the disclosures for the Summary Compensation Table of this proxy statement for 2019. The second grant of 27,194 restricted shares (valued at $2 million at grant) was made on February 26, 2020 and is included in the disclosures for 2020 in the Summary Compensation Table. The third and final grant (26,850 restricted shares, valued at $2 million at grant) was made on February 23, 2021 and is included in the disclosures for 2021 in the Summary Compensation Table.
The target pay mix and other descriptions of Mr. Riggs’s annual compensation included in this Compensation Discussion and Analysis excludes the values and terms specific to the long-term incentive agreement described above. The long-term incentive agreement pertains to an award that is specifically targeted at the retention of Mr. Riggs throughout the covered period and is not an integral part of his regular, annual compensation program.

PERQUISITES AND OTHER BENEFITS
Consistent with our goal of providing compensation and benefits that are generally aligned with market practices among our peers, officers are eligible to receive reimbursement for club dues, federal income tax preparation, home security protection, and an annual health examination, and are also eligible to receive an annual allowance for the purchase of specified health and welfare benefits, personal liability insurance coverage, excess long-term disability insurance coverage, and the accompaniment of Valero security personnel at certain public events. We also occasionally permit certain limited non-business use of Valero’s corporate facilities and corporate aircraft, including, for example, for travel to outside board meetings or for a spouse to accompany an officer on travel. Use of corporate aircraft is subject to our corporate aircraft policy and is reviewed annually by our Chief Compliance Officer. Additionally, during certain corporate meetings and functions, we often provide certain items such as meals, entertainment and small gifts (such as travel bags and golf vests) that are not directly related to the business purpose of the meeting or function. We do not provide executive officers with automobiles or automobile allowances or supplemental executive medical coverage.
In determining the total compensation payable to our named executive officers, the Human Resources and Compensation Committee considers perquisites in the context of the total compensation which our named executive officers are eligible to receive. We believe the benefit Valero receives from providing these perquisites significantly outweighs the cost of providing them. The Human Resources and Compensation Committee also periodically reviews these arrangements as needed to ensure they meet business needs and remain in line with market practices. For more information about these perquisites, including their reportable values based on the incremental costs to us, see the “All Other Compensation” column of the Summary Compensation Table and related footnotes.

2022 PROXY STATEMENT	63

COMPENSATION DISCUSSION AND ANALYSIS

We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other employees, including our Thrift Plan and insurance and supplemental plans chosen and paid for by employees who desire additional coverage.
Consistent with typical practices among our peers, executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below.

POST-EMPLOYMENT BENEFITS
Pension Plans
We have a noncontributory defined benefit Pension Plan in which most of our employees, including our named executive officers, are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also have a noncontributory, non-qualified Excess Pension Plan and a non-qualified Supplemental Executive Retirement Plan (SERP), which provide supplemental pension benefits to certain highly compensated employees. Our named executive officers are participants in the SERP. The SERP is offered to align with competitive practices among our peers, and to thus support recruitment and retention of critical executive talent. The Excess Pension Plan and the SERP provide eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to Internal Revenue Code limits on (i) annual compensation that can be taken into account under qualified plans, or (ii) annual benefits that can be provided under qualified plans. These plans are further described in the disclosures under the caption “Executive Compensation—Post-Employment Compensation.”
Nonqualified Deferred Compensation Plans
Deferred Compensation Plan. Our named executive officers are eligible to participate in our Deferred Compensation Plan (“DC Plan”). The DC Plan is offered to align with competitive practices among our peers, and thereby support recruitment and retention of executive talent. The DC Plan permits eligible employees to defer a portion of their salary and/or bonus until separation (i.e., retirement or termination of employment). Under the DC Plan, each year eligible employees are permitted to elect to defer up to 30 percent of their salary and/or 50 percent of their cash bonuses to be earned for services performed during the following year. We have not made discretionary contributions to participants’ accounts, and currently we have no plans to do so.
All amounts credited under the DC Plan (other than discretionary credits) are immediately 100 percent vested. Any discretionary credits, if ever granted, will vest in accordance with the vesting schedule determined at the time of the grant of discretionary credits. Participant accounts are credited with earnings (or losses) based on investment fund choices made by the participants among available funds selected by Valero’s Benefit Plans Administrative Committee.
Excess Thrift Plan. Our Excess Thrift Plan provides benefits to participants in our Thrift Plan whose annual additions to the Thrift Plan are subject to the limitations on annual additions as provided under Section 415 of the Internal Revenue Code, and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Internal Revenue Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. The Excess Thrift Plan is: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
Additional information about these plans and contributions made by Valero and each of our named executive officers under non-qualified defined contribution and other deferred compensation plans are presented in this proxy statement under the caption “Executive Compensation—Nonqualified Deferred Compensation.”
Change of Control Severance Arrangements
We have change of control severance agreements with each of our named executive officers. The agreements are generally aligned with typical practices and are intended to assure the continued objectivity and availability of the officers in the event of any merger or acquisition that would likely threaten the job security of many top executives. These arrangements are also intended to maintain executive focus and productivity in a period of uncertainty. If a change of control occurs during the term of an agreement, the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officers’ terms and conditions of employment will not be adversely changed during the three-year period after a change of control. For information regarding payments that may be made under these agreements, see the disclosures in this proxy statement under the caption “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

64	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Accounting and Tax Treatment

ACCOUNTING TREATMENT
Compensation expense for our share-based compensation plans is based on the fair value of the awards granted and is recognized in income on a straight-line basis over the shorter of (i) the requisite service period of each award, or (ii) the period from the grant date to the date retirement eligibility is achieved if that date is expected to occur during the vesting period established in the award. Specific components of our stock-based compensation programs are discussed in Note 15 of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2021.

TAX TREATMENT
Section 162(m) of the Internal Revenue Code of 1986 generally limits the deductibility of compensation paid to certain top executives to $1 million. In previous years, there was an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under applicable regulations. However, the enactment of the Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exemption, except with respect to certain grandfathered arrangements. We believe that outstanding stock options continue to qualify as performance-based compensation under the grandfather rules provided under the Tax Cuts and Jobs Act of 2017.
Prospectively, for pay vehicles granted and earned in 2020 and beyond, the Tax Cuts and Jobs Acts of 2017 eliminated the deductibility of most components of pay to certain top executives to the extent that such pay exceeds $1 million in a year. Consistent with Valero’s historic approach to deductibility under former Section 162(m), the Committee will continue to exercise flexibility and discretion in determining whether any given form of pay should be designed and administered to qualify for full deductibility.
Compensation-Related Policies

POLICY ON VESTING OF PERFORMANCE SHARES UPON CHANGE OF CONTROL OF VALERO
Our Board has adopted a policy regarding the vesting of performance shares upon a change of control of Valero. The policy provides that performance shares granted to participants in Valero’s equity incentive plans will not vest automatically upon the date of a change of control (as defined in the applicable plan) of Valero. The policy further provides that in making awards of performance shares to participants, the Human Resources and Compensation Committee may provide in the award agreement with the participant that if a participant’s employment with Valero is terminated following a change of control, any unvested performance shares held by the participant will vest on a partial, pro rata basis on the date of the participant’s termination of employment, with such qualifications for an award as the Committee may determine. The policy is available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Policies.

EXECUTIVE COMPENSATION CLAWBACK POLICY
Under our Executive Compensation in Restatement Situations policy, in the event of a material restatement of Valero’s financial results, the Board, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to our executive officers. The policy provides that if the bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, the Board (or committee), will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of Valero all or a portion of the specified compensation awarded to executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by the Board (or committee). In determining whether to seek recovery, the policy states that the Board (or committee) shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a claim may prejudice the interests of Valero in any related proceeding or investigation. The policy is available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Policies.

COMPENSATION CONSULTANT DISCLOSURE POLICY
Per the terms of our Compensation Consultant Disclosure Policy, Valero will make certain disclosures pertaining to compensation consultants in our proxy statements for annual meetings of stockholders. For any compensation consultant retained by the Human Resources and Compensation Committee to provide compensation advice with respect to the compensation disclosed in the Summary Compensation Table in the proxy statement, we will disclose (i) the total fees paid annually to the consultant for compensation-related services and non-compensation-related services, (ii) a description of any non-compensation-related services provided by the consultant, and (iii) any services that the consultant has provided to senior executives of Valero and the nature of those services. The policy is available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Policies.

2022 PROXY STATEMENT	65

COMPENSATION DISCUSSION AND ANALYSIS

STOCK OWNERSHIP GUIDELINES
We have adopted stock ownership guidelines applicable to our officers and non-employee directors. The guidelines require that non-employee directors acquire and hold during their service shares of Common Stock equal in value to at least five times their annual cash retainer. Our officers are required to meet the applicable guidelines stated below.

Officer Position	Value of Shares Owned
Chief Executive Officer	5x Base Salary
President	3x Base Salary
Executive Vice Presidents	2x Base Salary
Senior Vice Presidents	1x Base Salary
Vice Presidents	1x Base Salary
Officers and non-employee directors have five years after becoming subject to the guidelines to meet the requisite ownership threshold and, once attained, are expected to continuously own sufficient shares to meet that threshold. As of December 31, 2021, all NEOs, including the Chief Executive Officer, met the stock ownership requirements as described.

PROHIBITION AGAINST HEDGING AND PLEDGING
Our policies prohibit our directors, officers, and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect. In addition, our directors and officers are prohibited from pledging shares of Common Stock as collateral or security for indebtedness. Compliance with the guidelines is monitored by the Human Resources and Compensation Committee. The full text of our guidelines is included in our Corporate Governance Guidelines (as Article IX), available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Documents.

INSIDER TRADING POLICY
Our Securities Trading Policy prohibits our officers, directors, and employees from purchasing or selling Valero securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
The following Human Resources and Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.
The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included under “Compensation Discussion and Analysis” above. Based on that review and discussion, the Human Resources and Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and also be incorporated by reference into our Annual Report on Form 10-K for the period ended December 31, 2021.
Members of the Human Resources and Compensation Committee:
Rayford Wilkins, Jr., Chair
Philip J. Pfeiffer
Robert A. Profusek

66	2022 PROXY STATEMENT

COMPENSATION CONSULTANT DISCLOSURES

Our Human Resources and Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel, or other adviser, and is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other adviser retained by the committee. Valero is obligated to provide appropriate funding for the committee’s retention of a consultant, counsel, or adviser.
In 2021, the committee retained Exequity LLP as an independent compensation consultant. The Human Resources and Compensation Committee directed Exequity to provide to the committee objective expert analysis and independent advice regarding executive and director compensation. For the 2021 executive and director compensation services rendered to the committee, Exequity earned professional fees of $186,483. Exequity did not provide other consulting services to the Human Resources and Compensation Committee, to Valero, or to any senior executives of Valero. Exequity is an independent adviser as determined under the SEC’s rules and the NYSE’s listing standards.
During 2021, Exequity’s executive and director compensation consulting services included:
•assistance with establishing our overall executive compensation philosophy in light of our business strategies;
•assistance with selecting peer and comparator companies for benchmarking executive pay and monitoring Valero’s performance;
•assessment of competitive pay for our executives, with separate analyses of base salary, annual incentive, and long-term incentive compensation;
•assessment of, and recommendations for, our annual incentive bonus program;
•assessment of, and recommendation of enhancements to, our long-term incentive program strategy, including (i) the design of an appropriate mix of equity incentive vehicles, (ii) determination of performance measures and measurement techniques, and (iii) determination of competitive equity grant guidelines consistent with our overall pay philosophy;
•updates on trends and developments in executive compensation, new regulatory issues, and best practices;
•assessment of competitive pay for our directors; and
•assistance with proxy statement disclosures.

2022 PROXY STATEMENT	67

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information regarding our equity compensation plans as of December 31, 2021.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column (a)) (c)(2)
Approved by stockholders:
2020 Omnibus Stock Incentive Plan	321,241 (3)	—	13,566,535
2011 Omnibus Stock Incentive Plan	505,467 (4)	38.49	—
Not approved by stockholders:
none	—	—	—
Total	826,708	38.49	13,566,535
Footnotes:
(1)With respect to the 2020 OSIP, the weighted-average exercise price cannot be calculated because all of the outstanding awards under the plan are performance shares and stock units, neither of which has an exercise price. For the 2011 Omnibus Stock Incentive Plan (“2011 OSIP”), the amount stated in column (b) represents the weighted-average exercise price of outstanding stock options; the amount stated does not include performance shares and stock units because they do not have an exercise price.
(2)On April 30, 2020, our stockholders approved our 2020 OSIP and, as a result, effective as of such date no further awards will be made under our 2011 OSIP. Securities available for future issuance under the 2020 OSIP can be issued in various forms, including but not limited to restricted stock, performance shares, stock unit awards, and stock options. The total number of securities remaining available for issuance under the 2020 OSIP as of December 31, 2021, includes shares of common stock previously subject to awards under the 2011 OSIP that, between April 30, 2020, and December 31, 2021, were forfeited, terminated, canceled or rescinded, settled in cash in lieu of common stock, exchanged for awards not involving Common Stock, or expired unexercised.
(3)Represents the gross number of shares of Common Stock subject to awards under the 2020 OSIP outstanding as of December 31, 2021, which consists of 68,811 shares of Common Stock associated with outstanding stock units, and 252,430 shares of Common Stock associated with outstanding performance shares at target.
(4)Represents the gross number of shares of Common Stock subject to awards under the 2011 OSIP outstanding as of December 31, 2021, including 265,324 shares of Common Stock associated with outstanding performance shares at target, and 240,143 shares of Common Stock associated with outstanding stock options.
Our equity plans are described further in Note 15 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

68	2022 PROXY STATEMENT

EXECUTIVE COMPENSATION

The following tables disclose compensation paid to or earned by our named executive officers for 2021. We use captions and headings in these tables that correspond to the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables.

Summary Compensation Table
This table summarizes the compensation paid to our named executive officers for fiscal years 2021, 2020, and 2019. The elements of compensation listed in the table are described in the Compensation Discussion and Analysis section of this proxy statement and in the table’s footnotes. The officers’ titles listed below are their current titles.

Principal Position (1)	Year	Salary ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)	Total Excluding Change in Pension Value ($)(7)
Joseph W. Gorder, Chairman of the Board and CEO	2021	1,800,000	13,360,052	5,264,064	2,030,418	230,172	22,684,706	20,654,288
	2020	1,800,000	8,985,826	2,804,544	5,896,732	435,315	19,922,417	14,025,685
	2019	1,745,000	14,485,699	4,100,000	7,484,813	384,999	28,200,511	20,715,698
Jason W. Fraser, EVP and Chief Financial Officer	2021	825,000	3,540,493	1,507,935	2,408,782	104,961	8,387,171	5,978,389
	2020	723,117	2,036,280	730,350	1,311,390	107,515	4,908,652	3,597,262
	2019	600,000	2,280,836	700,000	1,811,402	120,288	5,512,526	3,701,124
R. Lane Riggs, President and Chief Operating Officer	2021	970,000	6,956,013	1,950,263	3,093,788	172,559	13,142,623	10,048,835
	2020	940,000	5,094,316	1,006,909	2,027,167	116,733	9,185,125	7,157,958
	2019	840,000	4,792,892	1,250,000	4,245,462	121,662	11,250,016	7,004,554
Gary K. Simmons, EVP and Chief Commercial Officer	2021	700,400	2,545,219	1,280,191	1,829,025	108,189	6,463,024	4,633,999
	2020	680,000	1,618,614	662,184	1,371,059	112,244	4,444,101	3,073,042
	2019	650,000	1,787,833	625,000	2,535,277	191,518	5,789,628	3,254,351
Cheryl L. Thomas, SVP and Chief Technology Officer	2021	662,300	1,694,490	968,442	2,158,056	97,325	5,580,613	3,422,557
	2020	606,250	1,172,125	500,923	1,117,343	85,221	3,481,862	2,364,519
	(8)
Footnotes to Summary Compensation Table:
(1)The persons listed in this table are Valero’s “named executive officers” per Item 402(a)(3) of Regulation S-K.
(2)The amount shown is the “grant date fair value” of stock awards (restricted stock and performance shares) computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation–Stock Compensation (FASB ASC Topic 718). The grant date fair values disclosed above are different than the target value of stock awards for each NEO due to reasons more fully described in Compensation Discussion and Analysis and below in this footnote. The target values of stock awards for the NEOs were: Mr. Gorder ($11,340,000), Mr. Fraser ($3,300,000), Mr. Riggs ($4,365,000), Mr. Simmons ($2,276,300), and Ms. Thomas ($1,490,175). The final value realized by each named executive officer will be determined at a later date upon award vesting. Total target pay for our NEOs is described more fully in “Compensation Discussion and Analysis—Alignment of Executive Pay to Company Performance—Elements of Executive Compensation—Summary—Target Total Pay.”
The grant date fair values disclosed under FASB ASC Topic 718 for our performance share awards include the values of certain tranches of unvested (as of December 31, 2021) performance shares that were awarded in years prior to the fiscal year shown in the table. The computations of grant date fair values for performance shares are more fully described in footnote (6) to the Grants of Plan-Based Awards table. The highest level of possible performance conditions are disclosed in footnote (6) to the Grants of Plan-Based Awards table.
(footnote (2) continues on the following page)

2022 PROXY STATEMENT	69

EXECUTIVE COMPENSATION

Footnotes to Summary Compensation Table (con’t.):
footnote (2) continued
The dollar values included in the “Stock Awards” column include the following components:

	Gorder	Fraser	Riggs	Simmons	Thomas
Restricted Stock	6,536,498	1,902,475	4,516,329	1,312,514	859,615
Performance Shares	6,823,554	1,638,018	2,439,684	1,232,705	834,875
Total (in dollars)	13,360,052	3,540,493	6,956,013	2,545,219	1,694,490
For restricted stock awards, the disclosed grant date fair values are different than the target values for each officer due to the difference between (i) the stock price used to determine the number of restricted shares granted to achieve the target value (determined by using the average closing stock price for the 15 trading days ending the day before the grant) and (ii) the grant date fair value of the award as computed under FASB ASC Topic 718. The target values of restricted stock awards for 2021 were: Mr. Gorder ($5,670,000), Mr. Fraser ($1,650,000), Mr. Riggs ($2,182,500) (excludes the $2 million restricted stock award associated with Mr. Riggs’s Long-Term Incentive Agreement, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Restricted Stock—Long-Term Incentive Agreement with Mr. Riggs”), Mr. Simmons ($1,138,150), and Ms. Thomas ($745,087.50).
For performance shares, the grant date fair values disclosed represent the aggregated fair values of three tranches from three separate award years as required under FASB ASC Topic 718 (i.e., first tranche of 2021 award, second tranche of 2020 award, and third tranche of 2019 award). These are deemed to be three separate grants for determining fair value and each is deemed to have a grant date in 2021 per FASB ASC Topic 718. As further described in footnote (6) to the Grants of Plan-Based Awards table, the expected conversion rate (probable outcome) for each of these awards determines a unique fair value per share for each tranche. The expected conversion rates are 106.07% for the 2021 award, 139.4% for the 2020 award, and 131.4% for the 2019 award. The target values for the 2021 grants of performance shares to our NEOs were: Mr. Gorder ($5,670,000), Mr. Fraser ($1,650,000), Mr. Riggs ($2,182,500), Mr. Simmons ($1,138,150), and Ms. Thomas ($745,087.50).
(3)Stock options were not granted to our named executive officers in 2021, 2020, or 2019. Additional information about the restricted stock and performance shares granted in 2021 is disclosed in the Grants of Plan-Based Awards table in this proxy statement. Additional information about stock awards is disclosed in Note 15 (Stock-Based Compensation) of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021.
(4)Represents amounts earned under our annual incentive bonus plan, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus.”
(5)This column represents the sum of the change in pension value and nonqualified deferred compensation earnings for each of the NEOs. There are no above-market or preferential earnings on non-tax-qualified deferred compensation amounts included in the table presented above. The NEOs participate in the same pension and non-qualified deferred compensation plans as similarly situated Valero employees (senior-level Valero executive leadership). The narrative disclosures following the Pension Benefits table describe these plans and the present value assumptions used for these calculations. Additional information about Valero’s defined benefit plans is disclosed in Note 14 (Employee Benefit Plans) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2021.
(6)Amounts listed as “All Other Compensation” for 2021 are composed of the following items. Any amount in excess of $10,000 (whether or not such amount may be deemed to be a perquisite or other personal benefit) is separately quantified.
For Mr. Gorder: Valero contributions to the officer’s Thrift Plan account ($20,300) • Valero contributions to the officer’s Excess Thrift Plan account ($105,700) • Valero-provided dollars for the purchase of health and welfare benefits ($27,403) • home security ($30,072) • gross up payment for home security imputed income ($19,511) • personal security protection • reimbursement of club membership dues • executive physical exam and medical concierge service • excess liability insurance • individual disability insurance • small gifts in connection with corporate meetings and functions • personal use of corporate aircraft • personal use of corporate facilities • imputed income related to payment of UK income taxes for foreign sourced trailing income • gross up on foreign source trailing income for payment of taxes.
For Mr. Fraser: Valero contributions to the officer’s Thrift Plan account ($20,300) • Valero contributions to the officer’s Excess Thrift Plan account ($37,450) • Valero-provided dollars for the purchase of health and welfare benefits ($31,103) • home security • gross up payment for home security imputed income • reimbursement of club membership dues • executive physical exam and medical concierge service • excess liability insurance • individual disability insurance • small gifts in connection with corporate meetings and functions • imputed income for tax return preparation and financial planning assistance • U.S. tax gross up for imputed income for tax preparation due to foreign source trailing income.
(footnote  (6) continues on the following page)

70	2022 PROXY STATEMENT

EXECUTIVE COMPENSATION

Footnotes to Summary Compensation Table (con’t.):
footnote (6) continued
For Mr. Riggs: Valero contributions to the officer’s Thrift Plan account ($20,300) • Valero contributions to the officer’s Excess Thrift Plan account ($47,600) • Valero-provided dollars for the purchase of health and welfare benefits ($33,143) • home security ($47,600) • gross up payment for home security imputed income • reimbursement of club membership dues • executive physical exam and medical concierge service • excess liability insurance • individual disability insurance • imputed income for tax return preparation and financial planning assistance • small gifts in connection with corporate meetings and functions.
For Mr. Simmons: Valero contributions to the officer’s Thrift Plan account ($20,300) • Valero contributions to the officer’s Excess Thrift Plan account ($28,728) • Valero-provided dollars for the purchase of health and welfare benefits ($33,048) • home security • gross up payment for home security imputed income • reimbursement of club membership dues ($11,145) • executive physical exam and medical concierge service • excess liability insurance • individual disability insurance • personal use of corporate facilities • small gifts in connection with corporate meetings and functions.
For Ms. Thomas: Valero contributions to the officer’s Thrift Plan account ($20,300) • Valero contributions to the officer’s Excess Thrift Plan account ($26,061) • Valero-provided dollars for the purchase of health and welfare benefits ($25,519) • home security • gross up payment for home security imputed income • reimbursement of club membership dues • executive physical exam and medical concierge service • excess liability insurance • individual disability insurance • small gifts in connection with corporate meetings and functions • imputed income for tax return preparation and financial planning assistance.
Overview of Valuation Methodology
Valero values the cost of the benefits above at the incremental cost to Valero of providing such benefits. The primary purpose of Valero’s facilities and corporate aircraft is for business and, as a result, the incremental costs associated with personal use of such items does not include fixed costs that do not change based on usage, including limited family accompaniment or use in connection with an executive’s business use. To the extent we do not incur any incremental costs, no additional compensation is included as part of the total compensation of our named executive officers. However, any incremental costs that we do incur and that are incidental to the business use of such items are included in such total. In the case of personal use of corporate aircraft (including for example, for travel to outside board meetings), the amount reported is the incremental cost of providing the benefit, which primarily includes fuel costs and airport costs as well as any incidental costs for the crew.
Valero did not provide any perquisites or personal benefits to the named executive officers in 2020 or 2021 relating to the COVID-19 pandemic, such as new health-related or personal transportation benefits, that were not provided to all employees on a nondiscriminatory basis.
(7)The values in this column represent the “Total” compensation for 2021 for each NEO when excluding the year-over-year changes to the present values of accumulated benefits under the pension and nonqualified deferred compensation plans, which can increase or decrease significantly from year-to-year due to the actuarial assumptions used in a given year (primarily the discount rates used to determine the present value of accumulated benefits).
The amounts reported in this column are calculated by subtracting the change in pension values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column, from the amounts reported in the Total compensation column. The amounts reported in this column differ from, and are not substitutes for, the amounts reported in the Total compensation column.
(8)Ms. Thomas was not a named executive officer for 2019.

2022 PROXY STATEMENT	71

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards
The following table describes plan-based awards for our named executive officers in 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph W. Gorder	n/a	(2)	–	2,880,000	5,760,000
	02/23/2021	(3)				n/a	87,750	n/a	6,536,498
	n/a	(5)					87,750
	02/23/2021	(6)					29,250	58,500	2,351,993
	02/23/2021	(6)					22,907	45,814	2,420,812
	10/27/2021	(6)					19,837	39,674	2,050,749
Jason W. Fraser	n/a	(2)	–	825,000	1,650,000
	02/23/2021	(3)				n/a	25,540	n/a	1,902,475
	n/a	(5)					25,540
	02/23/2021	(6)					8,514	17,028	684,611
	02/23/2021	(6)					5,050	10,100	533,684
	10/27/2021	(6)					4,060	8,120	419,723
R. Lane Riggs	n/a	(2)	–	1,067,000	2,134,000
	02/23/2021	(3)				n/a	33,780	n/a	2,516,272
	02/23/2021	(4)				n/a	26,850	n/a	2,000,057
	n/a	(5)					33,780
	02/23/2021	(6)					11,260	22,520	905,417
	02/23/2021	(6)					8,587	17,174	907,474
	10/27/2021	(6)					6,063	12,126	626,793
Gary K. Simmons	n/a	(2)	–	700,400	1,400,800
	02/23/2021	(3)				n/a	17,620	n/a	1,312,514
	n/a	(5)					17,620
	02/23/2021	(6)					5,874	11,748	472,328
	02/23/2021	(6)					4,547	9,094	480,527
	10/27/2021	(6)					2,707	5,414	279,850
Cheryl L. Thomas	n/a	(2)	–	529,840	1,059,680
	02/23/2021	(3)				n/a	11,540	n/a	859,615
	n/a	(5)					11,540
	02/23/2021	(6)					3,847	7,694	309,337
	02/23/2021	(6)					2,677	5,354	282,905
	10/27/2021	(6)					2,347	4,694	242,633

72	2022 PROXY STATEMENT

EXECUTIVE COMPENSATION

Footnotes to Grants of Plan-Based Awards table:
(1)The reported grant date fair value of stock awards is determined in compliance with FASB ASC Topic 718. Stock options were not granted to our named executive officers in 2021.
(2)Represents potential awards under our annual incentive bonus program. Actual amounts earned by our NEOs for 2021 are reported in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The target amounts listed in the Grants of Plan-Based Awards table are computed by multiplying base salary by 160%, 100%, 110%, 100%, and 80% for Mr. Gorder, Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas, respectively.
(3)Represents restricted stock grants under our 2020 OSIP. Dividends on the restricted shares are paid as and when dividends are declared and paid on our Common Stock. For each NEO, the dollar amount stated in the column “Grant Date Fair Value of Stock and Option Awards” is included within the amount listed in the “Stock Awards” column of the Summary Compensation Table. The restricted shares are scheduled to vest (become nonforfeitable) annually in equal one-third increments. Restricted stock awards are more fully described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Restricted Stock.”
(4)Represents a restricted stock grant to Mr. Riggs on February 23, 2021. The shares are scheduled to vest (become nonforfeitable) annually in equal one-half increments. The grant was made pursuant to a long-term incentive agreement with Mr. Riggs. The agreement is described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Restricted Stock—Long-Term Incentive Agreement with Mr. Riggs.” The dollar amount stated in the column “Grant Date Fair Value of Stock and Option Awards” is included within the amount listed in the “Stock Awards” column of the Summary Compensation Table.
(5)Represents the number of performance shares awarded under our 2020 OSIP to our NEOs on February 23, 2021 under our long-term incentive awards program described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares.” Per the awards’ terms, on a normal vesting date officers can earn, in shares of Common Stock, from 0% to 200% of the number of performance shares that are vesting, based upon Valero’s achievement of objective performance measures during the performance periods prescribed by our Human Resources and Compensation Committee.
The performance shares vest annually in one-third increments (tranches). The first tranche of performance shares vested in January of 2022, and the remaining two tranches are scheduled to vest annually in January 2023 and January of 2024, with any resulting payout at those times conditioned upon Valero’s performance during the pertinent performance periods. Only the first tranche of these performance shares is deemed to have a “grant date” in 2021, as explained in footnote (6) below. Our disclosures referenced by footnote (5) are for information purposes only, and tie to the disclosures made by our NEOs in 2021 on Form 4s in compliance with Section 16 of the Exchange Act. Our disclosures in footnote (6) below are intended to comply with the requirements of Item 402 of Regulation S-K with respect to “grants” of performance shares.
(6)Item 402(d)(2)(viii) of Regulation S-K requires us to disclose the “grant date fair value” of equity awards “computed in accordance with FASB ASC Topic 718” (Topic 718). Our performance shares are awarded in three tranches, with the tranches having measurement periods (the performance period) of differing lengths. The first tranche of an award has a performance period of 12 months, the second tranche of an award has a performance period of 24 months, and the third tranche of an award has a performance period of 36 months.
The amounts referenced by footnote (6) in the Grants of Plan-Based Awards table above represent three tranches from three separate award years—namely, the first tranche of performance shares awarded in 2021 (awarded on February 23, 2021), the second tranche of performance shares awarded in 2020 (awarded on February 26, 2020), and the third tranche of performance shares awarded in 2019 (awarded on October 30, 2019). Under Topic 718, each of these tranches is deemed to be a separate “grant” for fair value purposes, and each is deemed to have a “grant date” in 2021, that is, the dates when the Human Resources and Compensation Committee approved the peer group of companies for these tranches. The dollar amounts included in the table represent the grant date fair values from the three tranches that are deemed to have a grant date in 2021.
For each NEO, the sum of the dollar amounts stated in the Grants of Plan-Based Awards table’s column entitled “Grant Date Fair Value of Stock and Option Awards” is also included in the “Stock Awards” column of the Summary Compensation Table.
(footnote (6) continues on the following page)

2022 PROXY STATEMENT	73

EXECUTIVE COMPENSATION

Footnotes to Grants of Plan-Based Awards table (con’t.):
footnote (6) continued
The grant date fair values and the highest level of performance values for the performance shares included in the Grants of Plan-Based Awards table are summarized in the following table.

	performance shares deemed (under Topic 718) to have a grant date in 2021		grant date fair value ($)	lowest possible performance ($)	highest level of performance ($)
Gorder	1st tranche of 2021 award	29,250	2,351,993	0	4,664,205
	2nd tranche of 2020 award	22,907	2,420,812	0	3,832,341
	3rd tranche of 2019 award	19,837	2,050,749	0	3,587,720
	total 2021 grant date fair value		6,823,554	0	12,084,266
Fraser	1st tranche of 2021 award	8,514	684,611	0	1,357,642
	2nd tranche of 2020 award	5,050	533,684	0	844,865
	3rd tranche of 2019 award	4,060	419,723	0	734,292
	total 2021 grant date fair value		1,638,018	0	2,936,799
Riggs	1st tranche of 2021 award	11,260	905,417	0	1,795,520
	2nd tranche of 2020 award	8,587	907,474	0	1,436,605
	3rd tranche of 2019 award	6,063	626,793	0	1,096,554
	total 2021grant date fair value		2,439,684	0	4,328,679
Simmons	1st tranche of 2021 award	5,874	472,328	0	936,668
	2nd tranche of 2020 award	4,547	480,527	0	760,713
	3rd tranche of 2019 award	2,707	279,850	0	489,588
	total 2021 grant date fair value		1,232,705	0	2,186,969
Thomas	1st tranche of 2021 award	3,847	309,337	0	613,443
	2nd tranche of 2020 award	2,677	282,905	0	447,862
	3rd tranche of 2019 award	2,347	242,633	0	424,478
	total 2021 grant date fair value		834,875	0	1,485,783
2021 Award. For performance shares awarded on February 23, 2021, the grant date (per Topic 718) for the first tranche is deemed to have occurred in 2021. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 106.07% with a fair value per share of $80.41. The fair values of the second and third tranches will be determined on their respective Topic 718 grant dates.
2020 Award. For performance shares awarded on February 26, 2020, the grant date (per Topic 718) for the second tranche is deemed to have occurred in 2021. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 139.4% with a fair value per share of $105.68. The fair values of the third tranche will be determined on its Topic 718 grant date.
2019 Award. For performance shares awarded on October 30, 2019, the grant date (per Topic 718) for the third tranche is deemed to have occurred in 2021. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 131.4% and fair value per share of $103.38.
All Awards. For all awards, the “highest level of performance” values listed above assume achievement of the highest level of possible performance conditions (that is, vesting at 200%) per Instruction 3 to Item 402(c)(2)(v) of Regulation S-K.

74	2022 PROXY STATEMENT

EXECUTIVE COMPENSATION

Outstanding Equity Awards at December 31, 2021
This table describes unexercised stock options, unvested shares of restricted stock, and unvested performance shares held by our named executive officers as of December 31, 2021.

	Option Awards				Stock Awards
					Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph W. Gorder	37,567	—	27.318	11/09/2022	12,031	(3)	903,648	18,006	(9)	2,366,791
	31,770	—	39.665	11/08/2023	27,786	(4)	2,087,006	39,674	(10)	4,842,417
	43,810	—	48.565	10/23/2024	53,220	(5)	3,997,354	45,814	(11)	5,484,307
		—						87,750	(12)	6,590,903
Jason W. Fraser	—	—	—		4,060	(3)	304,947	2,150	(9)	282,639
					10,100	(4)	758,611	8,120	(10)	991,077
					25,540	(5)	1,918,309	10,100	(11)	1,209,046
					2,166	(6)	162,688	25,540	(12)	1,918,309
R. Lane Riggs	2,667	—	48.565	10/23/2024	3,678	(3)	276,255	3,440	(9)	452,162
					10,416	(4)	782,346	12,126	(10)	1,480,043
					18,129	(4)	1,361,669	17,174	(11)	2,055,911
					20,487	(5)	1,538,779	33,780	(12)	2,537,216
					26,850	(7)	2,016,704
					3,516	(8)	264,087
Gary K. Simmons	1,750	—	48.565	10/23/2024	1,642	(3)	123,331	1,916	(9)	251,844
					5,516	(4)	414,307	5,414	(10)	660,818
					10,686	(5)	802,626	9,094	(11)	1,088,644
								17,620	(12)	1,323,438
Cheryl L. Thomas	—	—	—	—	1,424	(3)	106,957	1,656	(9)	217,669
					3,248	(4)	243,957	4,694	(10)	572,939
					6,999	(5)	525,695	5,354	(11)	640,914
								11,540	(12)	866,769

2022 PROXY STATEMENT	75

EXECUTIVE COMPENSATION

Footnotes to Outstanding Equity Awards table:
(1)Our equity plans provide that the exercise price for all stock options must not be less than the mean of our Common Stock’s high and low NYSE reported sales price per share on the date of grant.
(2)The assumed market values were determined using the closing market price of our Common Stock on December 31, 2021 ($75.11 per share). For a further discussion of the vesting of restricted stock and performance share awards (as noted in the following footnotes), see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards.”
(3)The unvested portion of this award is scheduled to vest on October 30, 2022.
(4)Of the shares listed as outstanding at year end, 50% vested on February 26, 2022, and the remaining 50% is scheduled to vest on February 26, 2023.
(5)One-third of these shares vested on February 23, 2022; the remaining two-thirds are scheduled to vest in equal installments on February 23, 2023 and February 23, 2024.
(6)The unvested portion of this award is scheduled to vest in equal installments on July 15, 2022, and July 15, 2023.
(7)Of the shares listed as outstanding at year end, 50% vested on February 23, 2022, and the remaining 50% is scheduled to vest on February 23, 2023.
(8)The unvested portion of this award is scheduled to vest on December 18, 2022.
(9)These performance shares vested on January 20, 2022 at 175% of target. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 175% (actual payout) of the performance shares at the closing price of our Common Stock on December 31, 2021 ($75.11 per share).
(10)One-half of these performance shares vested on January 20, 2022 at 125% of target; the other half is scheduled to vest in January of 2023. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested on January 20, 2022, the market value of 125% (actual payout) of the performance shares at the closing price of our Common Stock on December 31, 2021 ($75.11 per share), and for the remaining half, the market value of 200% (max) of the performance shares at the closing price of our Common Stock on December 31, 2021 ($75.11 per share).
(11)One-half of these performance shares vested on January 20, 2022 at 118.75% of target; the other half is scheduled to vest in January of 2023. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested on January 20, 2022, the market value of 118.75% (actual payout) of the performance shares at the closing price of our Common Stock on December 31, 2021 ($75.11 per share), and for the remaining half, the market value of 200% (max) of the performance shares at the closing price of our Common Stock on December 31, 2021 ($75.11 per share).
(12)One-third of these performance shares vested on January 20, 2022 at 100% of target; an additional one-third is scheduled to vest in January of 2023; and the final one-third is scheduled to vest in January of 2024. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested on January 20, 2022, the market value of 100% (actual payout) of the performance shares at the closing price of our Common Stock on December 31, 2021 ($75.11 per share), and for the remaining two-thirds, the market value of 100% (target) of the performance shares at the closing price of our Common Stock on December 31, 2021 ($75.11 per share).

76	2022 PROXY STATEMENT

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested
The following table provides information regarding (i) stock option exercises by our named executive officers, and (ii) the vesting of restricted stock and performance shares held by our named executive officers during 2021 on an aggregated basis.

	Option Awards		Stock Awards (1)
Name	No. of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)	No. of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(4)
Joseph W. Gorder	26,750	1,544,826
(5)			71,375	5,796,084
(6)			129,136	7,668,096
Jason W. Fraser	—	—
(5)			12,754	968,675
(6)			17,001	1,009,519
R. Lane Riggs	—	—
(5)			36,844	2,534,311
(6)			31,853	1,891,431
Gary K. Simmons	—	—
(5)			12,993	1,019,720
(6)			16,102	956,137
Cheryl L. Thomas	—	—
(5)			11,251	859,412
(6)			12,334	732,393
Footnotes to Option Exercises and Stock Vested table:
(1)Represents shares of Common Stock from the vesting of restricted stock and performance shares in 2021.
(2)Represents the gross number of shares received by the named executive officer before deducting any shares withheld from (i) an option’s exercise to pay the exercise price and/or tax obligation, or (ii) the vesting of restricted stock or performance shares to pay the resulting tax obligation.
(3)The reported value is determined by multiplying (i) the number of option shares, times (ii) the difference between the market price of the Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.
(4)The reported value is determined by multiplying number of vested shares by the market value of the shares on the date they became nonforfeitable. The value is stated before payment of applicable taxes.
(5)Represents number of shares of Common Stock and value related to vesting of restricted stock.
(6)Represents number of shares of Common Stock and value related to vesting of performance shares.

2022 PROXY STATEMENT	77

EXECUTIVE COMPENSATION

Post-Employment Compensation

PENSION BENEFITS
The following table describes the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit pension plan (the “Pension Plan”), excess pension plan (“Excess Pension Plan”), and supplemental executive retirement plan (“SERP” and, collectively with the Pension Plan and the Excess Pension Plan, the “Retirement Plans”) during 2021.

Name	Plan Name	No. of Years Credited Service (#) (1)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Joseph W. Gorder (2)	Pension Plan	31.17	1,372,258	—
	Excess Pension Plan	19.67	10,677,574	—
	SERP	19.67	23,228,771	—
Jason W. Fraser	Pension Plan	22.96	923,367	—
	Excess Pension Plan	22.96	1,156,805	—
	SERP	22.96	5,856,793	—
R. Lane Riggs	Pension Plan	32.92	1,544,321	—
	Excess Pension Plan	32.92	4,472,828	—
	SERP	32.92	10,977,401	—
Gary K. Simmons	Pension Plan	34.52	1,666,479	—
	Excess Pension Plan	34.52	3,816,710	—
	SERP	34.52	6,487,381	—
Cheryl L. Thomas	Pension Plan	37.5	2,044,296	—
	Excess Pension Plan	37.5	4,302,349	—
	SERP	37.5	5,706,410	—
Footnotes to Pension Benefits table:
(1)The years of credited service for our NEOs include seven years of service (8.5 years for Mr. Fraser) in our Retirement Plans’ “Cash Balance Provision” starting on January 1, 2015 (Mr. Fraser’s participation in the Cash Balance Provision commenced July 1, 2013). The remainder of the NEO’s years of service is in the “Formula Provision” of our Retirement Plans. The Formula Provision and the Cash Balance Provision are described in the narrative disclosures that follow this table.
(2)The 31.17 years of service stated for Mr. Gorder for the Pension Plan represent the sum of his participation in (a) the Valero Pension Plan since 2002 (19.67 years) and (b) the qualified pension plan of UDS (11.5 years). In 2001, Mr. Gorder received a lump sum settlement relating to prior years of service. The Pension Plan amount stated above reflects the effect of offsetting Mr. Gorder’s accrued benefit under the Valero Pension Plan by the value of his lump sum settlement in 2001. In addition, Mr. Gorder has approximately three years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS. The 19.67 years of service stated for Mr. Gorder for the Excess Pension Plan and SERP represent his participation since the date of his commencement of employment with Valero.
The present values stated above were calculated using the same interest rates and mortality tables we use for our financial reporting. Present values at December 31, 2021 were determined using plan specific discount rates (3.07 percent for Pension Plan, 2.90 percent for Excess Pension Plan, 3.06 percent for SERP) and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the Pri-2012 mortality table projected generationally using scale MP-2021. No decrements were included for pre-retirement termination, mortality, or disability. When applicable, lump sums were determined using the minimum present value segment rates prescribed by the IRS in Notice 2022-02 and the mortality table prescribed by the IRS in Notice 2020-85 for distributions in 2022.
Pension Plan. Under our Pension Plan, an eligible employee who is at least 55 years old may elect to retire prior to the normal retirement age of 65, provided the employee has completed at least five years of vesting service. Under the plan’s early retirement provisions, an employee may elect to commence a benefit upon retirement or delay payments to a later date. Pension payments

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from the Formula Provision (defined below) that begin after age 55 and before age 62 are reduced by four percent for each full year between the benefit start date and the employee’s 62nd birthday. The four-percent reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement. As of December 31, 2021, Mr. Gorder, Mr. Riggs, Mr. Simmons, and Ms. Thomas, were eligible for early retirement benefits.
For employees hired prior to January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6 percent of the participant’s average monthly compensation (based upon earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service affording the highest such average) times the participant’s years of credited service. This is known as the “Formula Provision.” Each of our NEOs was hired prior to January 1, 2010.
For employees hired on or after January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) is a cash balance benefit that provides a monthly pension at normal retirement based on annual employer contributions that are based on years of service, age, eligible compensation, and pay credits. This is known as the “Cash Balance Provision.” After a one-year waiting period, pay credits are retroactive to the participant’s date of hire and are based on years of service, age, and eligible compensation.

points (age and vesting service)	annual pay credit percentage
under 35	6.0% of eligible pay
35–49	7.5% of eligible pay
50–64	9.0% of eligible pay
65–79	10.5% of eligible pay
80+	12.0% of eligible pay
In addition to pay credits, participants will also be eligible for monthly interest credits based on the 10-Year U.S. treasury note rate with a minimum of 3 percent.
In 2013, we began to implement changes to certain of our U.S. qualified pension plans that cover the majority of our U.S. employees. Benefits under our primary pension plan changed from a final average pay formula (the Formula Provision) to the Cash Balance Provision with staged effective dates from July 1, 2013 through January 1, 2015, depending on the age and service of the affected employees. All final average pay benefits under the Formula Provision were frozen as of December 31, 2014. On July 1, 2013 or January 1, 2015 (as applicable), participants formerly under the Formula Provision in the Pension Plan transitioned to the Cash Balance Provision, with all future Pension Plan benefits to be earned under the new cash balance formula.
Excess Pension Plan. Our Excess Pension Plan provides benefits to those employees whose pension benefits under our defined benefit Pension Plan are subject to limitations under the Internal Revenue Code (the “Code”), or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of Pension Plan. The Excess Pension Plan is designed as an “excess benefit plan” as defined under §3(36) of ERISA, for those benefits provided in excess of section 415 of the Code. The Excess Pension Plan is not intended to be either a qualified plan under the provisions of Section 401(a) of the Code, or a funded plan subject to the funding requirements of ERISA.
Subject to other terms of the Excess Pension Plan, the benefit payable under the plan in the Formula Provision is generally an amount equal to “x” minus “y”, where “x” is equal to 1.6 percent of a participant’s final average monthly earnings (as determined under the Excess Pension Plan) multiplied by the participant’s number of years of credited service, and “y” is equal to the participant’s benefit that is payable under the Pension Plan. The benefit payable under the Excess Pension Plan in the Cash Balance Provision is generally an amount equal to “x” minus “y”, where “x” is equal to the accumulated account balance that the participant would be entitled to receive without regard to the limitations, and “y” is equal to the participant’s accumulated account balance that is payable under the Pension Plan. The Excess Pension Plan benefit is made in a lump sum (minus applicable withholding for taxes). A participant’s benefits under the Excess Pension Plan will vest concurrently with the vesting of the participant’s benefits under the Pension Plan.
SERP. An officer will become a participant in the SERP as of the date he or she is selected and named in the minutes of the Human Resources and Compensation Committee meeting for inclusion as a SERP participant. The SERP provides a benefit equal to 1.6 percent of eligible pay plus 0.35 percent times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. The participant’s most highly compensated consecutive 36 months of service are considered. The SERP benefit is calculated using all years of service (a participant’s service did not freeze when the Formula Benefit described above was frozen.) The SERP

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EXECUTIVE COMPENSATION

benefit is reduced by the amount of the participant’s qualified pension benefit. The SERP benefit is paid in a lump sum (minus applicable withholding for taxes). A participant in the SERP will vest upon death, disability, or retirement (age 55 with at least five years of service at separation).
Compensation for purposes of the Pension Plan, Excess Pension Plan, and SERP includes salary and bonus. No extra years of credited service have been granted to any of our NEOs.

Nonqualified Deferred Compensation
The following table describes contributions by Valero and each named executive officer under our nonqualified defined contribution and other deferred compensation plans during 2021. The table also presents each named executive officer’s earnings, withdrawals (if any), and year-end balances in these plans.

		Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Joseph W. Gorder	Excess Thrift Plan	—	105,700	—	—	1,506,848
Jason W. Fraser	Excess Thrift Plan	—	37,450	—	—	195,925
R. Lane Riggs	Excess Thrift Plan	—	47,600	—	—	466,017
	UDS Nonqualified 401(k) Plan (2)	—	—	381	—	52,503
Gary K. Simmons	Excess Thrift Plan	—	28,728	—	—	340,153
	UDS Nonqualified 401(k) Plan (2)	—	—	7,007	—	180,403
Cheryl L. Thomas	Excess Thrift Plan	—	26,061	—	—	285,659
	UDS Nonqualified 401(k) Plan (2)	—	—	31,087	—	168,283
Footnotes to Nonqualified Deferred Compensation table:
(1)All of the amounts included in this column are also included within the amounts reported as “All Other Compensation” for 2021 in the Summary Compensation Table.
(2)Valero assumed the UDS Nonqualified 401(k) Plan when Valero acquired UDS in 2001. This plan is frozen.
(3)These amounts are not included in the Summary Compensation Table because such earnings were not preferential or above market under SEC rules.
(4)Amounts reported in this column for each named executive officer include registrant contributions previously reported in our Summary Compensation Table in previous years when earned if that officer’s compensation was required to be disclosed in a previous year.
Our Deferred Compensation Plan and Excess Thrift Plan are described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits.” The following terms also apply to these plans.
Under the Deferred Compensation Plan (DC Plan), participants may elect when and over what period of time their deferrals will be distributed based on plan provisions. Participants may elect to have their accounts distributed in a lump sum on a specified date, at least three years after the year of the deferral election. Participants may, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the first day of January following the date of retirement or termination. Participants may also elect to have their accounts distributed in one lump-sum payment or in two- to 15-year installments upon retirement or in one lump-sum payment or five-year installments upon other termination. Upon a participant’s death, the participant’s beneficiary will receive the participant’s DC Plan balance in one lump-sum

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payment within 90 days following the participant’s death. Upon a change of control of Valero, all DC Plan accounts are immediately vested in full, and distributions are thereafter made in accordance with the plan’s normal distribution provisions. None of our named executive officers participated in the DC Plan in 2021.
The Excess Thrift Plan provides benefits to participants of our qualified thrift plan whose accounts would not otherwise be credited with company matching contributions due to certain IRS limits on contributions and/or compensation. The Excess Thrift Plan is neither a qualified plan for federal tax purposes nor a funded plan subject to ERISA. The Excess Thrift Plan is: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.
The UDS Nonqualified 401(k) Plan offered benefits and had terms and conditions much like those of the Valero Excess Thrift Plan. The UDS plan has been frozen to any new participation since March 31, 2002.

Potential Payments Upon Termination or Change of Control

CHANGE OF CONTROL SEVERANCE AGREEMENTS
Our executive officers have change of control severance agreements with Valero. The agreements seek to assure the continued availability of the officers in the event of a change of control of Valero. When a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide that the officers’ terms of employment will not be changed materially during the three years following a change of control. Each agreement subjects the officer to certain obligations of confidentiality, both during the term and after termination, for information relating to Valero that the officer acquired during his or her employment. The footnotes to the tables that accompany these disclosures further describe the terms and conditions of the agreements.
When determining the amounts and benefits payable under the agreements, the Human Resources and Compensation Committee and Valero sought to secure compensation that is competitive in our market to recruit and retain executive talent. Consideration was given to the principal economic terms found in change of control severance agreements of other publicly traded companies.

POLICY FEATURES
Our Board has adopted a policy regarding the vesting of performance shares in a change-of-control context. The policy provides that performance shares will not vest automatically upon the date of a change of control of Valero. Instead, the performance share agreements contain a double trigger feature, so that accelerated vesting of performance shares will not occur until the officer’s employment is terminated following a change of control. At that time, any unvested performance shares held by the officer will vest on a partial, pro rata basis, commensurate with the officer’s months of service during the applicable performance period.
Our change of control severance agreements do not contain tax gross-up benefits. In 2013, all agreements in effect at that time were amended to eliminate the gross-up benefit that formerly entitled the officers to receive a payment to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code. Valero has adopted a policy that this benefit may not be included in any future change of control agreements.

TERMS AND CONDITIONS
For purposes of the agreements, “change of control” means any of the following (subject to additional particulars as stated in the agreements):
•acquisition by an individual, entity, or group of beneficial ownership of 20 percent or more of our outstanding Common Stock;
•ouster from the Board of a majority of the incumbent directors;
•consummation of a business combination (e.g., merger, share exchange).
In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the officer to perform substantially the officer’s duties or illegal or gross misconduct by the officer that is materially and demonstrably injurious to Valero. “Good reason” is defined to mean, generally:
•a diminution in the executive officer’s position, authority, duties and responsibilities;

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EXECUTIVE COMPENSATION

•relocation of the executive (or increased travel requirements); or
•failure of Valero’s successor to assume and perform under the agreement.
The following tables disclose potential payments (calculated per SEC regulations) to our named executive officers in connection with a change of control of Valero. If an officer’s employment is terminated for “cause,” the officer will not receive any benefits or compensation other than accrued salary or vacation pay that was unpaid as of the date of termination; therefore, there is no presentation of termination for “cause” in the following tables. Values in the tables assume that a change of control occurred on December 31, 2021, and that the officer’s employment was terminated on that date.
Mr. Gorder has a grandfathered form of agreement that was entered into in 2007. The form of agreement for Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas (entered into in 2016 and thereafter) represents the current form of agreement approved by our Human Resources and Compensation Committee. The current form of agreement requires termination of employment following a change of control (double trigger) for accelerated vesting of stock options and restricted stock (the grandfathered agreement for Mr. Gorder permits accelerated vesting of stock options and restricted stock upon occurrence of the change of control). All forms of agreement for our NEOs require a double trigger for the acceleration of performance shares. Other differences in benefits payable under the grandfathered agreement and our current form of agreement are described in the footnotes to the following table.

Potential Payments Under Change of Control Severance Agreements
A.Termination of Employment (i) by the Company other than
for “Cause” or (ii) by the Executive for “Good Reason” (1) ($)

Component of Payment	Gorder	Fraser	Riggs	Simmons	Thomas
Salary (2)	5,400,000	1,650,000	1,940,000	1,400,800	1,324,600
Bonus (2)	15,792,192	1,650,000	2,134,000	1,400,800	1,059,680
Pension, Excess Pension, and SERP	10,338,964	—	—	—	—
Contributions under Defined Contribution Plans	378,000	—	—	—	—
Health & Welfare Benefits (3)	312,516	62,206	66,286	66,096	51,038
Outplacement Services	25,000	25,000	25,000	25,000	25,000
Accelerated Vesting of Restricted Stock (4)	6,988,009	3,144,555	6,239,840	1,340,263	876,609
Accelerated Vesting of Performance Shares (5)	4,535,818	1,127,401	1,641,679	834,021	562,048
B.Continued Employment Following Change of Control (6) ($)

Component of Payment	Gorder	Fraser	Riggs	Simmons	Thomas
Salary, Bonus, Pension, Excess Pension, SERP, Contributions under Defined Contribution Plans, Health & Welfare Benefits	(6)	(6)	(6)	(6)	(6)
Accelerated Vesting of Restricted Stock (4)	6,988,009	—	—	—	—
Footnotes for Potential Payments Under Change of Control Severance Agreements tables:
(1)If the officer’s employment is terminated by the company other than for “cause,” or if the officer terminates his or her employment for “good reason,” the officer is generally entitled to receive the following:
(a)a lump sum cash payment equal to the sum of:
(i)accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the officer’s bonus for the year of termination was paid at year-end);
(ii)two times (three times for Mr. Gorder due to his grandfathered form of agreement that was entered into in 2007) the sum of (A) the officer’s annual base salary plus (B) the officer’s eligible bonus amount;
(iii)for Mr. Gorder, the actuarial present value of the pension benefits (qualified and nonqualified) he would have received for an additional three years of service due to his grandfathered form of agreement that was entered into in 2007 (Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas do not participate in this element of compensation); and

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Footnotes for Potential Payments Under Change of Control Severance Agreements tables (con’t.):
(iv)for Mr. Gorder, the equivalent of three years of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans due to his grandfathered form of agreement that was entered into in 2007 (Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas do not participate in this element of compensation);
(b)continued health and welfare benefits for two years (three years for Mr. Gorder due to his grandfathered form of agreement that was entered into in 2007); and
(c)up to $25,000 of outplacement services.
If employment is terminated by reason of death or disability, the officer’s estate will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a prorated bonus amount earned per the terms of the agreement. In the case of disability, the officer would be entitled to disability and related benefits at least as favorable as those provided by Valero under its programs during the 120 days prior to the officer’s termination of employment.
If the officer voluntarily terminates employment other than for “good reason,” he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a prorated bonus amount earned per the terms of the agreement. See “Long-Term Incentive Awards” and “Post-Employment Benefits” under Compensation Discussion and Analysis, and “Post-Employment Compensation,” “Nonqualified Deferred Compensation,” and “Outstanding Equity Awards at December 31, 2021.”
(2)We assumed each officer’s compensation at the time of the triggering event to be as stated below. The listed salary is the executive officer’s rate of pay as of December 31, 2021. The listed bonus amount for Mr. Gorder represents the highest bonus earned by him in any of fiscal years 2019, 2020, or 2021 (the three years prior to the assumed change of control). The listed bonus amounts for Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas represent the target bonus in effect prior to the assumed change of control.

Name	Salary	Bonus
Joseph W. Gorder	1,800,000	5,264,064
Jason W. Fraser	825,000	825,000
R. Lane Riggs	970,000	1,067,000
Gary K. Simmons	700,400	700,400
Cheryl L. Thomas	662,300	529,840
(3)The executive is entitled to health and welfare benefits for two years (three years for Mr. Gorder) following the date of termination.
(4)For Mr. Gorder, upon a change of control of Valero, the vesting periods on outstanding stock options and shares of restricted stock are automatically accelerated to the date of the change of control. For Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas, the vesting periods on outstanding stock options and shares of restricted stock are accelerated following a change of control only upon the executive’s termination of employment (double trigger) so long as the termination is (i) other than for cause, in the case of involuntary termination, or (ii) for “good reason,” in the case of voluntary termination.
There are no values presented in the foregoing tables for accelerated vesting of stock options because all of the stock options held by our NEOs are fully vested.
For shares of restricted stock, the amounts stated in the table represent the product of (a) the number of shares for which vesting is accelerated, and (b) $75.11 (the closing price of our Common Stock on the NYSE on December 31, 2021).
(5)Outstanding performance shares do not vest automatically upon a change of control of Valero. Instead, accelerated vesting of performance shares occurs when the executive’s employment with Valero is terminated following a change of control (double trigger). In that event, the unvested performance shares held by the officer will vest on a partial, pro rata basis on the date of the officer’s termination of employment. The amounts disclosed in the table assume that a change of control occurred December 31, 2021.
For outstanding performance shares awarded, the amount included in the table represents, where applicable, a pro rata payout of common shares based upon the officer’s months of service during any shortened performance period ending December 31, 2021 (pro rata shares times $75.11, the closing price of Common Stock on the NYSE on December 31, 2021), assuming a payout at 100%.
(6)The agreements provide for a three-year term of employment following a change of control, and generally provide that the officer will continue to enjoy compensation and benefits per the terms in effect prior to the change of control. In addition, for Mr. Gorder, all outstanding stock options and shares of restricted stock will vest on the date of the change of control (see footnote (4) above).

2022 PROXY STATEMENT	83

DIRECTOR COMPENSATION

This table summarizes compensation earned by our directors in 2021.

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Fred M. Diaz	43,333	133,396	176,729
H. Paulett Eberhart	130,000	200,014	330,014
Joseph W. Gorder	—	—	(2)
Kimberly S. Greene	130,000	200,014	330,014
Deborah P. Majoras	155,000	200,014	355,014
Eric D. Mullins	130,000	200,014	330,014
Donald L. Nickles	130,000	200,014	330,014
Philip J. Pfeiffer	130,000	200,014	330,014
Robert A. Profusek	165,000	200,014	365,014
Stephen M. Waters	130,000	200,014	330,014
Randall J. Weisenburger	155,000	200,014	355,014
Rayford Wilkins, Jr.	155,000	200,014	355,014
Footnotes to Director Compensation table:
(1)The amounts shown represent the grant date fair value of stock unit awards granted in 2021, calculated in compliance with Topic 718. In 2021, each non-employee director who was re-elected at our annual stockholders meeting held on April 29, 2021, received an equity grant in the form of stock units (described below) valued at $200,000 calculated pursuant to Topic 718. In addition, Mr. Diaz received a pro-rata grant of stock units upon his election to the Board on September 16, 2021. Additional information about the components of our stock-based compensation programs is set forth in Note 15 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021. Valero did not grant stock options to any director in 2021.
The following table presents for each non-employee director the number of outstanding stock units as of December 31, 2021. There are no outstanding stock options (vested or unvested) held by any of our non-employee directors.

Name	Outstanding Stock Units
Fred M. Diaz	2,021
H. Paulett Eberhart	6,679
Kimberly S. Greene	6,679
Deborah P. Majoras	6,679
Eric D. Mullins	6,679
Donald L. Nickles	6,679
Philip J. Pfeiffer	6,679
Robert A. Profusek	6,679
Stephen M. Waters	6,679
Randall J. Weisenburger	6,679
Rayford Wilkins, Jr.	6,679
(2)Mr. Gorder did not receive any compensation as a director of Valero in 2021. His compensation for service as an executive officer in 2021 is presented in this proxy statement in the compensation tables for our named executive officers. Directors who are employees of Valero do not receive compensation for serving as directors.

84	2022 PROXY STATEMENT

DIRECTOR COMPENSATION

Our non-employee directors earn an annual cash retainer of $130,000. Valero pays an annual retainer in lieu of separate meeting fees. In addition to the retainer, in 2021 directors who chaired the Audit, Compensation, and Nominating/Governance and Public Policy Committees earned an additional $25,000 cash payment for their service as chair, and Mr. Profusek earned an additional $35,000 cash payment for his service as Lead Director. Directors are reimbursed for expenses of meeting attendance, if any. No director received perquisites or personal benefits in 2021 having a total value of $10,000 or more.
In addition to annual cash payments, in 2021 each non-employee director who was re-elected on the date of our 2021 annual stockholders meeting received an equity grant in the form of stock units (described below) valued at $200,000 (calculated pursuant to Topic 718). In addition, Mr. Diaz received a pro-rata grant of stock units upon his initial election to the Board on September 16, 2021. These grants are made in whole shares, with fractional share amounts rounded up, which in 2021 resulted in grants with a value slightly above the $200,000 level (as pro-rated in the case of Mr. Diaz). Grants of equity awards supplement the cash compensation paid to our non-employee directors and serve to increase our directors’ identification with the interests of our stockholders through ownership of Common Stock. Non-employee directors are expected to hold shares of Common Stock having a value equal to five times the annual cash retainer and have five years from the date of their initial election to the Board to meet that guideline.
Each stock unit represents the right to receive one share of Valero Common Stock, and is scheduled to vest (become nonforfeitable) in full on the date of Valero’s next annual meeting of stockholders for the election of directors (or one year from the grant date in the case of Mr. Diaz’s pro-rata grant upon his election to the Board). Directors may elect to defer receipt of the shares of Common Stock for an additional one-year following the vesting date of the stock units, although we have historically not permitted such deferral with respect to a grant upon a director’s initial election to the Board. The stock unit award includes a dividend equivalent award, representing the right to receive, on the vesting date (or, if applicable, the deferral period expiration date) of the stock unit award, a payment in cash in an amount equal to the cumulative amount of dividends paid to holders of Common Stock during the period when the stock unit remained outstanding prior to vesting (or, if applicable, the deferral period expiration date), calculated as if each stock unit held by the director was an outstanding share of Common Stock. Effective on the vesting of a director’s stock units (or, if applicable, the deferral period expiration date), the director may elect to receive either 22% or 37% of the fair market value of the aggregate number of shares of Common Stock to be delivered on such date in cash, with the remainder paid in shares of Common Stock.
The Board previously approved a limitation on the amount of equity compensation that may be paid to our non-employee directors in any year. As provided in our 2020 OSIP, a non-employee director may not receive in any calendar year awards payable in shares of Common Stock that have a fair market value greater than $500,000 in the aggregate. We selected $500,000 as the amount of the limitation because we believe that it places a meaningful limit on awards to our non-employee directors. While the amount of equity compensation awarded to our non-employee directors in recent years has been considerably lower than this limit, we believe that setting a limitation at this level provides us with a reasonable degree of flexibility to make adjustments that we may in the future deem appropriate or necessary for our compensation program to remain competitive in the market.
The Human Resources and Compensation Committee reviews our director compensation program at least annually with assistance and input from the compensation consultant. The annual review includes an assessment of the director compensation programs of our peers and of industry trends and developments. On September 16, 2021, following our Human Resources and Compensation Committee’s review of our non-employee director compensation program and the programs of our peers, our Human Resources and Compensation Committee determined that no changes were warranted at such time to our non-employee director compensation program. Additionally, there were no changes made to our non-employee director compensation program in connection with the establishment of the new Sustainability and Public Policy Committee, and non-employee directors are not paid extra for sitting on multiple Valero Board committees.

2022 PROXY STATEMENT	85

PAY RATIO DISCLOSURE

The median of the annual total compensation of all employees of Valero for 2021, except our CEO, was $198,219, and the annual total compensation of our CEO, Mr. Gorder, for 2021 was $22,684,706 (as disclosed in the Summary Compensation Table). As a result, our CEO’s 2021 annual total compensation was 114 times that of the median annual total compensation of all employees of Valero.
To determine the median of the annual total compensation of all employees, we first identified the median employee using the sum of base pay, annual bonus, and the grant date fair value of long-term incentive awards. Once the median employee was identified, we then determined the median employee’s annual total compensation as of December 31, 2021 using the Summary Compensation Table methodology set out in Item 402(c)(2)(x) of SEC Regulation S-K.
The pay ratio is based on a December 31, 2021, employee total population (U.S. and non-U.S.) of approximately 9,813 employees. To determine the median employee for purposes of this disclosure, following the de minimis exemption under Item 402(u)(4)(ii) of Regulation S-K, we excluded all of our employees in Peru (117 employees) and all of our employees in Mexico (42 employees); the excluded employees represented less than five percent of our total employees. We did not exclude any employees under the data privacy exemption of Item 402(u)(4)(i).
For 2020, 2019, and 2018, our pay ratio was based on our median employee as of December 31, 2018. Under SEC rules, we were not permitted to use the 2018 median employee for this year’s pay ratio, and as a result our pay ratio is based on our median employee as of December 31, 2021. Our pay ratio this year was affected by using a different median employee, with the 2021 median employee’s pay having decreased primarily due to a lower change in pension value, which can increase or decrease significantly from year-to-year due to the actuarial assumptions used in a given year (primarily the discount rates used to determine the present value of accumulated benefits).

	Median Employee to CEO Pay Ratio
	Median Employee ($)	CEO ($)
Salary	129,774	1,800,000
Stock Awards	—	13,360,052
Non-Equity Incentive Plan Compensation	14,089	5,264,064
Change in Pension Value and Nonqualified Deferred Compensation Earnings	15,872	2,030,418
All Other Compensation	38,484	230,172
Total Compensation	198,219	22,684,706
Median Employee to CEO Pay Ratio	1:114

86	2022 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review
Our Board adopted a Related Party Transactions Policy to establish procedures for the notification, review, approval, ratification, and disclosure of related party transactions. Under the policy, a related party transaction is a transaction, arrangement, or relationship in which (i) Valero (including any of its subsidiaries) was, is or will be a participant, (ii) the amount involved exceeds $120,000, and (iii) any “related person” had, has or will have a direct or indirect material interest. Under the policy, a related person means, generally, any person who would be deemed to be a “related person” as defined in Item 404 of Regulation S-K. Under the policy, a related party transaction must be submitted to the Board’s Nominating and Corporate Governance Committee for review and approval. The policy is available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Policies.
We also have a Conflict of Interest Policy to address instances in which an employee or director’s private interests may conflict with the interests of Valero. The policy is published on our intranet website. We have a Conflicts of Interest Committee (composed of Valero employees) to help administer our conflicts policy and to determine whether any employee or director’s private interests may interfere with the interests of Valero. Conflicts of interest are also addressed in our Code of Business Conduct and Ethics. Any waiver of any provision of this code for executive officers or directors may be made only by the Board.

Transactions with Related Persons
One of our named executive officers is related to a person employed by a subsidiary of Valero (such employee is hereafter referred to as a “Related Person”).
Ms. Thomas, our Senior Vice President and Chief Technology Officer, has a daughter, Heather Sitka, who is employed by a subsidiary of Valero in the human resources department. Ms. Sitka’s total compensation for 2021 (consisting of base salary, annual bonus, a restricted stock award, Valero-provided dollars for the purchase of wellness benefits, company match to Thrift Plan account, and other customary benefits and compensation) was approximately $186,508.
Ms. Thomas (i) does not share the same household with the Related Person, (ii) did not participate in the hiring of the Related Person, (iii) did not and does not supervise the Related Person, and (iv) has not participated, and is not expected in the future to participate, in performance evaluations or compensation decisions regarding the Related Person. We believe that the Related Person’s compensation and benefits are commensurate with that person’s qualifications, experience, and responsibilities and are comparable to the compensation and benefits currently paid to other employees in the Related Person’s position at Valero with similar qualifications, experience, and responsibilities.
Pursuant to our Related Party Transactions Policy, the Nominating and Corporate Governance Committee has (i) reviewed all material information regarding the Related Person’s employment relationship with us, (ii) determined that the employment relationship is not inconsistent with the best interests of Valero, and (iii) approved and ratified our prior and continued employment of the Related Person.

2022 PROXY STATEMENT	87

PROPOSAL NO. 2—RATIFY APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR

(ITEM 2 ON THE PROXY CARD)
The Audit Committee determined on February 22, 2022, to engage KPMG LLP (“KPMG”) as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2022. KPMG has served as Valero’s independent registered public accounting firm since 2004.
The Audit Committee is directly responsible for the appointment, compensation determination, retention, and oversight of the independent auditor retained to audit Valero’s financial statements. The Audit Committee is responsible for the audit fee negotiations and fee approval associated with Valero’s retention of the independent auditing firm.
The Audit Committee annually reviews and evaluates the qualifications, performance, and independence of Valero’s independent auditing firm, and reviews and evaluates the lead partner of the independent auditor team. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is involved in the selection of the audit firm’s new lead engagement partner. To monitor auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditing firm.
The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2022, is in the best interests of Valero and its stockholders. Accordingly, the Board requests stockholder approval of the following resolution.
“RESOLVED, that the appointment of the firm of KPMG LLP as Valero’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of Valero and its subsidiaries for the fiscal year ending December 31, 2022, is hereby approved and ratified.”

Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or make appropriate statements at the Annual Meeting.	☑
The Board recommends that the stockholders vote “FOR” this proposal.
The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Audit Committee that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2022 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

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KPMG LLP FEES

The following table presents fees for services provided to us by KPMG for the years shown ($ in millions).

	2021	2020
Audit Fees (1)	8.7	8.3
Audit-Related Fees (2)	0.5	0.4
Tax Fees (3)	0.6	0.2
All Other Fees (4)	—	—
total	9.8	8.9
Notes:
(1)Represents fees for professional services rendered for the audit of the annual financial statements included in Valero’s annual reports on Form 10-K, review of Valero’s interim financial statements included in Valero’s Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC).
(2)Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the caption for Audit Fees. The fees listed above are related primarily to the audit of Valero’s benefit plans and other statutory/regulatory audits.
(3)Represents fees for professional services rendered by KPMG for tax compliance and tax consulting services. For 2021 and 2020, the fees relate primarily to property tax consulting and compliance services.
(4)Category represents fees for professional services, if any, other than the services reported under the preceding captions.

Audit Committee Pre-Approval Policy
The Audit Committee adopted a pre-approval policy to address the pre-approval of certain services rendered to Valero by its independent auditor. The text of that policy appears in Exhibit 99.01 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2021.
All of the services rendered by KPMG to Valero for 2021 were pre-approved specifically by the Audit Committee or pursuant to our pre-approval policy. None of the services provided by KPMG were approved by the Audit Committee under the pre-approval waiver provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

2022 PROXY STATEMENT	89

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2021

Management is responsible for Valero’s internal controls and financial reporting process. KPMG LLP (“KPMG”), Valero’s independent registered public accounting firm for the fiscal year ended December 31, 2021, is responsible for performing an independent audit of Valero’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and an audit of the effectiveness of Valero’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue KPMG’s reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of Valero’s independent registered public accounting firm and recommends the ratification of its selection and appointment to our Board.
The Audit Committee has reviewed and discussed Valero’s audited financial statements with management and KPMG. The committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG that firm’s independence.
Based on the foregoing review, discussions, and other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of Valero be included in its Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.
Audit Committee:
Randall J. Weisenburger, Chair
H. Paulett Eberhart
Stephen M. Waters
The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of Valero’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

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PROPOSAL NO. 3—ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

(ITEM 3 ON THE PROXY CARD)
Our Board and our stockholders have determined to hold an advisory vote on executive compensation (“say-on-pay”), as required pursuant to Section 14A of the Exchange Act, every year. Accordingly, we are asking stockholders to vote to approve the 2021 compensation of our named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This proxy statement contains all of these required disclosures.
We request the stockholders to approve the following resolution:
“RESOLVED, that the compensation paid to Valero’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”
Because the vote on this proposal is advisory, it will not affect compensation already paid or awarded to any named executive officer and will not be binding on Valero, the Board, or the Human Resources and Compensation Committee. The Board and Human Resources and Compensation Committee, however, will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers.

Proxies will be voted for approval of the proposal unless otherwise specified. Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.	☑
The Board recommends that the stockholders vote “FOR” this proposal.

2022 PROXY STATEMENT	91

PROPOSAL NO. 4—STOCKHOLDER PROPOSAL— REPORT ON NEAR- AND LONG-TERM GREENHOUSE GAS EMISSIONS TARGETS

(ITEM 4 ON THE PROXY CARD)
We expect the following proposal to be presented by stockholders at the Annual Meeting. In accordance with SEC rules, we have reprinted the proposal and its supporting statement as it was submitted by the sponsors of the proposal. The name, address, and number of voting securities held by the sponsors of the proposal will be provided to any stockholder upon request. We assume no responsibility for the statements made by the sponsors in connection with the proposal.
After review, our management and the Board have concluded that they do not support the proposal, and the Board recommends that you vote AGAINST the proposal for the reasons explained in the opposition statement below.

Proxies will be voted against the approval of the proposal unless otherwise specified. Approval of this proposal requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote.	☒
The Board recommends that the stockholders vote “AGAINST” this proposal.

STOCKHOLDER PROPOSAL
Whereas
In 2018, the Intergovernmental Panel on Climate Change (IPCC) advised that net greenhouse gas (GHG) emissions must fall 45 percent by 2030 and reach net zero by 2050 to limit warming below 1.5 degrees Celsius and prevent the worst consequences of climate change.
Absent such deep emissions reductions, the IPCC (2021) projects continued increases in global surface temperatures, sea levels, extreme weather events, forest fires, and agricultural losses. Environmental changes will, in turn, increase physical and systemic risks for investors and companies, including supply chain dislocations, reduced resource availability, lost productivity, commodity price volatility, and physical infrastructure damage that could, in turn, compel new regulations and transition costs.
As the largest independent petroleum refiner in the world, Valero Energy Company (“Valero”) is highly exposed to climate risks. While Valero has adopted short-term GHG reduction measures, the Company has not committed to reduce emissions in line with the goals of Paris Agreement, nor do its goals cover scope 3 emissions in its supply chain or from use of its products. More ambitious action is necessary to address the Company’s full climate impact, its physical risks, and the transition risks associated with a global shift from a fossil fuel-based economy.
Valero is falling behind peer companies in curbing its GHG emissions. Phillips 66 recently set a target for its scope 3 emissions. Marathon Petroleum is reporting its scope 3 emissions, has set midterm emissions targets, and is aligning its capital spending with a planned transition to lower carbon fuels. Royal Dutch Shell, BP, and Equinor are examples of oil and gas companies that have announced ambitious targets to reduce emissions and align their capital spending and business activities with the net zero goals of the Paris Agreement.
Valero maintains that it leads the industry in producing low-carbon renewable fuels. Ramping up the scale, pace and rigor of its climate-related initiatives could unlock opportunities for growth in new products such as aviation biofuels and help the company to avoid investing in assets that will lose value as the global economy transitions away from fossil fuel-based transportation fuels over the coming decades.
Resolved
Shareholders request Valero issue a report within a year, and annually thereafter, at reasonable expense and excluding confidential information, that discloses near- and long-term GHG gas reduction targets aligned with the Paris Agreement’s goal of maintaining global temperature rise at 1.5 degrees Celsius, and a plan to achieve them. Reporting should cover the company’s full range of operational and supply chain emissions.
Supporting Statement
In assessing targets, we recommend, at management’s discretion:
•Taking into consideration approaches used by groups like the Science Based Targets initiative;
•Developing a low carbon transition plan showing evidence of implementation to meet Valero’s goals;
•Considering support targets for renewable energy, energy efficiency, alternative fuels production and other measures deemed appropriate by management; and
•Committing to reduce local community health impacts from cumulative operational emissions.

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PROPOSAL NO. 4

BOARD RECOMMENDATION
We believe that this proposal seeks a pro forma commitment that does not reflect an understanding of the resilience of our assets, the leading-edge strategy that Valero has developed to compete in a low-carbon world, and the robust reporting on our strategy and progress that we already disclose.
Valero’s energy transition strategy is well developed, one of the most comprehensive among its peers, and has been well-supported by our stockholders. Valero was the first traditional refiner to enter ethanol production in large scale and it has been producing low-carbon renewable diesel for the past 9 years. Valero is one of the few companies that has provided a clear roadmap to achieving aggressive GHG emissions reduction goals:

Large and sophisticated stockholders have lauded our bold, industry early mover strategy to lead the GHG emissions reductions sought by the Paris Accord.

2022 PROXY STATEMENT	93

PROPOSAL NO. 4

Two of our three business segments are built around low-carbon fuels, and we have invested $4.2 billion1 to date in our low-carbon fuels businesses. By leveraging our highly reliable refining segment and engineering expertise, we have built one of the largest low-carbon fuels portfolios in the world, delivering products with lower carbon emissions and returning long-term value to our stockholders. Our refining assets are benchmarked as one of the most efficient and resilient in the industry against demand-constrained scenarios2.
Our low-carbon strategy is our business strategy; it is part of our executive compensation program, all-employee bonus program, substantial growth capital allocation to low-carbon projects and comprehensive GHG emissions goals.
In 2021 alone, 70% of our growth capital was deployed to low-carbon projects. These projects have surpassed our 25% after-tax IRR hurdle rate and are an important part of our strategy for delivering attractive returns and creating long-term value for our stockholders. We believe that innovation and unmatched execution will continue strengthening our alignment with the Paris Agreement, not the one-size-fits-all approach that the proposal contemplates.
While our strategy to pursue these reductions reflects our deep understanding of our business and our industry, the proposal favors an untailored approach that is inappropriate for a company like ours. The proposal recommends alignment with the Science-Based Targets initiative, when guidance for the oil and gas sector is not even available yet. The proponent asserts that Valero does not address Scope 3 emissions when in fact our large-scale production of low-carbon fuels contributes substantially toward the reduction of Scope 3 emissions due to the lower carbon intensity associated with the feedstocks, production and the use of these products3. Moreover, the Scope 3 emissions targets contemplated by the proposal are not properly designed for companies in the oil and gas sector, most of whose Scope 3 emissions occur downstream, where these companies have limited control.
Instead, our strategy focuses on leveraging our leading refining expertise and producing a new generation of transportation fuels that use renewable feedstocks and offer lower emissions. Valero’s low-carbon product portfolio includes the development or production of renewable diesel produced almost entirely from waste feedstocks; renewable naphtha (used to produce renewable gasoline and renewable plastics); arctic-grade renewable diesel to supply extremely cold environments; ethanol with projects under development to capture and sequester carbon dioxide; sustainable aviation fuel; cellulosic ethanol and renewable hydrogen. All of these products help to reduce the GHG emissions of our customers that use them.
Valero has demonstrated its commitment to expanding its disclosures using ESG best-practice frameworks and has publicly disclosed that it intends to regularly update its ESG reporting. Our reporting4 includes our annual Stewardship and Responsibility Report, ESG overview, CDP Climate Questionnaire, SASB Report5 and TCFD Report and Scenario Analysis6.
We are already working on our 2022 TCFD Report and Scenario Analysis using the IEA’s Net-Zero by 2050 assumptions. We expect to continue our focused approach to investing in a low-carbon marketplace as we develop a clear and substantive roadmap for more reductions in the future and we plan to continue to disclose our progress. We take pride in our achievements to date and will continue to work to improve and refine our energy transition strategy so that Valero remains an industry leader.
Finally, we value engagement with our stockholders, who have been supportive of our strategy to date, and we continue to strive to understand their objectives and reach alignment. However, we will only make commitments to stockholders when we have a reasonable expectation and plan for achieving them. We think it is unwise to issue proclamations about distant future performance when there cannot be a clear line of sight on the strategy to achieve such goals. We ask that you consider and weigh the substantive actions we have taken to date and the clear plan we have laid out for the foreseeable future. If you, as our stockholders, value our leading energy transition strategy, and our substantive and transparent approach to climate disclosures, we ask you to vote AGAINST this proposal.

1 Our investment to date in our low-carbon fuels businesses consists of $2.5 billion in capital investments to build our renewable diesel business and $1.7 billion to build our ethanol business.
2 The 2021 TCFD Report and Scenario Analysis is published on our website at www.valero.com > Investors > ESG > Reports and Presentations.
3 Ethanol offers at least 30% lower life cycle GHG emissions, compared with petroleum gasoline; and renewable diesel offers up to 80% lower life cycle GHG emissions, compared with traditional diesel.
4 Our ESG reports are published on our website at www.valero.com > Investors > ESG > Reports and Presentations.
5 This report aligns our performance data with the Sustainability Accounting Standards Board (SASB), now the Value Reporting Foundation, framework in the Oil & Gas – Refining & Marketing industry standard.
6 This report follows the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD).

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MISCELLANEOUS

Governance Documents and Codes of Ethics
Our Code of Ethics for Senior Financial Officers applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. We have also adopted a Code of Business Conduct and Ethics which applies to all of our employees and directors and covers many topics including, but not limited to, conflicts of interests, competition and fair dealing, discrimination and harassment, payments to government personnel, and employee complaint procedures.
We intend to disclose any future amendment to, or waiver from, either of these Codes by posting such information on our website.
We post the following documents on our website at www.valero.com > Investors > ESG > Corporate Governance Documents. A printed copy of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to Valero’s Secretary at the address indicated on the cover page of this proxy statement.
•Restated Certificate of Incorporation
•Bylaws
•Code of Business Conduct and Ethics
•Code of Ethics for Senior Financial Officers
•Corporate Governance Guidelines
•Conduct Guidelines for Business Partners
•Audit Committee Charter
•Human Resources and Compensation Committee Charter
•Nominating and Corporate Governance Committee Charter
•Sustainability and Public Policy Committee Charter
•Related Party Transactions Policy
•Compensation Consultant Disclosures Policy
•Policy on Executive Compensation in Restatement Situations
•Policy on Political Contributions, Lobbying, and Trade Associations
•Policy on Vesting of Performance Shares
•Health, Safety and Environmental Policy Statement
•Human Rights Policy Statement
•Anti-Slavery and Human Tracking Policy Statement
•Anti-Bribery and Anti-Corruption Policy
•Environmental Justice Policy Statement
•UK Tax Policy
•Stock Ownership and Retention Guidelines for Directors and Officers

Stockholder Communications, Nominations and Proposals
Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of Valero’s Corporate Secretary at the address indicated in the following paragraph with respect to stockholder proposals pursuant to Rule 14-8 of the Exchange Act. The Corporate Secretary’s office will forward to the appropriate directors all correspondence, except for personal grievances, items unrelated to the functions of the Board, business solicitations, advertisements, and materials that are hostile, threatening, or profane.
In order to submit a stockholder proposal for inclusion in our proxy statement for the 2023 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, our Corporate Secretary must receive your written proposal by November 17, 2022, at our principal executive office at the following address: Corporate Secretary, Valero Energy Corporation, One Valero Way, San Antonio,

2022 PROXY STATEMENT	95

MISCELLANEOUS

Texas 78249. The proposal must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.
To present a stockholder proposal at the 2023 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or to recommend to the Board’s Nominating and Corporate Governance Committee the nomination of a person for election to the Board, you must follow the procedures stated in Article I, Section 9 of our bylaws. These procedures include the requirement that your proposal must be delivered to Valero’s Corporate Secretary not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day we first publicly announce the date of the 2023 annual meeting of stockholders.
An eligible stockholder, or eligible group of stockholders, that wants to nominate a candidate for election to the Board pursuant to the proxy access provisions of our bylaws must follow the procedures stated in Article I, Section 9A of our bylaws. These procedures include the requirement that your nomination must be delivered to Valero’s Corporate Secretary not later than the close of business on the 120th day or earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not later than the 120th day prior to such annual meeting or, if later, the 10th day following the day we first publicly announce the date of the 2023 annual meeting of stockholders. Our bylaws are available on our website at www.valero.com > Investors > ESG > Governance Documents. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Valero.

Other Business
If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

Financial Statements
Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2021, are contained in Valero’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Notice and through our website (www.valero.com > Investors > Financial Information > SEC Filings).

Householding
The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules, which we have adopted, are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you prefer to receive your own set of proxy materials now or in future years, you may request a duplicate set by (i) visiting www.proxyvote.com, (ii) calling 800-579-1639, or (iii) emailing sendmaterial@proxyvote.com (if emailing, include your control number), or you may contact your broker. If you and another stockholder of record with whom you share an address are receiving multiple copies of our proxy materials, you can request to participate in householding and receive a single copy of our proxy materials in the future by calling Broadridge Financial Solutions, Inc. at 866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Dept., 51 Mercedes Way, Edgewood, NY 11717.
If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Because not all brokers and nominees may offer stockholders the opportunity

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to request eliminating duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

Transfer Agent
Computershare Investor Services serves as our transfer agent, registrar, and dividend paying agent with respect to our Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:
Computershare Investor Services
Shareholder Communications
by regular mail:
P.O. Box 505000
Louisville, KY 40233-5000
by overnight delivery:
462 South 4th Street
Suite 1600
Louisville, KY 40202

(888) 470-2938
(312) 360-5261
www.computershare.com

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